Exhibit 2.1

PURCHASE AND SALE AGREEMENT

among

Parsley Energy, LLC,

Parsley Energy, L.P.,

Parsley Minerals, LLC,

Parsley Energy Operations, LLC,

collectively, as Seller

and

Continental Resources, Inc.

as Buyer

and

Pioneer Natural Resources Company, solely for purposes of Section 15.23 dated

November 1, 2021

i

4.15	Current Commitments	25
4.16	Taxes	26
4.17	Brokers’ Fees	27
4.18	Permits	27
4.19	Environmental Laws	27
4.20	Payments for Production	29
4.21	Payout Status	29
4.22	Bonds, Letters of Credit and Guarantees	29
4.23	Employment and Benefits	29
4.24	Insurance	32
4.25	Wells	32
4.26	JP Special Warranty	33
4.27	Condition of Midstream Assets; Sufficiency of Midstream Assets	33
4.28	Leases	33
4.29	Suspended Funds	33
4.30	Bank Accounts	33
4.31	Assets of the JP Group	33
4.32	Regulatory Status of Midstream Assets	34
4.33	Minimum Volume Commitments	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		34

5.1	Organization, Existence and Qualification	34
5.2	Authority, Approval and Enforceability	34
5.3	No Conflicts	35
5.4	Consents	35
5.5	Bankruptcy	35
5.6	Litigation	35
5.7	Regulatory	35
5.8	Financing	36
5.9	Independent Evaluation	36
5.10	Brokers’ Fees	36
5.11	Accredited Investor	37

ARTICLE VI CERTAIN AGREEMENTS		37

6.1	Conduct of Business	37
6.2	Successor Operator	41
6.3	Record Retention	41
6.4	Asset Credit Support	41
6.5	Knowledge of Breach; Right to Cure.	42
6.6	Regulatory Matters	42
6.7	Amendment of Schedules	43
6.8	Employee Matters	44
6.9	Affiliate Services	44

6.10	Information Technology	44
6.11	Mutual Release	44
6.12	Officers & Directors	45
6.13	TAPA Corrective Actions	46
6.14	Seller’s Financing Cooperation	48
6.15	Assignment of Vehicles	50
6.16	Post-Execution Date Audits	50
6.17	Surface Matters	50
6.18	Encumbrances	50

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		51

7.1	Representations and Warranties	51
7.2	Performance	51
7.3	No Injunctions	51
7.4	Title and Environmental Defects; Hard Consents and Preferential Purchase Rights; and Casualty Losses	51
7.5	HSR Approval	52
7.6	Closing Deliverables	52

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING		53

8.1	Representations and Warranties	53
8.2	Performance	53
8.3	No Injunctions	53
8.4	Title and Environmental Defects; Hard Consents and Preferential Purchase Rights; and Casualty Losses	53
8.5	HSR Approval	54
8.6	Closing Deliverables	54

ARTICLE IX CLOSING		54

9.1	Date of Closing	54
9.2	Place of Closing	55
9.3	Closing Obligations	55
9.4	Records	57
9.5	Subsequent Closings	57

ARTICLE X ACCESS; DISCLAIMERS		57

10.1	Access	57
10.2	Confidentiality	60
10.3	Disclaimers	61

ARTICLE XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		63

11.1	Title to Assets	63
11.2	Notice of Title Defects; Defect Adjustments	64
11.3	Casualty and Condemnation Loss	72
11.4	Consents to Assign	73
11.5	Preferential Purchase Rights	74

ARTICLE XII ENVIRONMENTAL MATTERS		75

12.1	Notice of Environmental Defects	75
12.2	NORM, Asbestos, Wastes and Other Substances	79

ARTICLE XIII INDEMNIFICATION; SURVIVAL		79

13.1	Assumed Obligations; Specified Obligations	79
13.2	Indemnities of Seller	81
13.3	Indemnities of Buyer	81
13.4	Limitation on Liability	82
13.5	Express Negligence	82
13.6	Exclusive Remedy	83
13.7	Indemnification Procedures	83
13.8	Survival	85
13.9	Waiver of Right to Rescission	88
13.10	Insurance	88
13.11	NON-COMPENSATORY DAMAGES	88
13.12	Disclaimer of Application of Anti-Indemnity Statutes	89
13.13	Treatment of Payments	89

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		89

14.1	Right of Termination	89
14.2	Effect of Termination	90
14.3	Return of Documentation and Confidentiality	91

ARTICLE XV MISCELLANEOUS		91

15.1	Appendices, Exhibits and Schedules	91
15.2	Expenses	92
15.3	Taxes	93
15.4	Assignment	95
15.5	Preparation of Agreement	95
15.6	Publicity	95
15.7	Notices	96
15.8	Further Cooperation	97

15.9	Filings, Notices and Certain Governmental Approvals	97
15.10	Entire Agreement; Conflicts	98
15.11	Parties in Interest	98
15.12	Amendment	98
15.13	Waiver; Rights Cumulative	98
15.14	Governing Law; Jurisdiction; Waiver of Jury Trial	99
15.15	Severability	100
15.16	Name	100
15.17	Counterparts	100
15.18	Specific Performance	100
15.19	Affiliate Liability	101
15.20	Time is of the Essence	101
15.21	Privileged Communications	102
15.22	[Reserved]	102
15.23	Parent Guaranty	102

LIST OF EXHIBITS AND SCHEDULES

Annex I	—	Defined Terms

Exhibit A-JP	—	JP Leases
Exhibit A-PE	—	PE Leases
Exhibit A-2-JP	—	JP Fee Mineral Interests
Exhibit A-2-PE	—	PE Fee Mineral Interests
Exhibit B	—	Wells
Exhibit B-1	—	Wells in Progress
Exhibit B-2	—	Other Wells
Exhibit C-JP	—	JP Surface Rights
Exhibit C-PE	—	PE Surface Rights
Exhibit C-2-JP	—	JP Fee Surface Interests
Exhibit C-2-PE	—	PE Fee Surface Interests
Exhibit D-JP	—	JP Water and Gathering Systems
Exhibit D-PE	—	PE Water and Gathering Systems
Exhibit E	—	Buildings and Field Offices
Exhibit F	—	Excluded Assets
Exhibit G-1	—	Form of Assignment of JP Interests
Exhibit G-2	—	Form of Assignment of PE Assets
Exhibit G-3	—	Form of JP Excluded Assets Assignment Agreement
Exhibit H	—	Employee Matters Exhibit
Exhibit I	—	Form of Mutual Release
Exhibit J	—	Form of Transition Services Agreement
Exhibit K	—	Subject Depths
Exhibit L	—	Vehicles

v

Schedule 1.1	—	Liens
Schedule 3.2(a)(iii)(D)	—	Inventory
Schedule 4.3	—	Conflicts
Schedule 4.5	—	Litigation
Schedule 4.6	—	Consents
Schedule 4.7	—	Preferential Purchase Rights
Schedule 4.8	—	Capitalization
Schedule 4.8(f)	—	Other Equity Interests
Schedule 4.9(a)	—	Financial Statements
Schedule 4.9(c)	—	Undisclosed Liabilities
Schedule 4.10	—	Ordinary Course Exceptions
Schedule 4.11(a)	—	Material Contracts
Schedule 4.11(b)	—	No Breach of a Material Contract
Schedule 4.12	—	Violation of Laws
Schedule 4.13	—	Royalties
Schedule 4.14	—	Imbalances
Schedule 4.15	—	Current Commitments
Schedule 4.16	—	Taxes
Schedule 4.18	—	Permits
Schedule 4.19	—	Environmental Matters
Schedule 4.20	—	Payments for Production
Schedule 4.21	—	Payout Status
Schedule 4.22	—	Bonds, Letters of Credit and Guarantees
Schedule 4.23(b)	—	Business Employee Benefit Plans
Schedule 4.23(d)	—	Severance Payments
Schedule 4.23(e)	—	Employees
Schedule 4.23(h)	—	Employment-Related Litigation
Schedule 4.23(k)	—	Terminating Employees
Schedule 4.24	—	Insurance
Schedule 4.25(a)	—	Drilled Wells
Schedule 4.25(b)	—	P&A Wells
Schedule 4.27(b)		Sufficiency of Midstream Assets
Schedule 4.28(a)	—	Defaulted Leases
Schedule 4.28(b)		Continuous Drilling Obligations
Schedule 4.29	—	Suspended Funds
Schedule 4.30	—	Bank Accounts
Schedule 4.32	—	Regulatory Status of Midstream Assets
Schedule 4.33	—	Minimum Volume Commitments
Schedule 6.1	—	Conduct of Business
Schedule 6.13(a)	—	TCEQ Fulfillment Obligations
Schedule 6.13(d)	—	Cost Estimates for TCEQ Fulfillment Obligation
Schedule 6.17	—	Surface Matters
Schedule I-1	—	Seller’s Knowledge Persons

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 1st day of November, 2021 (the “Execution Date”), and is by and among Parsley Energy, LLC, a Delaware limited liability company (“Parsley Energy”), Parsley Energy, L.P., a Texas limited partnership (“Parsley LP”), Parsley Minerals, LLC, a Texas limited liability company (“Parsley Minerals”), and Parsley Energy Operations, LLC, a Texas limited liability company (“Parsley Operations,” and together with Parsley Energy, Parsley LP and Parsley Minerals, each, a “Seller” and collectively, “Seller”), on the one hand, and Continental Resources, Inc., an Oklahoma corporation (“Buyer”), on the other hand, and solely for purposes of Section 15.23, Pioneer Natural Resources Company, a Delaware corporation (“Seller Guarantor”). Seller and Buyer may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Parsley Energy owns 100% of the issued and outstanding limited liability company interests of Jagged Peak Energy LLC, a Delaware limited liability company (“Jagged Peak,” and such 100% of the issued and outstanding limited liability company interests of Jagged Peak, the “JP Interests”), which in turn owns 100% of the issued and outstanding limited liability company interests of Parsley SoDe Water LLC, a Delaware limited liability company (“Parsley SoDe Water,” and together with Jagged Peak, the “JP Group”);

WHEREAS, Parsley Energy, Parsley LP, Parsley Minerals and Parsley Operations collectively own certain oil and gas assets and properties in Ward, Winkler, Reeves and Pecos Counties, Texas, together with certain related rights and interests, collectively defined hereinafter as “PE Assets” (Parsley Energy, Parsley LP, Parsley Minerals and Parsley Operations, collectively, with respect to the PE Assets, each a “PE Seller” and collectively, the “PE Seller”); and

WHEREAS, subject to the terms and conditions of this Agreement, (a) Parsley Energy desires to sell and assign to Buyer, and Buyer desires to purchase and pay for, the JP Interests and (b) PE Seller desires to sell and assign to Buyer, and Buyer desires to purchase and pay for, all of PE Seller’s right, title and interest in and to the PE Assets (as defined hereinafter), in each case, effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2 References and Rules of Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. Any reference to the words “Seller” or “PE Seller” shall mean each Seller or each PE Seller, as applicable, unless the context expressly states otherwise. References to a Person are also to its permitted successors and permitted assigns. When this Agreement states that a Seller has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that such Seller has either (i) delivered to Buyer’s designated Representative at least one (1) Business Day prior to the Execution Date or (ii) made a true, accurate and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by Buyer in Seller’s electronic dataroom (the “Dataroom”) and, in the case of clause (ii), such materials were posted to the Dataroom at least one (1) Business Day prior to the Execution Date and not removed on or prior to the Execution Date.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, (a) Parsley Energy agrees to sell and assign to Buyer, and Buyer agrees to purchase and pay for, the JP Interests and (b) PE Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and pay for, all of PE Seller’s right, title and interest in and to the PE Assets.

2.2 Assets.

(a) As used in this Agreement, “JP Assets” shall mean all of the right, title and interest of the JP Group in and to the following assets, less and except the JP Excluded Assets:

(i) all oil and gas and/or other Hydrocarbon leases, subleases and other leases, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, production payments or other similar interests or payments, in each case, located in the Designated Area, including those leases and other interests set forth on Exhibit A-JP, together with any and all other right, title and interest of the JP Group in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit A-JP, and all other interests of the JP Group of any kind or character in such leases (the “JP Leases”);

(ii) (A) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B in which the JP Group owns an interest, the “JP Wells”), and all Hydrocarbons produced from or allocated to the JP Wells, including Hydrocarbons extracted therefrom or entrained therewith, in storage or existing in pipelines, plants or tanks (including inventory, line fill, line pack and tank bottoms) as of the Effective Time, whether at the JP Wells or downstream therefrom but upstream of the sales meter, and all other Hydrocarbons produced from or allocated to the JP Wells at or after the Effective Time, and all proceeds therefrom and (B) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B-2 in which the JP Group owns an interest, the “Other JP Wells”), in each case of sub-clauses (A) and (B), (1) located on any of the JP Leases, JP Units or on any other lease with which any such JP Lease has been pooled or unitized or on any of the JP Surface Rights and (2) whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(iii) all rights and interests in, under or derived from all spacing, unitization, production sharing, communitization and pooling agreements, declarations or orders in effect with respect to any of the JP Leases, JP Wells or Other JP Wells and the units created thereby (the “JP Units”);

(iv) all fee mineral interests, including those set forth on Exhibit A-2-JP (the “JP Fee Mineral Interests”);

(v) all JP Applicable Contracts and all rights thereunder;

(vi) all fee surface interests and estates (“JP Fee Surface Interests”) and surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, railroad crossing authorizations, ingress and egress agreements, water access agreements, water rights and rights-of-way (collectively with the JP Fee Surface Interests, the “JP Surface Rights”), including those set forth on Exhibit C-JP;

(vii) all pipelines, gathering, processing or treating systems, water source and disposal facilities and appurtenances thereto, including those set forth on Exhibit D-JP (collectively, the “JP Midstream Assets”);

(viii) all equipment, machinery, fixtures and other tangible personal property and improvements, including well equipment, tools, casing, rods, tanks, boilers, tubing, pumps, motors, compressors, flow lines, separation facilities, treating facilities and SCADA Equipment, in each case, located on any of the JP Leases, JP Wells, JP Units or other JP Assets or primarily used or held for use in connection with the ownership or operation thereof (collectively, the “JP Personal Property”);

(ix) all buildings, field offices and equipment and pipe yards set forth on Exhibit E, including, to the extent that they may be assigned or transferred without consent from a Third Party (provided that Seller shall use commercially reasonable efforts to obtain any required consent) and without any cost or expense to Seller (unless Buyer agrees to reimburse Seller), personal computers and associated peripherals and all radio and telephone equipment therein;

(x) all of the JP Group’s Third Party G&G Data;

(xi) all Imbalances relating to the JP Assets;

(xii) to the extent that they may be assigned or transferred without consent from a Third Party (provided that Seller shall use commercially reasonable efforts to obtain any required consent) and without any cost or expense to Seller (unless Buyer agrees to reimburse Seller), all vehicles used in connection with the operation of the JP Assets which are set forth on Exhibit L; and

(xiii) subject to Section 9.4, all originals (to the extent available or otherwise copies of) all of the files, records, information, data, interpretations, books and reports, whether written or electronically stored, in the JP Group’s possession or control (but excluding any files, records, information or data to the extent pertaining primarily to the JP Excluded Assets), including all: (A) land, lease and title files and records (including abstracts of title, title opinions and title curative documents); (B) contract files (including with respect to the Applicable Contracts); (C) correspondence; (D) operations, environmental, production, division order and accounting records; (E) production, facility and well records and data; and (F) books and records or documents relating to Taxes of the JP Group (collectively, “JP Records”).

(b) As used in this Agreement, “PE Assets” shall mean all of the right, title and interest of PE Seller in and to the following assets, less and except the PE Excluded Assets:

(i) all oil and gas and/or other Hydrocarbon leases, subleases and other leases, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, production payments or other similar interests or payments, in each case, located in Ward, Winkler, Reeves and/or Pecos Counties, Texas (such counties, collectively, the “Designated Area”), including those leases and other interests set forth on Exhibit A-PE, together with any and all other right, title and interest of PE Seller in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit A-PE, and all other interests of PE Seller of any kind or character in such leases (the “PE Leases”);

(ii) (A) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B in which PE Seller owns an interest, the “PE Wells”), and all Hydrocarbons produced from or allocated to the PE Wells, including Hydrocarbons extracted therefrom or entrained therewith, in storage or existing in pipelines, plants or tanks (including inventory, line pack, and line fill) as of the Effective Time, whether at the PE Wells or downstream therefrom but upstream of the sales meter, and all other Hydrocarbons produced from or allocated to the PE Wells at or after the Effective Time, and all proceeds therefrom and (B) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B-2 in which PE Seller owns an interest, the “Other PE Wells”), in each case of subclauses (A) and (B), (1) located on any of the PE Leases, PE Units or on any other lease with which any such PE Lease has been pooled or unitized or on any of the PE Surface Rights and (2) whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(iii) all rights and interests in, under or derived from all spacing, unitization, production sharing, communitization and pooling agreements, declarations or orders in effect with respect to any of the PE Leases, PE Wells or Other PE Wells and the units created thereby (the “PE Units”);

(iv) all fee mineral interests located in the Designated Area, including those set forth on Exhibit A-2-PE (the “PE Fee Mineral Interests”);

(v) all PE Applicable Contracts and all rights thereunder;

(vi) all fee surface interests and estates within the Designated Area (the “PE Fee Surface Interests”) and all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, railroad crossing authorizations, ingress and egress agreements, water access agreements, water rights and rights-of-way to the extent used primarily in connection with the ownership or operation of any of the PE Leases, PE Wells, PE Units or other PE Assets (collectively with the PE Fee Surface Interests, the “PE Surface Rights”), including those set forth on Exhibit C-PE;

(vii) all pipelines, gathering, processing or treating systems, water source and disposal facilities and appurtenances thereto located on any of the PE Leases, PE Wells, PE Units or other PE Assets or primarily used or held for use in connection with the ownership or operation thereof, including those set forth on Exhibit D-PE (collectively, the “PE Midstream Assets”);

(viii) all equipment, machinery, fixtures and other tangible personal property and improvements, including well equipment, tools, casing, rods, tanks, boilers, tubing, pumps, motors, compressors, flow lines, separation facilities, treating facilities and SCADA Equipment, in each case located on any of the PE Leases, PE Wells, PE Units or other PE Assets or primarily used or held for use in connection with the ownership or operation thereof (collectively, the “PE Personal Property”);

(ix) all buildings, field offices and equipment and pipe yards set forth on Exhibit E;

(x) all of Seller’s Third Party G&G Data;

(xi) all Imbalances relating to the PE Assets;

(xii) to the extent that they may be assigned or transferred without consent from a Third Party (provided that Seller shall use commercially reasonable efforts to obtain any required consent) and without any cost or expense to Seller (unless Buyer agrees to reimburse Seller), all vehicles set forth on Exhibit L; and

(xiii) subject to Section 9.4, all originals and copies of all of the files, records, information, data, interpretations, books and reports, whether written or electronically stored, to the extent primarily relating to PE Seller’s ownership and operation of the PE Assets and in PE Seller’s possession or control (but excluding any files, records, information or data to the extent pertaining primarily to the PE Excluded Assets), including all: (A) land, lease and title files and records (including abstracts of title, title opinions and title curative documents); (B) contract files (including with respect to the Applicable Contracts); (C) correspondence; (D) operations, environmental, production, division order and accounting records; (E) production, facility and well records and data; and (F) books and records or documents relating to Asset Taxes (collectively, “PE Records”).

2.3 Excluded Assets.

(a) The JP Assets do not include the JP Excluded Assets and, prior to the Closing, Seller shall (i) cause the JP Excluded Assets to be assigned by the applicable JP Group Member to Seller or its designee pursuant to the Excluded Assets Assignment Agreement and (ii) deliver to Buyer such executed Excluded Assets Assignment Agreement. Additionally, PE Assets do not include the PE Excluded Assets and PE Seller shall reserve and retain all of the PE Excluded Assets (or, at PE Seller’s sole discretion, may sell or otherwise dispose of all or any portion of the PE Excluded Assets). For the avoidance of doubt, nothing in this Agreement shall limit or restrict Seller’s or its Affiliates’ ability to distribute cash out of the JP Group prior to Closing.

(b) The Parties acknowledge and agree that (i) the Denver Office Lease will be an Excluded Asset, (ii) Seller shall use commercially reasonable efforts to obtain consent of the counterparty thereto necessary or required to assign the Denver Office Lease to Seller or its designee, and upon receipt of such consent will cause the applicable JP Group Member to assign the Denver Office Lease to Seller or its designee pursuant to the Excluded Assets Assignment Agreement or such other instrument that is reasonably acceptable to Seller and Buyer, (iii) if Seller is unable to obtain such consent at or prior to Closing, the Denver Office Lease will not be assigned to Seller or its designee at or prior to Closing, and from and after the Closing until the earlier of (A) the date the Denver Office Lease is assigned to Seller or its designee after such consent has been obtained (and Buyer shall cause the applicable JP Group Member to assign the Denver Office Lease to Seller promptly following receipt of such consent) or (B) the date the Denver Office Lease is terminated in accordance with its terms, (x) Seller shall continue to use commercially reasonable efforts to obtain such consent, such that the Denver Office Lease can be assigned to Seller or its designee, (y) Buyer shall provide, at Seller’s sole cost and expense, Seller with the rights and benefits of the Denver Office Lease, and (z) Seller shall timely perform all obligations and discharge fully all the Liabilities of the applicable JP Group Member under the Denver Office Lease, in each case, at Seller’s sole cost, expense and Liability.

2.4 Revenues and Expenses.

(a) Subject to and except as expressly provided in the other provisions hereof (including, for the avoidance of doubt, the proviso at the end of Section 3.4(b) and Section 6.13), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds, but excluding any settlement or proceeds of Imbalances for which the Purchase Price is adjusted pursuant to Section 3.2(a)(iii)(C)) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or to the extent required by Article XIII) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Notwithstanding the foregoing, Seller shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Subject Drilling Costs attributable to the Wells in Progress, regardless of when such costs were incurred.

(b) Subject to and except as expressly provided in the other provisions hereof (including, for the avoidance of doubt, the proviso at the end of Section 3.4(b) and Section 6.13) and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

(c) “Property Expenses” shall mean all operating expenses (including costs of insurance, bonds and other guarantees) and all capital expenditures (excluding any Subject Drilling Costs), in each case, incurred in the drilling, completion, ownership and/or operation of the Assets, and any Third Party overhead costs charged to the Assets under the relevant operating agreement, unit agreement, allocation agreement, production sharing agreement, pooling agreement or similar agreement, if any, but excluding any Taxes, and Seller’s monthly overhead amount (including any overhead costs that may be chargeable by Seller or its Affiliates under the relevant operating agreement, unit agreement, allocation agreement, production sharing agreement, pooling agreement or similar agreement, if any) with respect to the Assets (it being understood that such monthly overhead amount will be covered by the Purchase Price adjustment for overhead in Section 3.2(a)(iii)(B)). Additionally, Property Expenses shall include any costs and expenses paid by Seller or its Affiliates on behalf of other working interest owners with respect of the Assets that are attributable to the Interim Period to the extent Seller or its Affiliates are not reimbursed by such other working interest owners; provided that, to the extent the Purchase Price is adjusted on account of any such Property Expenses, Buyer shall be entitled to any reimbursement thereof from such other working interest owners. For clarity, the term “Property Expenses” shall include any direct internal costs and expenses that Seller or its Affiliates incur in respect of the Assets to the extent such internal costs and expenses would customarily be charged or allocated by Seller or its Affiliates to the Assets as direct charges under Article II of the 2005 Model Form Accounting Procedures promulgated by the Council of Petroleum Accountants Societies (and assuming that (x) on-site technical employees are direct charges to the joint account and (y) off-site technical employees are not direct charges to the joint account) (“COPAS Procedures”). Notwithstanding the forgoing, the term “Property Expenses” shall exclude Liabilities attributable to (i) personal illness, injury (including death) or property damages suffered by Third Parties, (ii) curing of (A) any breach of Seller’s representations, warranties or covenants under this Agreement and (B) any Title Defect or Environmental Defect, in each case asserted by Buyer pursuant to a Title Defect Notice or Environmental Defect Notice, (iii) obligations with respect to Imbalances, (iv) Income Taxes, Asset Taxes and Transfer Taxes and (v) Excluded Assets.

(d) After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.4 and Section 3.4; provided that Seller shall cooperate with Buyer in Seller’s exercise of such audit rights after Closing so as to minimize any interference with Buyer’s ownership, operation or use of the Assets or the operation of the JP Group or Buyer.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price; Deposit.

(a) The purchase price for the JP Interests, the PE Assets and the transactions contemplated hereby shall be an amount equal to Three Billion Two Hundred and Fifty Million Dollars ($3,250,000,000) (the “Purchase Price”), as adjusted in accordance with this Agreement (the Purchase Price, as adjusted in accordance with this Agreement, the “Adjusted Purchase Price”). The Adjusted Purchase Price, less the Deposit, shall be paid by Buyer to Seller at the Closing by wire transfer in immediately available funds to the bank account(s) designated by Seller in the Preliminary Settlement Statement.

(b) Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in immediately available funds with Seller to an account designated by Seller in writing an amount equal to Three Hundred Twenty-Five Million Dollars ($325,000,000) (such amount, the “Deposit”), which amount represents ten percent (10%) of the Purchase Price. If the Closing occurs, the Deposit (without interest) shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 9.3(f). If this Agreement is terminated before the Closing occurs, the Deposit shall be retained by Seller or released to Buyer, as applicable, as provided in Section 14.2 of this Agreement.

3.2 Adjustments to Purchase Price.

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) Upward adjustments for PE Assets:

(A) except for Subject Drilling Costs, an amount equal to all Property Expenses (excluding, for the avoidance of doubt, any Taxes) paid by or on behalf of Seller or its Affiliates to a Third Party (regardless of when paid) that are attributable to the PE Assets and attributable to the time period from and after the Effective Time, including (1) bond and insurance premiums paid by or on behalf of Seller or its Affiliates (regardless of when paid) with respect to the Interim Period, (2) Burdens, (3) rentals and other lease maintenance payments and (4) prepayments for work or services performed (or to be performed) after the Effective Time; and

(B) the amount of all Asset Taxes allocated to Buyer with respect to the PE Assets in accordance with Section 15.3(e)(x) and Section 15.3(e)(y) but paid or otherwise economically borne by Seller or its Affiliates (other than the JP Group).

(ii) Upward adjustments for JP Group:

(A) the aggregate amount of any Closing Date Cash (if any);

(B) except for Subject Drilling Costs, an amount equal to all Property Expenses (excluding, for the avoidance of doubt, any Taxes) paid by or on behalf of Seller or its Affiliates to a Third Party (regardless of when paid) that are attributable to the JP Assets and attributable to the time period from and after the Effective Time, including (1) bond and insurance premiums paid by or on behalf of the JP Group (regardless of when paid) with respect to the Interim Period, (2) Burdens, (3) rentals and other lease maintenance payments and (4) prepayments for work or services performed (or to be performed) after the Effective Time; and

(C) the amount of all Asset Taxes allocated to Buyer with respect to the JP Assets in accordance with Section 15.3(e)(x) and Section 15.3(e)(y) but paid or otherwise economically borne by Seller or its Affiliates (other than the JP Group).

(iii) Other upward adjustments:

(A) an amount equal to, to the extent that such amount has not been remitted or paid to Seller or any of its Affiliates, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory, but excluding line fill, line pack and tank bottoms) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, the price shall be reasonably determined by Seller taking into account the field or locality where the Assets are located and the grade and gravity of such Hydrocarbon inventory), net of amounts payable as Burdens on such production, applicable Taxes and other applicable gathering and transportation fees;

(B) a monthly overhead amount (for the period commencing from the Effective Time through the Closing Date) equal to Seven Hundred Thousand Dollars ($700,000), prorated for any partial month;

(C) subject to Section 3.9, to the extent that any PE Seller or JP Group Member, as applicable, either (x) is underproduced for Hydrocarbons or (y) has overdelivered any Hydrocarbons, in each case, attributable to the Assets and as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, the sum of (A) the product of the underproduced and/or overdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for gaseous Hydrocarbons, (B) the product of the underproduced and/or overdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for liquid Hydrocarbons and (C) the product of the underproduced and/or overdelivered volumes of natural gas liquids times the Imbalance Amount for natural gas liquids, in each case, less any cash settlement received by Seller or its Affiliates with respect thereto;

(D) an amount equal to $1,260,110.72 in respect of all goods and physical inventory included in the Assets as of the Effective Time that have not been charged to or installed upon a Well as of the Effective Time, in each case, as set forth on Schedule 3.2(a)(iii)(D); and

(E) any other amount provided for as an upward adjustment to the Purchase Price elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) Downward adjustments for PE Assets:

(A) an amount equal to, to the extent that such amount has been actually received by Seller or its Affiliates (regardless of when received), and not remitted or paid to Buyer, all proceeds attributable to the ownership of the PE Assets (including the sale of Hydrocarbons produced from or attributable to the PE Assets), in each case, during the period following the Effective Time, net of expenses (other than Property Expenses, Burdens and other costs and expenses taken into account pursuant to Section 3.2(a) and Taxes) directly incurred in earning or receiving such proceeds;

(B) an amount equal to all Property Expenses (excluding any Subject Drilling Costs attributable to Wells in Progress) paid by or on behalf of Buyer or its Affiliates (regardless of when paid) that are attributable to the PE Assets and attributable to the time period prior to the Effective Time; and

(C) the amount of all Asset Taxes allocated to Seller with respect to the PE Assets in accordance with Section 15.3(e)(i) and Section 15.3(e)(ii) but paid or otherwise economically borne by Buyer or its Affiliates.

(ii) Downward adjustments for JP Group:

(A) an amount equal to, to the extent that such amount has been actually received by Seller or its Affiliates (regardless of when received), and not remitted or paid to Buyer, all proceeds attributable to the ownership of the JP Assets (including the sale of Hydrocarbons produced from or attributable to the JP Assets), in each case, during the period following the Effective Time, net of expenses (other than Property Expenses, Burdens and other costs and expenses taken into account pursuant to Section 3.2(a) and Taxes) directly incurred in earning or receiving such proceeds;

(B) an amount equal to all Property Expenses (excluding any Subject Drilling Costs attributable to Wells in Progress) paid by or on behalf of Buyer or its Affiliates (regardless of when paid) that are attributable to the JP Assets and attributable to the time period prior to the Effective Time;

(C) the amount of all Asset Taxes allocated to Seller with respect to the JP Assets in accordance with Section 15.3(e)(i) and Section 15.3(e)(ii) but paid or otherwise economically borne by Buyer or its Affiliates;

(D) the JP Group Indebtedness Amount; and

(E) the amount of any JP Group Transaction Expenses that are paid by Buyer or its Affiliates (including, for the avoidance of doubt, the JP Group after the Closing).

(iii) Other downward adjustments:

(A) if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect attributable to an Asset, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing; provided, that any adjustment pursuant to this Section 3.2(b)(iii)(A) shall be subject to Section 11.2(e) and Section 11.2(i);

(B) if Seller makes the election under Section 12.1(c)(i) with respect to an Environmental Defect attributable to an Asset, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing; provided, that any adjustment pursuant to this Section 3.2(b)(iii)(B) shall be subject to Section 11.2(e) and Section 12.1(e);

(C) if Seller makes the election, with Buyer’s written consent, under Section 11.2(d)(ii) with respect to a Title Defect attributable to an Asset, or if Seller makes the election, with Buyer’s written consent, under Section 12.1(c)(ii) with respect to an Environmental Defect attributable to an Asset, in each case, the aggregate Allocated Values of the Assets excluded from the transactions contemplated hereby;

(D) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b), Section 11.4(a) or Section 11.5;

(E) the amount of all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, Burdens and other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of immediately prior to Closing;

(F) the amount of all Subject Drilling Costs attributable to Wells in Progress that are paid by or on behalf of Buyer or its Affiliates (including, for the avoidance of doubt, the JP Group after the Closing);

(G) subject to Section 3.9, to the extent that any PE Seller or JP Group Member either (x) is overproduced for Hydrocarbons or (y) has underdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, the sum of (A) the product of the overproduced and/or underdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for gaseous Hydrocarbons, (B) the product of the overproduced and/or underdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the Imbalance Amount for liquid Hydrocarbons and (C) the product of the overproduced and/or underdelivered volumes of natural gas liquids times the Imbalance Amount for natural gas liquids, in each case, less any cash settlement paid by Seller or its Affiliates with respect thereto;

(H) any other amount provided for as a downward adjustment to the Purchase Price elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer; and

(I) by an amount equal to $15,000,000.

3.3 Preliminary Settlement Statement. Not less than four (4) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Seller’s estimate of the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfers of funds as required by Section 3.1(a) and Section 9.3(f). In preparing the Preliminary Settlement Statement, to the extent available, actual numbers shall be used. Within two (2) Business Days after Buyer’s receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation of any such change and the reasons therefor. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Purchase Price at the Closing; provided that if, prior to the Closing, the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Purchase Price at the Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.3.

3.4 Final Settlement Statement.

(a) On or before one hundred twenty (120) days but not earlier than ninety (90) days after the Closing a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller and delivered to Buyer which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). For clarity, adjustments to the Purchase Price relating to Disputed Title Matters and/or Disputed Environmental Matters shall be exclusively addressed pursuant to Section 11.2 and Section 12.1. The Final Settlement Statement shall set forth the actual adjustment and proration of the amounts required by this Agreement. Within thirty (30) days after Buyer’s receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. From and after the Closing until the Final Price is ultimately determined in accordance with this Section 3.4 or Section 3.5, Buyer shall provide Seller with reasonable access during normal business hours to all relevant Records of the JP Group and reasonable access to Buyer and Buyer’s Representatives who were responsible for the preparation of the Dispute Notice, as is reasonably requested by Seller to assist Seller and its Representatives in their respective audit and review of such Dispute Notice and the determinations contained therein. From and after the Closing until the Final Price is ultimately determined in accordance with this Section 3.4 or Section 3.5, Seller shall provide Buyer with reasonable access to Seller and Seller’s Representatives who were responsible for the preparation of the Final Settlement Statement, as is reasonably requested by Buyer to assist Buyer and its Representatives in their respective audit and review of the Final Settlement Statement and the determinations contained therein. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by the Parties, the Final Settlement Statement and the Final Price shall be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Purchase Price as paid at the Closing pursuant to the Preliminary Settlement Statement and the Final Price as mutually agreed upon in writing by the Parties or as finally determined pursuant to Section 3.5, as applicable, shall be paid as follows: (i) if such amount is owed to Seller, Buyer shall pay such amount to Seller within ten (10) Business Days of final determination of such owed amount in accordance herewith, and (ii) if such amount is owed to Buyer, Seller shall pay such amount to Buyer within ten (10) Business Days of final determination of such owed amount in accordance herewith. All amounts paid pursuant to this Section 3.4 shall be delivered by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b) If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party (or, in the case of Buyer, the JP Group, as applicable) receives monies (including proceeds of production) belonging to the other Party pursuant to Section 3.2 or Section 2.4 with respect to the Assets (including, in the case of Seller, money owed to Seller in respect of the Subject Receivables), then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party (including, in the case of Buyer, by the JP Group, if applicable) to the owed Party. Subject to and except as expressly provided in the other provisions hereof, additionally, if after delivery of the Final Settlement Statement, either Party (or, in the case of Buyer, the JP Group, as applicable) pays monies relating to the Assets that are the obligation of the other Party, then the owing Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse the owed Party therefor; provided that nothing to the contrary set forth herein shall limit the owing Party’s right to dispute the existence of such invoice or the invoice amount with the obligee thereof. Each of Seller and Buyer shall be permitted to offset any monies owed by it to the other Party (or, in the case of Buyer, the JP Group, as applicable) pursuant to this Section 3.4 or Section 2.4 against amounts owed to it by such other Party (or, in the case of Buyer, the JP Group, as applicable) pursuant to this Section 3.4 or Section 2.4. Without limiting the foregoing, if a Party receives an invoice of an expense or obligation which is owed by the other Party under this Section 3.4 or Section 2.4, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay, and if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof; provided that the Parties’ payment and reimbursement obligations to each other with respect to all of the foregoing matters, including with respect to all Property Expenses and all revenues and proceeds, shall terminate upon the expiration of the General Indemnity Period. From and after Closing, Buyer agrees to reasonably cooperate with Seller to collect any amounts due to Seller from Third Parties (and that are retained by Seller under this Agreement) arising from Seller’s and the JP Group’s ownership or operation of the Assets prior to Closing.

3.5 Disputes. Seller and Buyer shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Seller and Buyer are unable to resolve in writing all of the matters addressed in the Dispute Notice within thirty (30) days after the delivery of the Dispute Notice by Buyer to Seller, either Party may, upon written notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to be resolved in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted for resolution by a Party in accordance with the preceding sentence, each of Buyer and Seller shall (a) summarize its position with regard to such dispute in a written document and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Expert”), together with the Dispute Notice, the Final Settlement Statement and any other relevant documentation such Party may desire to submit, with a simultaneous copy to the other Party. If the Parties cannot agree on an Accounting Expert within ten (10) Business Days after a Party’s election to submit such matters for resolution under this Section 3.5, then either Party may request the Houston, Texas regional office of the American Arbitration Association (the “AAA”) to select the Accounting Expert (or, if there is no such office, the office of the AAA serving Houston, Texas). Neither Party may have any ex parte communications with the Accounting Expert concerning the Accounting Expert’s determination of the disputed matters. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Expert shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Expert as described above. The Accounting Expert shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award interest, damages or penalties. Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. For the limited purposes of the enforcement of any decision rendered by the Accounting Expert under this Section 3.5, the Parties hereby irrevocably consent to the exclusive jurisdiction of any court of competent jurisdiction located in Fort Worth, Texas, and hereby further irrevocably waive any objection to the jurisdiction of such courts. The costs of the Accounting Expert shall be borne equally between the Parties.

3.6 Accounting. The Parties acknowledge and agree that if there is a conflict between a determination, calculation or methodology set forth in the definitions contained in this Agreement, on the one hand, and those provided by GAAP, on the other hand, (a) the determination, calculation, or methodology set forth in the definitions contained in this Agreement shall control to the extent that the matter is included in the definitions contained in this Agreement and (b) the determination, calculation, or methodology in accordance with GAAP (applied using the same accounting methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation methodologies that have been historically used by PE Seller and/or the JP Group, as applicable) shall otherwise control.

3.7 Allocated Values. Buyer and Seller agree that the Purchase Price shall be allocated among the Leases, Wells, Fee Mineral Interests and Fee Surface Interests as set forth (a) with respect to the Leases, on Exhibit A-JP or Exhibit A-PE, as applicable, (b) with respect to the Wells, on Exhibit B, (c) with respect to the Fee Mineral Interests, on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, and (d) with respect to the Fee Surface Interests, Exhibit C-2-JP or Exhibit C-2-PE, as applicable (the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith for the purposes of Title Defects, Environmental Defects or notices to holders of Preferential Purchase Rights. Seller, however, makes no representation or warranty as to the accuracy of such values.

3.8 Purchase Price Allocation. The Parties acknowledge and agree that, for U.S. federal income Tax purposes (and for state income Tax purposes in states that follow federal law in this respect), the purchase and sale of the JP Interests will be treated as a purchase and sale of the JP Assets, and the Buyer and Seller shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any proceeding with respect to Taxes, unless otherwise required by applicable Law following a final determination as defined in Section 1313 of the Code. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets under the six categories of assets specified in Part II of Internal Revenue Service Form 8594 in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5) (the “Allocation”). If the Parties are unable to reach an agreement with respect to the Allocation within such thirty (30) day period, determination of the final Allocation shall be made by the Accounting Expert within sixty (60) days of receipt of written submissions from each of Buyer and Seller regarding its own proposed Allocation. The Accounting Expert will make a final, conclusive and binding determination based on the written submissions supplied by the Parties and pursuant to applicable Law. Sellers, on one hand, and Buyer, on the other hand, shall be responsible for and pay one-half of any and all fees and expenses of the Accounting Expert incurred pursuant to this Section 3.8. If the Parties reach an agreement with respect to the Allocation or the Allocation is determined by the Accounting Expert, (a) Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement (including by reason of any indemnification payments made under Article XIII), and (b) Buyer and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle with any Governmental Authority any Tax audit, claim or similar proceeding in connection with such Allocation.

3.9 Allocation for Imbalances at Closing. If, prior to the date the Final Price is determined as provided in Section 3.4 or Section 3.5, as applicable, either Party discovers an error in the Imbalances set forth in Schedule 4.14, then the Purchase Price shall be further adjusted pursuant to Section 3.2(a)(iii)(C) or Section 3.2(b)(iii)(G), as applicable, and Schedule 4.14 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

3.10 Withholding. Buyer, its Affiliates and any other Person acting on their behalf shall not deduct or withhold any amounts (if any) for or on account of any Taxes from the payments otherwise due hereunder unless otherwise required by Law. To the extent any such amounts are deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated as having been timely paid to the relevant Person in respect of which such deduction or withholding was made. Buyer shall reasonably cooperate with Seller in obtaining any applicable exemptions or reductions in withholding from any Governmental Authority and shall promptly notify Seller if it becomes aware that any such deduction or withholding is required.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller, jointly and severally, hereby represents and warrants to Buyer as follows as of the Execution Date and the Closing Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Organization, Existence and Qualification.

(a) Parsley Energy is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parsley Energy has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the JP Interests, indirectly, the Parsley SoDe Interests, and the applicable PE Assets that are owned and/or operated by Parsley Energy) and to carry on its business as now conducted. Parsley Energy is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.

(b) Jagged Peak is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Jagged Peak has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the applicable JP Assets that are owned and/or operated by Jagged Peak) and to carry on its business as now conducted. Jagged Peak is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.

(c) Parsley SoDe Water is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parsley SoDe Water has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the applicable JP Assets that are owned and/or operated by Parsley SoDe Water) and to carry on its business as now conducted. Parsley SoDe Water is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.

(d) Parsley LP is a limited partnership, validly existing and in good standing under the Laws of the State of Texas. Parsley LP has all requisite limited partnership power and authority to own and, if applicable, operate its property (including the applicable PE Assets that are owned and/or operated by Parsley LP) and to carry on its business as now conducted. Parsley LP is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.

(e) Parsley Minerals is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas. Parsley Minerals has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the applicable PE Assets that are owned and/or operated by Parsley Minerals) and to carry on its business as now conducted. Parsley Minerals is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.

(f) Parsley Operations is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas. Parsley Operations has all requisite limited liability company power and authority to own and, if applicable, operate its property (including the applicable PE Assets that are owned and/or operated by Parsley Operations) and to carry on its business as now conducted. Parsley Operations is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not be material.

4.2 Authority, Approval and Enforceability. Each Seller has full limited liability company power and authority to enter into, deliver and perform this Agreement and the Transaction Documents to which such Seller is a party and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which such Seller is a party have been duly and validly authorized and approved by all necessary limited liability company action on the part of such Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and each of the Transaction Documents to which the applicable Seller is a party when executed and delivered by such Seller will be, the valid and binding obligation of such Seller and enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. Except as set forth on Schedule 4.3:

(a) Assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated herein and therein will not (i) conflict with or result in a breach of any provisions of the Organizational Documents of such Seller, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, any other Indebtedness for Borrowed Money or other Applicable Contract to which such Seller is a party or by which such Seller or any of the PE Assets may be bound, (iii) violate in any material respect any Law applicable to such Seller or any of the PE Assets or (iv) require Seller to make any filing with, deliver notification to, or obtain consent, approval or authorization of, any Governmental Authority, except with respect to HSR Approval, and, in the case of clauses (ii), (iii) and (iv), except where such default, Encumbrance, termination, cancellation, acceleration, violation or filing would not be material.

(b) Assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not (i) conflict with or result in a breach of any provisions of the Organizational Documents of any JP Group Member, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other Applicable Contract to which any JP Group Member is a party or by which any JP Group Member or any of the JP Assets may be bound, (iii) violate in any material respect any Law applicable to any JP Group Member or any of the JP Assets or (iv) require any JP Group Member to make any filing with, deliver notification to, or obtain consent, approval or authorization of any Governmental Authority, except with respect to HSR Approval, and, in the case of clauses (ii), (iii) and (iv), except where such default, Encumbrance, termination, cancellation, acceleration, violation or filing would not be material.

4.4 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against any Seller or JP Group Member, or any of their respective Affiliates. Each Seller and JP Group Member is not insolvent.

4.5 Litigation. Except as set forth on Schedule 4.5, (a) there are no pending Proceedings involving (A) any JP Group Member, or (B) any PE Seller that relate to the Assets or (C) to which the Assets or JP Interests are subject, before any Governmental Authority, and to Seller’s Knowledge, no such Proceeding has been threatened against any JP Group Member or Seller or with respect to the Assets or JP Interests, and (b) there are no pending Proceedings involving any JP Group Member, or any PE Seller that relate to the Assets, or to which the Assets or JP Interests are subject before any Governmental Authority that would affect the execution, delivery or consummation of this Agreement or the transactions contemplated hereby or which are reasonably likely to impair or delay any Seller’s ability to perform the obligations of such Seller under this Agreement and to Seller’s Knowledge, no such Proceeding has been threatened against any JP Group Member or Seller. Except as set forth on Schedule 4.5, no Seller is subject to any outstanding order, judgment or injunction that relates to the Assets. To Seller’s Knowledge, as of the Execution Date, there are no pending investigations involving (A) any JP Group Member, or (B) PE Seller that relate to the Assets or (C) to which the Assets or JP Interests are subject, in each case, by any Governmental Authority.

4.6 Consents. Except (a) as set forth on Schedule 4.6, (b) for Customary Post-Closing Consents (c) for restrictions to assignment under Applicable Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, and (d) for HSR Approval, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.7 Preferential Purchase Rights. There are no preferential purchase rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights that are applicable to and triggered by the transfer of (a) the JP Interests or (b), except as disclosed on Schedule 4.7, the PE Assets, in each case, as contemplated by this Agreement (each a “Preferential Purchase Right”).

4.8 Capitalization.

(a) The JP Interests represent all of the issued and outstanding Equity Interests of Jagged Peak. Jagged Peak owns one hundred percent (100%) of the issued and outstanding Equity Interests in Parsley SoDe Water (the “Parsley SoDe Interests”). The JP Interests and the Parsley SoDe Interests have been duly authorized, are validly issued and outstanding, fully paid, non-assessable, and were not issued in violation of any Law applicable to such Equity Interests, the applicable JP Group Member’s Organizational Documents, or any Contract to which any JP Group Member or its Affiliates is a party or to which it or any of the JP Assets is otherwise bound, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person except as set forth in the applicable JP Group Member’s Organizational Documents, all of which are accurately described on Schedule 4.8. There are no Equity Interests issued or outstanding in any of the JP Group Members other than the JP Interests and Parsley SoDe Interests.

(b) The JP Interests are owned of record and beneficially by Parsley Energy free and clear of any and all Encumbrances, except for Corporate Encumbrances. The consummation of the sale of the JP Interests hereunder will convey to Buyer good and valid title to the JP Interests, free and clear of all Encumbrances, except for Corporate Encumbrances, and upon such sale to Buyer, Buyer will be the sole and lawful owner, beneficially and of record, of all of such JP Interests, free and clear of all Encumbrances, except for Corporate Encumbrances.

(c) The Parsley SoDe Interests are owned of record and beneficially by Jagged Peak free and clear of any and all Encumbrances, except for Corporate Encumbrances. The consummation of the sale of the Parsley SoDe Interests hereunder will continue to vest in Jagged Peak good and valid title, indirectly, to the Parsley SoDe Interests, free and clear of all Encumbrances, except for Corporate Encumbrances, and upon such sale to Buyer, Jagged Peak will continue to be the sole and lawful owner, beneficially and of record, of, indirectly, all of such Parsley SoDe Interests, free and clear of all Encumbrances, except for Corporate Encumbrances.

(d) There are no Contracts (including options, warrants, calls, puts and preemptive rights) obligating any JP Group Member to (i) issue, sell, pledge, dispose of or encumber any Equity Interests in any JP Group Member; (ii) redeem, purchase or acquire in any manner any Equity Interests in any JP Group Member (other than as set forth in the applicable JP Group Member’s Organizational Documents, all of which are accurately described on Schedule 4.8); or (iii) make any dividend or distribution of any kind with respect to any Equity Interests in any JP Group Member.

(e) There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights affecting the Equity Interests in any JP Group Member. Other than as set forth in the Organizational Documents of the applicable JP Group Member and as accurately described on Schedule 4.8, there are no voting trusts, proxies or other member or similar agreements or understandings with respect to the voting of the Equity Interests in any JP Group Member.

(f) No JP Group Member owns, directly or indirectly, of record or beneficially, any Equity Interest in any Person other than as set forth on Schedule 4.8(f).

(g) Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of each JP Group Member.

4.9 Financial Statements.

(a) Schedule 4.9(a) sets forth true, correct and complete copies of (i) the audited consolidated statement of revenue and direct operating expenses of the Assets, as of and for the twelve (12)-month period ended December 31, 2020, and (ii) the unaudited consolidated statements of revenue and direct operating expenses of the Assets as of and for the three (3) and nine (9)-month periods ended September 30, 2021 (September 30, 2021 being referred to herein as the “Statement Date”), including all notes and schedules thereto, for the periods described therein (collectively, the statements listed in clauses (i) and (ii), the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis, and (ii) present fairly, in accordance with GAAP, in all material respects, the revenues and direct operating expenses of the Assets as of, and for the periods ended on, the respective dates thereof. Since December 31, 2020 to the Execution Date, no Seller has effected any material change in any method of accounting or accounting practice.

(c) Except as set forth on Schedule 4.9(c), no JP Group Member has any direct or indirect Liability, Indebtedness for Borrowed Money, damage, Tax, interest, penalty, amount paid in settlement, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether accrued or unaccrued, contingent or absolute, matured or unmatured, asserted or unasserted, due or to become due, liquidated or unliquidated, determined or determinable or otherwise, in each case, that would be required by GAAP to be reflected on a balance sheet for the JP Group, except those items which (i) have been incurred in connection with the transactions contemplated by this Agreement or are disclosed in this Agreement or in any of the Schedules or are pre-Effective Time Property Expenses, (ii) are adequately listed, accrued or reserved against in the Financial Statements, (iii) were incurred after the Statement Date in the Ordinary Course of Business, (iv) are included in the adjustments set forth in Section 3.2, (v) constitute TCEQ Fulfillment Obligations, or (vi) do not exceed $500,000 in the aggregate.

(d) Except for the Financial Statements, (i) the consolidated Assets do not represent a separate legal entity, subsidiary, operating segment, or division of Seller; (ii) separate financial statements for the consolidated Assets have not previously been prepared; (iii) Seller has not maintained the distinct and separate accounts necessary to present consolidated financial statements or consolidated carve-out financial statements for the Assets, (iv) it is impracticable to prepare the consolidated financial statements for the Assets required by SEC Regulation S-X and (v) the Assets constitute twenty percent (20%) or less of the consolidated total assets and consolidated total revenues of the Seller Guarantor and its subsidiaries as of December 31, 2020 using pro forma financial information giving effect to Seller Guarantor’s acquisition of Parsley Energy Inc. using the acquisition method of accounting for business combinations with Seller Guarantor treated as the acquirer.

4.10 Ordinary Course. Except as set forth on Schedule 4.10, since January 1, 2021 to the Execution Date, (a) neither JP Group Member has been subject to any event, occurrence or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the business of the JP Group has been operated and maintained in the Ordinary Course of Business; provided, that any reasonable action or inaction of any JP Group Member related to or resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus) shall not result in a breach of the representation and warranty set forth in this clause (b), (c) neither JP Group Member has waived, cancelled, compromised, released or settled any material right or material claim (or series of related material rights and material claims), (d) neither JP Group Member has made a loan to, or entered into any other transaction with, any of the members, partners, directors, officers, or employees of such Person that would be binding upon the JP Assets after Closing, (e) neither JP Group Member has transferred, sold or disposed of, and, to Seller’s Knowledge, there has not been any damage to or destruction or loss of, any portion of the JP Assets (other than the sale or disposal of Hydrocarbons in the Ordinary Course of Business or the sale of equipment that is no longer necessary in the operation of the JP Assets or for which replacement equipment has been obtained), whether or not covered by insurance, that individually or in the aggregate exceeds $500,000, (f) neither JP Group Member has borrowed or agreed to borrow any funds, or incurred or assumed or became subject to, whether directly, indirectly or by way of guarantee or otherwise, any Liability for borrowed funds, surety bonds, or similar obligations, except such Liabilities incurred in the Ordinary Course of Business, (g) neither JP Group Member has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business, (h) neither JP Group Member has made any material change in any method of accounting or accounting practice, (i) neither JP Group Member has made any change to its Organizational Documents, and (j) each JP Group Member has not agreed or committed, whether in writing or otherwise, to do any action described in clauses (c) – (i).

4.11 Material Contracts.

(a) Schedule 4.11(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by the applicable JP Group Member or PE Seller, as applicable, of more than $500,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to the applicable JP Group Member or PE Seller, as applicable, of more than $500,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) (x) any Applicable Contract for the purchase, sale, exchange, disposition, gathering, handling, stabilizing, separation, compression, dehydrating, distilling, conditioning, blending, fractionation, volume or throughput commitments dedications, supply, disposal, treatment, processing, storage, or transportation of Hydrocarbons produced from or attributable to the applicable JP Group Member’s or PE Seller’s interest in the Assets, as applicable, and (y) any Applicable Contract that contains any acreage dedication provision with respect to any of the matters set forth in clause (x) above, in each case, that is not terminable by the applicable JP Group Member or PE Seller, as applicable, without penalty or fees on not more than sixty (60) days’ prior written notice;

(iv) any Applicable Contract that is a water purchase, gathering, transportation, handling, disposal or similar Applicable Contract that that is not terminable by the applicable JP Group Member or PE Seller, as applicable, without penalty or fees on not more than sixty (60) days’ prior written notice;

(v) any Applicable Contract that constitutes a lease under which the applicable JP Group Member or PE Seller, as applicable, is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by the applicable JP Group Member or PE Seller, as applicable, without penalty or fees upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $500,000 (without regard to any increase in price expressly set forth therein);

(vi) any Applicable Contract that is a farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, exchange agreement, joint venture agreement or any similar Applicable Contract, in each case, where any material obligation thereunder has not been fully performed;

(vii) any Applicable Contract with any Affiliate of Seller or between any Seller or the JP Group and any other Seller or their respective Affiliates that will not be terminated prior to or at the Closing;

(viii) any Applicable Contract that provides for an area of mutual interest;

(ix) any Applicable Contract regarding Third Party G&G Data;

(x) any Applicable Contract that contains a non-competition agreement or provision or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, the applicable JP Group Member or PE Seller, as applicable, may conduct its business;

(xi) any Applicable Contract constituting a partnership, joint venture or other similar Contract;

(xii) any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback or similar Contract that can reasonably be expected to result in payments by the applicable JP Group Member or PE Seller during the current or any subsequent fiscal year which will not be released on or prior to the Closing;

(xiii) any Applicable Contract where the primary and principal purpose thereof is to provide a guarantee or indemnity for the benefit of another Person; and

(xiv) any Applicable Contract that is a unit operating agreement or joint operating agreement.

(b) Except as set forth on Schedule 4.11(b), (i) as of the Execution Date, the Material Contracts are in full force and effect in all material respects in accordance with their respective terms as to Seller or the JP Group and, to Seller’s Knowledge, any Third Party and (ii) as of the Execution Date, there exists no material breach or default under any Material Contract by any applicable JP Group Member or PE Seller, as applicable, or, to the Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any Material Contract by any applicable JP Group Member or PE Seller, as applicable, or any other Person that is a party to such Material Contract. From January 1, 2021 to the Execution Date, and to Seller’s Knowledge, prior to January 1, 2021, no written notice has been received or delivered by Seller or the JP Group, alleging any material default or breach or demanding termination, price redetermination, market-out or curtailment of any Material Contract that remains uncured. Seller has made available for Buyer’s review true, correct and complete copies of each Material Contract and any and all material amendments, modifications and supplements thereto.

4.12 No Violation of Laws. Except as set forth on Schedule 4.12, (a) each JP Group Member and PE Seller, as applicable, is in compliance in all material respects with all applicable Laws with respect to its ownership of the Assets and (b) each JP Group Member, PE Seller and, to Seller’s Knowledge as of the Execution Date, any third party operator of the Assets, in each case, are in compliance in all material respects with all applicable Laws with respect to the operation and use of the Assets. Except as set forth on Schedule 4.12, from January 1, 2021 to the Execution Date, and to Seller’s Knowledge, prior to January 1, 2021, neither any JP Group Member nor any PE Seller has received written notice that it is in material violation of any Laws with respect to its ownership and operation of the Assets that remains uncured. This Section 4.12 does not include any matters with respect to Environmental Laws (such matters being addressed exclusively in Section 4.19) or Tax Laws (such matters being addressed exclusively in Section 4.16 and Section 4.23).

4.13 Royalties.

(a) Except as set forth on Schedule 4.13 or Schedule 4.5 and except for funds being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.2(b)(iii)(E), each JP Group Member and PE Seller, as applicable, has properly, timely and completely paid (or caused to be paid) in all material respects, all rentals, shut-in payments, bonuses, other similar payment obligations, and Burdens due by such JP Group Member or PE Seller, as applicable, with respect to such JP Group Member’s or PE Seller’s interest in the Assets or if not paid, is contesting such payments or Burdens in good faith in the Ordinary Course of Business as set forth on Schedule 4.13.

(b) No audit by a Third Party with respect to the payment of Burdens due by a JP Group Member or PE Seller, as applicable, with respect to such JP Group Member’s or PE Seller’s interest in the Assets is presently pending as of the Execution Date. From January 1, 2021 through the Execution Date, and to Seller’s Knowledge, prior to January 1, 2021, neither a JP Group Member nor PE Seller has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for the failure to properly pay such Burdens that remains uncured and, to the Knowledge of Seller, no such claim has been threatened in writing during such period.

4.14 Imbalances. Except as set forth on Schedule 4.14, there are no Imbalances associated with any of the Assets as of the Effective Time.

4.15 Current Commitments. Schedule 4.15 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $500,000 (net to the JP Group’s or PE Seller’s aggregate interest in the applicable Assets, as applicable) (collectively, the “AFEs”) relating to the Assets for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.16 Taxes. Except as set forth on Schedule 4.16:

(a) All income and other Tax Returns required to be filed with respect to the JP Group or the Assets have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true and complete in all material respects. All material Taxes owed by the JP Group or with respect to the Assets (whether or not shown on any Tax Return) have been duly and timely paid in full. All material Taxes which have been required by Law to be withheld or collected by the JP Group or with respect to the Assets have been duly withheld and collected and to the extent required have been timely paid to the appropriate Governmental Authority.

(b) There are no Encumbrances (other than Permitted Encumbrances) on any of the Assets attributable to any unpaid Taxes.

(c) No audit, litigation or other proceeding with respect to Taxes of the JP Group or relating to the Assets has been commenced or is presently pending, and neither a JP Group Member nor PE Seller has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of material Taxes and, to the Knowledge of Seller, no such claim has been threatened. None of the JP Group or the Assets is the subject of or bound by any private letter ruling, closing agreement, or similar ruling or agreement with any taxing authority, nor is there any pending request for such a ruling or agreement.

(d) No JP Group Member has Liability for Taxes of another Person by reason of Law (including under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law or otherwise as a result of filing Tax Returns on a consolidated, combined, unitary or similar basis), Contract (other than any Contract entered into in the Ordinary Course of Business the principal purpose of which is not related to Taxes), assumption, transferee or successor liability, or otherwise. There is no agreement or arrangement, whether written or unwritten, providing for the payment of Taxes, Tax losses, entitlements to Tax refunds or similar Tax matters relating to a JP Group Member or the Assets.

(e) There is no waiver in effect of any statute of limitations for any assessment or deficiency in respect of Taxes of a JP Group Member or the Assets. There is no extension of time in effect to file any Tax Return of a JP Group Member or the Assets and no request for any such waiver or extension is pending. No power of attorney that will continue in force after the Closing has been granted for any Tax matter of a JP Group Member or that relates to the Assets.

(f) No JP Group Member has had a permanent establishment, agency, branch, or other taxable presence and is not treated or has not been treated as a resident for any Tax purpose, in any jurisdiction other than the country of its formation. No Seller or any JP Group Member has received notice of any claim by a taxing authority in a jurisdiction where it has not filed a Tax Return claiming that a JP Group Member or any Asset is or may be subject to taxation in such jurisdiction.

(g) No JP Group Member has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).

(h) Each Seller is not a foreign person for purposes of Section 1445(b)(2) of the Code.

(i) Jagged Peak is classified as an entity that is disregarded as separate from Parsley Energy for U.S. federal income tax purposes. Parsley SoDe Water is classified as an entity that is disregarded as separate from Parsley Energy for U.S. federal income tax purposes. Each JP Group Member is, and has at all times since its formation been, properly classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1).

(j) None of the Assets is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, and no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for U.S. federal income tax purposes.

This Section 4.16 and Section 4.23 represent the sole and exclusive representations and warranties of Seller with respect to tax matters.

4.17 Brokers’ Fees. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the JP Group for which Buyer or any Affiliate of Buyer (including after the Closing, any JP Group Member) shall have any responsibility.

4.18 Permits. Except as set forth on Schedule 4.18, (a) each JP Group Member and PE Seller, as applicable, validly holds all material permits, licenses, registrations, orders, approvals, variances, waivers and other authorizations (collectively, the “Permits”) by any Governmental Authority that are necessary with respect to its ownership and operation of the Assets in accordance, in all material respects, with all Laws applicable to it, (b) neither JP Group Member nor PE Seller, as applicable, is in material default with respect to any Permit, and (c) no event has occurred that upon receipt of notice or lapse of time or both would constitute any material default under any such Permit by any JP Group Member, or PE Seller.

4.19 Environmental Laws. Except as set forth on Schedule 4.19:

(a) to Seller’s Knowledge, as of the Execution Date, the JP Group’s and PE Seller’s, as applicable, ownership and operation of the Assets is in compliance in all material respects with applicable Environmental Laws, and the JP Group and PE Seller have obtained and have been and are in compliance in all material respects with all Permits required under Environmental Laws in relation to the Assets;

(b) to Seller’s Knowledge, as of the Execution Date, all material Permits required under Environmental Laws for the operation of the Assets by the JP Group and PE Seller are in full force and effect, and neither the JP Group nor PE Seller has received written notice that such Permits will not be renewed in the ordinary course after the Closing;

(c) to Seller’s Knowledge as of the Execution Date, no Governmental Authority has begun or threatened in writing to begin, any action to terminate, cancel or reform any material Permits required under Environmental Laws for the operation of the Assets as presently conducted;

(d) as of the Execution Date, neither JP Group Member nor PE Seller, as applicable, has received from any Governmental Authority any written notice of material violation of, alleged violation of, or non-compliance with, any Environmental Law with respect to its ownership or operation of the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which neither JP Group Member nor PE Seller, as applicable, has any further material obligations outstanding;

(e) except as would not reasonably be expected to give rise to a material liability, from January 1, 2020 to the Execution Date, neither the JP Group nor PE Seller, as applicable, has received any written notice under the citizen suit provisions of any Environmental Law or received any written demand, complaint or claim under an Environmental Law that is unresolved;

(f) to Seller’s Knowledge as of the Execution Date, there are no Hazardous Substances at, in, under or migrating to or from the Assets that require investigation, control, monitoring, removal or remediation under Environmental Laws;

(g) neither the JP Group nor PE Seller has entered into or agreed to any order, consent, decree, writ, injunction or judgment applicable to the Assets and relating to compliance with Environmental Laws, Permits required under Environmental Laws or the investigation, release, sampling, monitoring, treatment, Remediation, removal or cleanup of Hazardous Substances;

(h) the JP Group and PE Seller have made available to Buyer complete and accurate copies of all material environmental reports, studies, audits, site assessments and other similar material environmental documents prepared since January 1, 2021 that are in their possession or under their control with respect to the Assets; and

(i) Seller (i) submitted a notice of intent to perform privileged audits pursuant to TAPA prior to commencing all Seller Environmental Audits, (ii) conducted all Seller Environmental Audits within the time periods set forth in the TAPA, and (iii) submitted all Seller DOVs to the TCEQ within the time periods required by the TAPA.

This Section 4.19 represents the sole and exclusive representations and warranties of Seller with respect to environmental matters.

4.20 Payments for Production. Except as disclosed on Schedule 4.20 and except for any Imbalances, neither JP Group Member (with respect to the JP Assets) nor PE Seller (with respect to PE Assets) is obligated to deliver Hydrocarbons (or proceeds from the sale thereof) produced from or attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

4.21 Payout Status. Schedule 4.21 sets forth a true, correct and complete list of the status of any “payout” balance, as of the date set forth on such Schedule, for those Wells described on Exhibit B, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms). Notwithstanding anything to the contrary set forth in this Section 4.21, with respect to any Assets of the JP Group or PE Seller, as applicable, that are not operated by any JP Group Member, Seller or their Affiliates, the representations and warranties set forth in this Section 4.21 are expressly limited to the Knowledge of Seller.

4.22 Bonds, Letters of Credit and Guarantees. Schedule 4.22 sets forth, as of the Execution Date, a complete and accurate list and description of all bonds, letters of credit and guarantees, if any, posted or entered into by (a) any JP Group Member with Governmental Authorities or other Third Parties in connection with the ownership or operation of the JP Assets, (b) any Seller or any of its Affiliates (other than any JP Group Member) with Governmental Authorities or other Third Parties in connection with the ownership or operation of the JP Group or the JP Assets and (c) any PE Seller or any of its Affiliates with Governmental Authorities or other Third Parties in connection with the ownership or operation of the PE Assets (items set forth in clauses (a), (b) and (c), collectively, “Asset Credit Support”).

4.23 Employment and Benefits.

(a) The JP Group does not (i) sponsor, maintain, contribute to, nor is the JP Group required to contribute to, any Employee Benefit Plan or (ii) have, or directly engage the services of, any employees or contractors, in each case of this clause (ii), on its payroll or such individuals are directly in contract with a JP Group Member. The JP Group does not have any Liability with respect to any Employee Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code that is sponsored, maintained or contributed to by any Affiliate of the JP Group, including an ERISA Affiliate.

(b) Schedule 4.23(b) includes a true, correct and complete list of each Employee Benefit Plan that any Business Employee participates in, or with respect to which as of the Execution Date which is maintained or sponsored by an Affiliate of the JP Group (the “Business Employee Benefit Plans”). None of the Business Employee Benefit Plans is: (i) an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(c) With respect to each material Business Employee Benefit Plan, the Seller has made available to Buyer, to the extent applicable, true and complete copies of (i) all documents embodying such plan, including (without limitation) all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) written descriptions of any such plans that are not set forth in a written document.

(d) Other than as set forth on Schedule 4.23(d), neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with any other event, (i) entitle any Business Employee or any employee, director, officer or independent contractor of the JP Group to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the JP Group to transfer or set aside any assets to fund any material benefits under any Business Employee Benefit Plan, (iv) otherwise give rise to any material liability under any Business Employee Benefit Plan, (v) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(e) Schedule 4.23(e) sets forth, with respect to each current employee, if any, of the JP Group (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall) and each Business Employee, (i) the name and employer of such employee and the date as of which such employee was originally hired, and whether the employee is on an active or inactive status, (ii) such employee’s title, and (iii) the location of such employee’s employment.

(f) Neither JP Group Member is a party to any collective bargaining agreement or other Contract with any labor union or similar representative of employees. No employees of the JP Group or any Business Employees are represented by any labor union or similar labor organization. To Seller’s Knowledge, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the JP Group or any Business Employees and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(g) Each Business Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Seller, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Business Employee Benefit Plan.

(h) Each of the Seller and its Affiliates, in respect of the Business Employees, and the JP Group is, and has been since January 1, 2021, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees and independent contractors, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Other than as set forth on Schedule 4.23(h), there is no pending or threatened material charge, complaint, or arbitration brought by or on behalf of any current or former employee of the JP Group, any person alleged to be such a current or former employee, any applicant for employment with the JP Group, any Business Employee, or any class of the foregoing, or any Governmental Authority, in each case that arise from the labor or employment relations and practices of the JP Group or in connection with providing services with respect to the Assets and that could reasonably be expected to result, individually or in the aggregate, in any material liability.

(i) To Seller’s Knowledge, no senior executive or other key employee of the JP Group nor any Business Employee is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Buyer or the JP Group following the Execution Date.

(j) Since January 1, 2021, the JP Group has satisfied any obligations that may have arisen under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(k) To Seller’s Knowledge, except as set forth on Schedule 4.23(k), as of the Execution Date, no senior executive or other key employee of the JP Group nor any key Business Employee has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

(l) As of the Execution Date, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the JP Group or by or on behalf of any Business Employee or, to Seller’s Knowledge, threatened, other than such matters which do not and are not reasonably likely to have a Material Adverse Effect.

(m) There is no strike, work stoppage or lockout pending, or, to Seller’s Knowledge, threatened, against or involving the Assets, other than such matters which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to Seller’s Knowledge threatened, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the Assets that may, individually or in the aggregate, interfere in any material respect with the business activities of the Assets. None of the Seller or any of its Affiliates, in respect of any Business Employee, or the JP Group is engaged in or has been engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability. There is no unfair labor practice charge against the JP Group or involving any Business Employee pending or threatened before the National Labor Relations Board or any similar labor relations authority that could reasonably be expected to result in any material liability.

4.24 Insurance. Set forth on Schedule 4.24 is a true, correct and complete list of all material insurance policies and contracts of insurance in force as of the Execution Date with respect to the JP Assets and held by the JP Group, which includes for each such policy and contract the name of the insurer and a general description of the risks insured and related limits under each such policy and contract. As of the Execution Date, (a) the JP Group is an “insured” under such policies and contracts, (b) there are no material outstanding claims under any such policies and contracts, and (c) all such policies and contracts of insurance are in full force and effect, all premiums due thereon have been paid by the JP Group and the JP Group is otherwise in compliance with the terms and provisions of such respective policies. To Seller’s Knowledge as of the Execution Date, the JP Group or any of its Affiliates have not (i) received notice of any pending or threatened termination of such policies or contracts, (ii) received any notice from the insurer under any such policy or contract related to the JP Assets disclaiming coverage in any material amount, reserving rights with respect to a material claim or such policy or contract in general, or canceling or materially amending any such policy or contract or (iii) received notice from the insurer under any such policy or contract that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance.

4.25 Wells.

(a) Except as set forth on Schedule 4.25(a), all Wells included in the Assets drilled by any PE Seller, the JP Group or any of their respective Affiliates and, to Seller’s Knowledge, all other Wells included in the Assets, have been drilled and completed (or are being drilled and completed) within the limits permitted by all applicable Laws, Leases, Contracts, pooling and unit agreements or other instruments governing the Assets; and

(b) Except as described on Schedule 4.25(b), as of the Execution Date, to Seller’s Knowledge and other than Wells that have been plugged and abandoned in accordance with all applicable Laws, (i) there are no temporarily shut in or abandoned Wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith and (ii) there are no Wells that any JP Group Member or PE Seller, as applicable, are currently obligated by applicable Law or Applicable Contract to plug, dismantle and/or abandon.

(c) No Well operated by any PE Seller, JP Group Member or any of their respective Affiliates, and to Seller’s Knowledge, no other Well, is subject to material penalties on allowable production after the Execution Date because of any over-production or any other violation of applicable Laws, rules, regulations or Permits or judgments, orders or decrees of any Governmental Authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Execution Date.

(d) Prior to Closing, JP Group will have drilled ten (10) Wells in calendar year 2021 that (subject to successful completion operations) will be sufficient for JP Group and Buyer to satisfy the drilling obligations for calendar year 2021 under section 4.1 of the Development Agreement.

4.26 JP Special Warranty. Effective as of the Effective Time, Seller warrants the JP Group’s Defensible Title to the JP Leases and JP Wells unto Buyer against every Person whomsoever claiming or to claim the same or any part thereof by, through or under the JP Group or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances (the “JP Special Warranty”).

4.27 Condition of Midstream Assets; Sufficiency of Midstream Assets.

(a) As of the Execution Date, the Midstream Assets are in a working order sufficient for current operating conditions. The Midstream Assets have been maintained in accordance with prudent industry practices since January 12, 2021.

(b) Except as set forth on Schedule 4.27(b), the Midstream Assets constitute all of the tangible assets related to the use and operation of the Midstream Assets and are sufficient in all material respects to permit the Midstream Assets to be owned and operated in the manner such assets are being owned and operated by the JP Group and PE Seller on the Execution Date and the Effective Time. As of the Closing, all of such tangible assets will be, in all material respects, in the possession, or under the control, of the JP Group and PE Seller, as applicable.

4.28 Leases. Except as set forth on Schedule 4.28(a), neither any JP Group Member nor any PE Seller has received, since January 1, 2021 to the Execution Date, and to Seller’s Knowledge, prior to January 1, 2021, any written demands or written notice of material default, breach or non-compliance from a lessor under any of the Leases that are currently pending or unresolved. Schedule 4.28(b) sets forth each Lease that (i) is in its primary term or (ii) contains an express continuous drilling obligation that requires the drilling of a well within six (6) months following the Execution Date.

4.29 Suspended Funds. Schedule 4.29 lists (a) all funds held in suspense by any JP Group Member or PE Seller as of the Execution Date that are attributable to the Assets, (b) the reason they are being held in suspense and (c) if known, the name(s) of the Person(s) claiming (or who could claim) such funds.

4.30 Bank Accounts. Schedule 4.30 sets forth an accurate and complete list of all deposit, demand, time, savings, checking, passbook, security or similar accounts that each JP Group Member (or Seller and/or any of its Affiliates, solely on behalf of the applicable JP Group Member and for which the such JP Group Member is responsible) maintains with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

4.31 Assets of the JP Group. Except for the applicable Excluded Assets and the JP Assets, no JP Group Member owns or otherwise has any interest in any other material assets, properties and rights of any type and description, whether real or personal, tangible or intangible.

4.32 Regulatory Status of Midstream Assets. Except as set forth on Schedule 4.32,

(a) none of the Midstream Assets is or has been subject to the jurisdiction of the Federal Energy Regulatory Commission, including under the Natural Gas Act (15 U.S.C. Section 717, et seq.), the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301), the Interstate Commerce Act of 1988 (49 U.S.C. APP. Section 1, et seq.), or the Federal Power Act (16 U.S.C. Section 791a, et seq.); and

(b) none of the JP Group, PE Seller, or any of its and their respective Affiliates has any tariffs or rates on file with any Governmental Authority concerning the use of the Midstream Assets.

4.33 Minimum Volume Commitments. Schedule 4.33 sets forth each Applicable Contract containing a minimum volume commitment, “take or pay”, minimum revenue commitment or similar arrangements. As of the Execution Date, neither Seller nor any JP Group Member has a deficiency greater than $500,000 under any Applicable Contract listed on Schedule 4.33.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date):

5.1 Organization, Existence and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Oklahoma and has all requisite corporate power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is a party or perform its obligations hereunder or thereunder.

5.2 Authority, Approval and Enforceability. Buyer has full corporate power and authority to enter into, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and each of the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts. Assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, (c) violate any Law applicable to Buyer or (d) require Buyer to make any filing with, deliver notification to or obtain consent, approval or authorization of, any Governmental Authority, except with respect to HSR Approval, and, in the case of clauses (b), (c) and (d), except where such default, Encumbrance, termination, cancellation, acceleration, violation or filing would not be material.

5.4 Consents. Except for HSR Approval and Customary Post-Closing Consents, there are no consents or approvals that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

5.5 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates. Buyer is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.6 Litigation. There are no Proceedings pending, or to Buyer’s Knowledge, threatened involving Buyer that would (a) have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or (b) materially impair Buyer’s ability to perform its obligations under this Agreement or any Transaction Document.

5.7 Regulatory. Buyer (and its applicable Affiliates including any applicable JP Group Member) will upon the Closing and thereafter shall continue to be qualified per applicable Law to directly or indirectly own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause Buyer (and its applicable Affiliates including any applicable JP Group Member) to be disqualified as such an owner or operator. To the extent required by any Law, Buyer has maintained and will hereafter continue to maintain or cause the applicable JP Group Member to continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets and will file or will cause the applicable JP Group Member to file any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation. To Buyer’s Knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.

5.8 Financing. At the Closing, Buyer will have the financial capability and access to sufficient funds available (through cash on hand, unrestricted cash available to them under existing credit agreements, term loans or otherwise) necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents on the terms and subject to the conditions set forth herein and therein, including to enable it to make all payments under Section 3.1, pay all other amounts required to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing) and, pay all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement and the Transaction Documents. THE OBLIGATIONS OF BUYER UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS ARE NOT CONTINGENT ON THE AVAILABILITY OF FINANCING OR COMMODITY PRICES, AND IN NO EVENT SHALL BUYER’S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER BE EXCUSED BY THE FAILURE TO RECEIVE FUNDS FROM ANY SOURCE OR ANY CHANGE IN COMMODITY PRICES.

5.9 Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the JP Interests and the Assets, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder and under the Transaction Documents, and (c) able to bear the economic risks associated with the JP Interests and the Assets, Buyer’s direct and indirect acquisition, ownership, and operation thereof, and its obligations hereunder and under the Transaction Documents. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) except for the representations and warranties of Seller expressly set forth in this Agreement, including in Article IV and in the Seller’s Certificate, acknowledges that there are no representations or warranties, express, statutory or implied, as to the JP Interests or the Assets or prospects of the JP Group of the Assets and that Buyer has relied or shall rely solely on its own independent investigation and evaluation of the JP Interests and the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Transaction Documents and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors of Seller, or any of its Affiliates (including the JP Group) or any other Seller Indemnified Party, and (ii) has satisfied or shall satisfy, as of the Closing, itself through the representations, warranties, covenants and agreements set forth herein and its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the JP Interests and the Assets.

5.10 Brokers’ Fees. Neither Buyer nor its Affiliates have incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility whatsoever.

5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will directly or indirectly acquire the JP Interests and the Assets for its own account and not with a view to a sale, transfer or distribution thereof in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Buyer understands that the aforesaid JP Interests have not been registered under the Securities Act or under any state securities or blue sky Laws, and, as a result, are subject to substantial restrictions on transfer. Buyer acknowledges that the aforesaid JP Interests must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky Laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such Laws.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business.

(a) Except (v) as set forth on Schedule 6.1, (w) for the operations covered by the AFEs and other capital commitments described on Schedule 4.15, (x) for actions taken in connection with emergency situations or to maintain a Lease or as required by Law or a Governmental Authority or any Material Contract; provided that Seller notifies Buyer of such action reasonably promptly after taking such action, (y) for actions taken in connection with any items or matters constituting any of the Excluded Assets, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), from and after the Execution Date until the Closing, Seller shall (and shall cause the applicable JP Group Member, where applicable, to):

(i) own (where applicable), operate (where applicable) and maintain its business and Assets in the Ordinary Course of Business;

(ii) maintain each JP Group Member’s separate existence and not consolidate with any other Person, and maintain the books of account and Records relating to the Assets in the Ordinary Course of Business;

(iii) not make any changes to any JP Group Member’s Organizational Documents or issue any additional Equity Interests in any JP Group Member;

(iv) not liquidate, dissolve, recapitalize, reorganization or otherwise wind up any JP Group Member;

(v) with respect to the JP Group, not purchase or redeem Equity Interests of any Person (including Equity Interests of any JP Group Member);

(vi) not propose any operation reasonably expected to cost the applicable JP Group Member or PE Seller, as applicable, in excess of $500,000 (net to the JP Group’s or PE Seller’s interest in the applicable Assets, as applicable);

(vii) not elect to participate in or non-consent any operation proposed by a Third Party that is reasonably expected to cost the applicable JP Group Member or PE Seller, as applicable, in excess of $500,000 (net to the JP Group’s or PE Seller’s interest in the applicable Assets, as applicable); provided that the applicable JP Group Member and PE Seller, as applicable, may non-consent an operation if Buyer fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(viii) not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.11(a), or materially amend or terminate any Material Contract (or other Applicable Contract that, if so entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.11(a));

(ix) not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the Ordinary Course of Business, (B) sales of equipment that is no longer necessary in the operation of its Assets or for which replacement equipment is obtained or (C) items constituting Permitted Encumbrances;

(x) with respect to the JP Group, (A) not create, incur, guarantee, or assume any Indebtedness for Borrowed Money, (B) not make any loans, advances, or capital contributions to, or investments in, any other Person or (C) not enter into any Derivative Financial Instruments for which the JP Group or Buyer will have any liability;

(xi) not voluntarily relinquish any material Permits held by Seller or its Affiliates (including the JP Group) related to the Assets;

(xii) provide Buyer with copies of any and all material correspondence received by Seller from any Third Party (A) regarding any material spills, releases or disposal of Hazardous Substances or Hydrocarbons, other material environmental contamination or material Remediation obligations, in each case, relating to the Assets, (B) of any material written claim asserting against Seller any material breach of Contract, tort or violation of Law with respect to the ownership, operation or use of the Assets, (C) after Seller has obtained Knowledge of the same, of any material investigation, suit or litigation by or before any Governmental Authority that relates to the Assets, (D) of any operation reasonably expected to cost Seller in excess of $500,000 or involving any Lease holding operation proposed by a Third Party with respect to any of the Assets, (E) so long as such correspondence is received by an officer of Seller or any of its Affiliates or an employee who works in the land department of Seller or any of its Affiliates, of any actual or alleged termination or expiration of any Lease, or (F) after Seller has obtained Knowledge of the same, regarding any material damage to or destruction of Assets that is reasonably likely to result in a Casualty Loss;

(xiii) not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of its Assets, or voluntarily abandon any of its Assets other than as required pursuant to the terms of a Lease or applicable Law;

(xiv) with respect to the JP Group, other than in the Ordinary Course of Business, not acquire any material assets or properties (except for inventory in the Ordinary Course of Business and/or in connection with capital expenditures consistent with then approved budgets), or otherwise purchase or acquire any assets or properties that will constitute Assets under this Agreement or for which the costs and expenses associated therewith would be Property Expenses for which Buyer will be responsible, in each case, other than (A) purchases of equipment, machinery or other personal property in the Ordinary Course of Business or (B) acquisitions of any new Leases in the Ordinary Course of Business up to an aggregate amount not to exceed $500,000 (net to Seller’s interest);

(xv) use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by the JP Group or PE Seller with respect to the Assets;

(xvi) not waive, settle or compromise any Proceeding relating to the Assets, other than settlements or compromises (A) of matters for which Seller provides an indemnity to Buyer hereunder or (B) that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate (excluding amounts to be paid under insurance policies);

(xvii) not make, change or rescind any material Tax election, or amend any Tax Return or take any position on any Tax Return that is inconsistent with past practice, in each case that would have the effect of materially increasing the Tax Liability or materially reducing any Tax asset of the Buyer or a JP Group Member in respect of any taxable period (or portion thereof) beginning at or after the Effective Time, in each case other than with respect to Income Taxes;

(xviii) not change or modify any material accounting policies of the JP Group in a manner that is inconsistent with past practice, other than as required by GAAP or a change in applicable Law;

(xix) except as required pursuant to a Business Employee Benefit Plan or in connection with any item generally applicable to Seller’s and its Affiliates’ employees, or as otherwise required by applicable Law: not (A) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the Business Employees or of the current or former directors, officers, or employees of the JP Group, (B) adopt, enter into, or establish any Employee Benefit Plan (other than the entry into new employment arrangements with new employees or contractors who are hired as permitted herein), (C) permit the JP Group to directly hire any employee or engage the services or any contractor (including the transfer to the JP Group of any employee or contractor of the Seller or its Affiliates), (D) permit the Seller or any of its Affiliates (including the JP Group) to enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, in each case, in respect of the Business Employees, or (E) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Business Employees (other than individual employee terminations for cause or in the Ordinary Course of Business consistent with past practice and in compliance with applicable Law); and

(xx) not agree or commit, directly or indirectly, to do any of the foregoing in clauses (iii) through (xi), (xiii), (xiv), (xvi), (xvii), (xviii) or (xix).

(b) Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted on the fifth (5th) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer) after receipt by Buyer of such request for consent unless Buyer notifies Seller to the contrary prior to such date. In the event of an emergency, a serious risk to life, property, or the environment, or in connection with any health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)) or any applicable Law relating to, or as a result of, any health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), the applicable JP Group Member or PE Seller, as applicable, may take such action as a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(a), provided that Seller notifies Buyer of such action reasonably promptly after taking such action.

(c) Buyer acknowledges that the applicable JP Group Member or PE Seller, as applicable, may own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of any other Working Interest owners or operators who are not Seller or an Affiliate of Seller (including any JP Group Member) shall not constitute a breach of the provisions of this Section 6.1 by Seller, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted or has caused the applicable JP Group Member to vote, as applicable, their respective interests in a manner that complies with the provisions of this Section 6.1.

(d) Nothing contained in this Agreement shall be deemed to give Buyer, directly or indirectly, the right to control or direct the business or any operations of Seller or the JP Group, as applicable, prior to the Closing. Prior to the Closing, each of Seller and the JP Group, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control over its business and operations.

(e) At Buyer’s written request (including via e-mail), at reasonable times during normal business hours on a Business Day and on reasonably frequent intervals from and after the Execution Date through the Closing Date, Seller will consult with Buyer and keep Buyer reasonably apprised with respect to Seller’s or its Affiliates’ past and planned activities and operations (including the outcome and actual or estimated costs thereof) on or with respect to the Assets (except to the extent Seller is restricted or otherwise prohibited from doing so pursuant to any confidentiality arrangements under agreements with Third Parties or any Law, provided that Seller shall use commercially reasonable efforts to seek waivers of such confidentiality arrangements).

(f) [Reserved.]

6.2 Successor Operator. While Buyer acknowledges that it desires to directly or indirectly succeed Seller and the JP Group as operator of those Assets or portions thereof that Seller, the JP Group or their Affiliates may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become direct or indirect successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller, the JP Group or their Affiliates operate, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become direct or indirect successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as direct or indirect successor operator of such Assets effective as of the Closing.

6.3 Record Retention. Subject to Section 15.3(b), Buyer shall and shall cause its successors and assigns to, for at least a period of seven (7) years following the Closing, (a) retain the Records, (b) provide Seller and its Affiliates and their respective Representatives with access to the Records during normal business hours for review and copying at Seller’s sole cost and expense and (c) provide Seller and its Affiliates and their respective Representatives with access, during normal business hours, to materials received or produced after the Closing relating to any Third Party Claim for which Seller has an indemnification obligation pursuant to Section 13.2 for review and copying at Seller’s sole cost and expense.

6.4 Asset Credit Support. Buyer acknowledges that none of the Asset Credit Support, if any, posted by Seller, the JP Group or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets (including the JP Group) is transferable to Buyer. On or before the Closing Date, Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of Buyer, replacements for such Asset Credit Support set forth in Schedule 4.22 to the extent such replacements are necessary (i) for Buyer’s ownership and/or operation of the Assets (including the JP Group) and (ii) to permit the cancellation of the Asset Credit Support posted by Seller and its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of such Asset Credit Support with all applicable Governmental Authorities or other Third Parties meeting the requirements of such Persons to own and/or operate the Assets (including the JP Group). In the event that any counterparty to any Asset Credit Support does not release Seller and its Affiliates, then, from and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Asset Credit Support (and all costs incurred in connection with such Asset Credit Support) if applicable to Assets acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to any Asset Credit Support must be returned to Seller, and shall be deemed an Excluded Asset.

6.5 Knowledge of Breach; Right to Cure.

(a) Each Party shall notify the other Party promptly in writing and in reasonable detail after such Party obtains Knowledge that any representation, warranty, covenant or agreement of the other Party contained in this Agreement is, becomes or will be untrue, and such breach has resulted or is reasonably likely to result in a failure of any of, as applicable, Buyer’s conditions to Closing in Section 7.1 or Section 7.2, or Seller’s conditions to Closing in Section 8.1 or Section 8.2.

(b) If any of Seller’s or Buyer’s representations or warranties are untrue or shall become untrue in any material respect before the Closing, or if any of Seller’s or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured or expressly waived in writing by the other Party by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.6 Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, Seller and Buyer shall (i) no later than ten (10) days after the Execution Date, make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne by Buyer, and (ii) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (A) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (B) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (C) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (D) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or Person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby. Notwithstanding any of the foregoing, in no event shall Buyer be obligated to take any of the following actions if such action would constitute a Burdensome Condition (each, a “Divestiture Action”): (1) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (2) terminating existing relationships, contractual rights or obligations; (3) terminating any venture or other arrangement; (4) creating any relationship, contractual rights or obligations; or (5) effectuating any other change or restructuring of Buyer or any of its Affiliates (including, in each case, entering into agreements or stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Authority in connection with any of the foregoing), in each as, to ensure that (I) the applicable HSR Act waiting period expires or terminates prior to the Outside Date and that no Governmental Authority enters any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), or establishes any Law or other action preliminarily or permanently restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, or (II) no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement fails to do so by the Outside Date. For purposes of this Agreement, “Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Divestiture Action) that, individually or in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, results of operations, assets or liabilities of the JP Interests and PE Assets, taken as a whole. Notwithstanding anything to the contrary set forth in this Agreement, if, within five (5) days prior to the Target Closing Date, (aa) there is an unresolved pending request for information from the FTC or DOJ to either Party and (bb) the FTC or DOJ has indicated that it continues to actively investigate the transactions contemplated by this Agreement (the occurrence of clauses (aa) and (bb) being an “HSR Extension Event”), then either Seller or Buyer (so long as such electing Party is not then in material breach of this Section 6.6) may elect to extend both the Target Closing Date to the earlier of (x) January 20, 2022 and (y) five (5) Business Days after the FTC and/or DOJ indicates that it is no longer actively investigating the transactions contemplated by this Agreement (the “Extended Target Closing Date”) and the Outside Date to March 7, 2022 by written notice to the other Party prior to the Target Closing Date. For the avoidance of doubt, receipt of a “warning letter” in the form announced by the FTC on August 3, 2021 alone, with no other indication of an active post-HSR investigation, shall not be deemed an “unresolved pending request for information” or an “active investigation” under this paragraph.

6.7 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the earlier of (a) termination of this Agreement and (b) delivery of the draft Preliminary Settlement Statement pursuant to Section 3.3 to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter first occurring (including the addition of Schedules that are responsive to the representations and warranties contained herein but for which a Schedule is not contemplated as of the Execution Date) and not resulting from the breach of any Seller’s covenants or agreements herein. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if (i) any such information disclosed on such Schedules after the Execution Date causes a condition to the Closing set forth in Article VII to fail, (ii) Seller informs Buyer in writing that such information disclosed on such Schedules have caused a condition set forth in Article VII to fail, and (iii) Buyer elects to proceed with the Closing notwithstanding such failure of a condition set forth in Article VII and the Closing occurs, then all information disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived for all purposes, and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.8 Employee Matters. The provisions of Exhibit H are incorporated herein by reference.

6.9 Affiliate Services. Seller and its Affiliates shall have no obligation to provide any services with respect to the JP Group or the Assets from and after the Closing and, unless otherwise agreed to in writing by Seller and Buyer, all Contracts between any JP Group Member, on the one hand, and Seller or any of Seller’s other Affiliates, on the other hand, shall be terminated effective as of the Closing Date without any Liability to the JP Group, Buyer, or its Affiliates.

6.10 Information Technology.

(a) Prior to the Closing, Seller shall be entitled to erase any data to the extent constituting Excluded Assets or other assets or properties to the extent not related to the Assets, from any desktop, laptop, smart phone, tablet or other mobile computing device, network gear, data center gear and any other information technology equipment held by the JP Group or otherwise included in the Assets.

(b) Notwithstanding anything in this Agreement to the contrary, the Assets shall not include any software that is licensed from Third Parties if (i) the license is a company-wide license or (ii) the license does not allow the transfer of such software or requires the consent of a Third Party to transfer such software. To the extent any computers, associated peripherals and servers, any radio and telephone equipment and other similar assets (the “Computer Assets”) are included in the JP Personal Property, prior to, or as promptly as practicable after the Closing Date, Seller shall be entitled to (and from and after the Closing, Buyer shall cooperate with Seller to allow Seller to) wipe the Computer Assets clean of (x) any software licenses that are not transferred to Buyer, (y) any proprietary or confidential information of Seller not included in the Assets and (z) any programs or software on the Computer Assets that would allow or provide access to Seller’s network or system; provided that Seller will cooperate with Buyer to transition information technology, including substituting any software licenses, to minimize disruption to operations.

6.11 Mutual Release. At or prior to the Closing, Seller (on behalf of itself and the Seller Indemnified Parties) and Buyer (on behalf of itself and the Buyer Indemnified Parties) shall enter into a Mutual Release substantially in the form of Exhibit I hereto (the “Mutual Release”), which will be effective as of the Closing.

6.12 Officers & Directors.

(a) Following the Closing and with respect to claims made prior to the sixth (6th) anniversary thereof, Buyer shall cause the JP Group to indemnify, defend and hold harmless each Person who is now, or has been at any time from and after January 1, 2021 until prior to the date hereof or who becomes after the Execution Date but prior to the Closing, a manager, director, officer, employee or equityholder of any JP Group Member (and their respective equityholders, officers, directors, managers and employees), representative or agent of any JP Group Member (the “D&O Indemnified Parties”) against any and all Liabilities arising from and after January 1, 2021 until prior to the date hereof that are paid in settlement of or in connection with any threatened or actual claim, demand, action, cause of action, suit, motion, controversy, proceeding or investigation, other than such Liabilities arising out of the D&O Indemnified Party’s bad faith, actual fraud or willful or intentional misconduct or criminal wrongdoing (each a “D&O Claim”) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a manager, director, officer, employee, equityholder, representative or agent of any JP Group Member or is or was serving at the request of any JP Group Member as a manager, director, officer, employee, controlling Person or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing from and after January 1, 2021 until at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“D&O Indemnified Liabilities”), in each case to the fullest extent permitted under applicable Law (and upon written request by a D&O Indemnified Party, the Buyer shall cause the JP Group to pay reasonable and documented expenses incurred by a D&O Indemnified Party in defending a D&O Claim in advance of (a) the final disposition of such D&O Claim and (b) the determination of whether such D&O Indemnified Party has met the standard of conduct that entitles such Person to indemnification hereunder); provided such D&O Indemnified Party shall agree in writing to reimburse the JP Group of such advance to the extent it is determined in a final and non-appealable judgment that it is not entitled to indemnity. In determining whether a D&O Indemnified Party is entitled to indemnification under this Section 6.12, if requested by such D&O Indemnified Party, such determination shall be made by special, independent counsel selected by Buyer and approved by such D&O Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); and provided, further, that neither the Buyer nor the JP Group shall pay or advance to any D&O Indemnified Party any amounts in connection with a D&O Claim initiated by such D&O Indemnified Party. Any D&O Indemnified Party claiming indemnification under this Section 6.12, upon learning of any such D&O Claim, shall promptly notify Buyer (but the failure so to notify shall not relieve Buyer from any liability that it may have under this Section 6.12 except to the extent such failure materially prejudices Buyer’s position with respect to such D&O Claim). Buyer shall, and shall cause the JP Group to, require any successor to any JP Group Member (whether by merger, purchase or otherwise) to be bound by the provisions of this Section 6.12.

(b) [Reserved.]

(c) The Parties acknowledge that certain of the D&O Indemnified Parties have certain rights to indemnification and advancement of expenses from certain of Seller and/or its Affiliates (the “Seller D&O Parties”) for facts, events and circumstances that would also give rise to indemnification and advancement of expenses from the JP Group after the Closing. The Parties acknowledge and agree that (i) as between the Seller D&O Parties and JP Group, the JP Group are the indemnitors of first resort, such that the JP Group’s obligations to provide indemnification and advancement of expenses are primary and the Seller D&O Parties obligations to provide indemnification and advancement of expenses are secondary, and (ii) Buyer on behalf of JP Group, irrevocably waives, relinquishes and releases the Seller D&O Parties from any and all claims against the Seller D&O Parties for contribution, subrogation or any other recovery of any kind in respect of any such advancement or payment made or required to be made by the JP Group (provided that, for clarity, such waiver shall in no way impact or limit the Seller D&O Parties’ secondary obligations described in clause (i)).

(d) The provisions of this Section 6.12 are intended to be for the benefit of each D&O Indemnified Party, his or her heirs and his or her representatives, who shall be third party beneficiaries of this Section 6.12, and shall be binding on all successors and assigns of Buyer and each JP Group Member and may not be terminated or amended in any manner adverse to such Persons without their prior written consent.

6.13 TAPA Corrective Actions.

(a) The Parties acknowledge that certain of the Assets are the subject of environmental compliance audits (the “Seller Environmental Audits”) performed and disclosures of violation (“Seller DOVs”) submitted by or on behalf of Seller to the Texas Commission on Environmental Quality (“TCEQ”) between March 1, 2021 and August 26, 2021 in accordance with the Texas Environmental, Health and Safety Audit Privilege Act (the “TAPA”) and that violations identified by the Seller Environmental Audits may be eligible for immunity from penalties if and when the disclosed violations have been corrected pursuant to the terms of the TAPA. Schedule 6.13(a) sets forth a list of all unresolved Seller DOVs included in the Seller Environmental Audits that pertain to the Assets (including, for each Seller DOV, the Asset(s) affected thereby, the applicable disclosure date, any associated corrective actions, and any associated corrective action deadlines) (the corrective actions required to correct such scheduled violations under the Seller DOVs, the “TCEQ Fulfillment Obligations”).

(b) The Parties acknowledge the Seller DOVs and TCEQ Fulfillment Obligations may be included in a pre-acquisition audit by Buyer conducted in accordance with TAPA prior to Closing.

(c) Promptly and no later than ten (10) Business Days following Closing, Seller will notify the TCEQ of (i) Buyer’s purchase of the Assets from Seller and (ii) Seller’s withdrawal of the TCEQ Fulfillment Obligations that remain unresolved as of Closing from the Seller Environmental Audits and Seller DOVs (the “Outstanding TCEQ Fulfillment Obligations”). If not already completed as part of a pre-acquisition audit, no later than thirty (30) Business Days following Closing, Buyer shall notify TCEQ of its intention to perform its own TAPA audit of Assets purchased from Seller in compliance with TAPA requirements (the “Buyer Environmental Audit”) and request that the Outstanding TCEQ Fulfillment Obligations be transferred to the Buyer Environmental Audit account with TCEQ and recorded within Buyer’s disclosures of violation (the “Buyer DOVs”). Seller and Buyer shall each provide the other Party with (x) a draft of any documents such Party intends to provide to the TCEQ pursuant to this Section 6.13(c) at least two (2) Business Days prior to submitting the same to the TCEQ and consider any comments by the other Party in good faith and (y) a copy of any documents such Party actually delivers to the TCEQ pursuant to this Section 6.13(c) promptly after such documents are delivered.

(d) Buyer agrees to perform and complete each Outstanding TCEQ Fulfillment Obligation to the reasonable satisfaction of the TCEQ on or before the later of (i) the applicable corrective action deadlines listed in Section 6.13, (ii) the applicable corrective action deadlines under TAPA for the Buyer Environmental Audit, or (iii) a TCEQ-approved extended deadline, and in accordance with the Corrective Plan and Budget (described below) for such Outstanding TCEQ Fulfillment Obligation. Buyer reserves the right to challenge a determination by the TCEQ regarding the completion or non-completion of an Outstanding TCEQ Fulfillment Obligation as unreasonable, arbitrary or capricious. Seller’s proposed plan for performing and completing the Outstanding TCEQ Fulfillment Obligations and preliminary cost estimate for such actions is set forth in Schedule 6.13(d). Prior to undertaking corrective actions in respect of any Outstanding TCEQ Fulfillment Obligation, Buyer will review the actions and cost estimates set forth in Schedule 6.13(d) and provide Seller with a description of any modifications that Buyer proposes to make to Seller’s plan and, if appropriate, adjustments to the estimated costs. Seller may provide Buyer with comments to such plan and budget modifications within ten (10) Business Days of receiving the same. Buyer will consider any such comments in good faith. Prior to Buyer commencing any corrective actions in respect of any Outstanding TCEQ Fulfillment Obligation, Buyer and Seller shall agree in writing on the corrective action plan and budget for completing such Outstanding TCEQ Fulfillment Obligation (the “Corrective Plan and Budget”); provided that if Buyer and Seller are unable to agree upon such Corrective Plan and Budget in writing within twenty (20) Business Days of Buyer providing Seller its proposed Corrective Plan and Budget for an Outstanding TCEQ Fulfillment Obligation, then such Corrective Plan and Budget shall be submitted to the Environmental Arbitrator and such Environmental Arbitrator shall (i) follow the procedural requirements of Section 12.1(f) and (ii) notwithstanding anything to the contrary contained in Section 12.1, issue an Environmental Arbitrator’s Corrective Plan and Budget (which shall be the Corrective Plan and Budget for such matter for purposes of this Agreement) that takes into account reasonably available cost reduction measures that are allowed under applicable Environmental Laws and that will Remediate the Outstanding TCEQ Fulfillment Obligation within a time frame reasonably expected to be acceptable to TCEQ.

(e) Buyer agrees (i) to keep Seller reasonably informed of all material developments (including cost overruns and timing delays in implementing any Corrective Plan and Budget) associated with the Outstanding TCEQ Fulfillment Obligations and all material written communications with the TCEQ regarding those items, with progress reports on completion of the Outstanding TCEQ Fulfillment Obligations provided every sixty (60) days, and (ii) if reasonably requested by Seller from time to time, but no more than every fourteen (14) calendar days, to attend meetings with Seller and Seller’s Representatives to discuss matters relating to the Outstanding TCEQ Fulfillment Obligations.

(f) Upon completion by Buyer of an Outstanding TCEQ Fulfillment Obligation to the reasonable satisfaction of the TCEQ, Buyer shall provide to Seller a copy of the closure letter or equivalent documentation from the TCEQ confirming that such Outstanding TCEQ Fulfillment Obligation has been completed, together with the itemized costs and expenses incurred by Buyer in respect of operations and work undertaken to satisfy such Outstanding TCEQ Fulfillment Obligation (the “TCEQ Corrective Costs”). Within thirty (30) days following receipt of the same, Seller will reimburse Buyer for any reasonable, documented out-of-pocket TCEQ Corrective Costs that do not exceed fifteen percent (15%) more than the amount set forth for the associated Outstanding TCEQ Fulfillment Obligation in the Corrective Plan and Budget. If the TCEQ Corrective Costs exceed the amount set forth in the Corrective Plan and Budget by more than fifteen percent (15%), Buyer shall provide an explanation of the reason(s) for the cost overrun (“TCEQ Corrective Cost Overrun”) that is reasonably satisfactory to Seller. If Buyer and Seller are unable to agree on the reasonable amount of TCEQ Corrective Cost Overrun to be reimbursed to Buyer, then any such dispute shall be resolved in the manner specified in Section 12.1, except the Environmental Arbitrator shall be a consultant, not an attorney, qualified under that section to arbitrate the reasonableness of costs.

6.14 Seller’s Financing Cooperation.

(a) During the period beginning on the Execution Date and ending on the date that is the first (1st) anniversary of the Closing Date, Seller shall use (and shall use commercially reasonable efforts to cause its controlled Affiliates and Representatives to use) commercially reasonable efforts to provide, in each case, at Buyer’s sole cost and expense, such assistance with any financing by Buyer as is customary and reasonably requested by Buyer, including using commercially reasonable efforts with respect to: (i) assisting Buyer and any of its financing sources in their preparation of (A) appropriate and customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials including information memoranda, lender and investor presentations and other marketing documents (including “public side” versions thereof) for the financing, (B) appropriate and customary materials for rating agency presentations, and (C) such financial information, including financial statements of the Assets whether audited or unaudited and pro forma financial information, and including such oil and gas disclosures as may be required under the rules of the SEC, oil and gas reserve reports with respect to the Assets, or other actions that Buyer or any financing source reasonably requires to comply with the requirements under state and federal securities Laws (including applicable rules of the SEC) or to consummate the financing relating to the Assets as is customary or reasonably necessary for the arrangement, syndication and completion of the financing; provided, that for the avoidance of doubt neither Seller nor its Affiliates or Representatives shall be responsible for the preparation of pro forma financial information, which shall be prepared solely by Buyer; (ii) if requested by Buyer (which request shall have been made at least five (5) Business Days prior to the Closing Date), furnishing to Buyer and the financing sources all information regarding the Assets that is requested to the extent required in connection with the financing by regulatory authorities under applicable “beneficial ownership,” “know your customer” and/or anti-money laundering rules and regulations, including the Patriot Act; (iii) to the extent applicable, causing the applicable auditors to provide customary authorization and representation letters and arranging for customary auditor consents and comfort letters; (iv) authorizing the distribution of information relating to the Assets to prospective lenders; (v) assisting in obtaining reasonable and customary corporate, bond and facility credit ratings in connection with the financing; and (vi) assisting Buyer in its preparation of the schedules to the definitive documentation for the financing as may reasonably be requested in connection with the financing. Seller hereby consents to the use of all of its and its Affiliates logos in connection with the financing, provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage Seller or its Affiliates or the business, reputation or goodwill of Seller or its Affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, none of Seller, any Affiliate of Seller or any of its or their respective Representatives shall be required by this Section 6.14(a): (i) to take any action or provide any assistance that would unreasonably interfere with the ongoing operations of Seller and its Affiliates in Seller’s reasonable judgment; (ii) to execute or deliver any certificate, document, instrument or agreement (other than customary authorization and representation letters as set forth in this Section 6.14(a)); (iii) to require Seller or any member of the Seller Indemnified Parties to pay any commitment or other similar fee, make any other payment, reimburse any expenses or otherwise incur any Liabilities or give any indemnities in connection with the financing; (iv) to take any action or provide any information that will conflict with or violate or constitute a breach of or default under its organizational documents, any Contract by which such Person is bound or any applicable Laws or duties (including duties of confidentiality), or (in the case of the disclosure of information) would result in the waiver of any attorney-client, attorney work product or other legal privilege; (v) to take any action or provide any assistance that would reasonably be expected to result in personal liability to a director or officer or cause any representation, warranty or covenant of Seller in this Agreement to be breached or to become inaccurate; (vi) require Seller, any of its Affiliates (including any JP Group Member) or any of their respective directors or officers to enter into or approve any debt financing or any definitive agreement for debt financing; (vii) cause any director, officer, employee or equity holder of Seller or its Affiliates (including any JP Group Member) to incur any personal liability; (viii) prepare or provide any financial or other information or data with respect to the JP Group or the Assets unless such information or data is reasonably available (including through books and records maintained by Seller or its Affiliates in the Ordinary Course of Business) to Seller or its controlled Affiliates (including any JP Group Member); or (ix) require Seller or any Affiliate thereof (including any JP Group Member) to deliver any legal opinions or reliance letters. Buyer shall (A) promptly reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or its Affiliates or any of its or their Representatives in connection with providing the assistance contemplated by this Section 6.14(a) and (B) indemnify, defend and hold harmless Seller and its Affiliates and its and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with providing the assistance contemplated by this Section 6.14(a) and any information used in connection therewith, except to the extent arising out of the gross negligence, bad faith, actual fraud or willful misconduct of Seller or its Affiliates.

(c) Buyer shall provide Seller written notice within two (2) Business Days of Buyer obtaining Knowledge of a breach by Seller of Section 6.14(a), including a reasonably detailed description of such breach, and Seller shall have the right to cure such breach. Failure of Buyer to provide such written notice shall result in a waiver by Buyer of such breach; provided that such waiver shall not preclude Buyer from making a new request for cooperation under Section 6.14(a) (even if such request is the same request that gave rise to such waived breach).

(d) After the Closing Date, Seller acknowledges Buyer and/or its Affiliates may be required to file audited and interim financial statements and related footnotes relating to the Assets pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (including the rules and regulations set forth in Regulation S-X). During the period beginning on the Execution Date and ending on the date that is the first (1st) anniversary of the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts to assist Buyer, at Buyer’s cost and expense, in Buyer’s preparation of such financial statements and footnotes for any periods as may be required by the Securities Act or the Exchange Act.

6.15 Assignment of Vehicles. If any of the vehicles to be included in the Assets are owned or leased by any Affiliate of Seller (other than a JP Group Member), then, at or prior to the Closing, Seller shall cause such Affiliate to use commercially reasonable efforts to, (a) in the case of any such truck or other vehicle that is owned by such Affiliate, transfer such truck or other vehicle to a JP Group Member or Buyer and (b) in the case of any such truck or other vehicle that is leased by such Affiliate, to assign the applicable lease for such truck or other vehicle to a JP Group Member or Buyer. If, for any reason, Seller and its Affiliates are unable to transfer such vehicles or such leases at or prior to the Closing, then Seller shall, and shall cause such Affiliate to, continue to use commercially reasonable efforts to transfer such trucks and other vehicles or assign such leases, as applicable, as soon as reasonably practicable after Closing.

6.16 Post-Execution Date Audits. If any audit by a Third Party with respect to the payment of Burdens due by a JP Group Member or PE Seller, as applicable, with respect to such JP Group Member’s or PE Seller’s interest in the Assets is initiated after the Execution Date, Seller shall (a) notify Buyer promptly in writing and in reasonable detail after Seller obtains Knowledge of such audit, and (b) consult with and keep Buyer reasonably informed of all material matters relating to such audit.

6.17 Surface Matters. The provisions of Schedule 6.17 are incorporated herein by reference.

6.18 Encumbrances. Without limiting Buyer’s rights to indemnification under Article XIII, if either Party obtains Knowledge of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing Indebtedness for Borrowed Money incurred by Seller, the JP Group or their respective Affiliates that affect the Assets, such Party shall promptly notify the other Party thereof and, thereafter, Seller shall use commercially reasonably efforts to obtain releases thereof.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver, to the extent permitted by applicable Law, in writing by Buyer (in Buyer’s sole discretion) on or prior to the Closing of each of the following conditions:

7.1 Representations and Warranties. (a) Each of the Fundamental Representations of Seller set forth in Section 4.1, Section 4.3(a)(i) and Section 4.3(b)(i) (without regard to materiality, Material Adverse Effect or similar qualifiers) shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such Fundamental Representations of Seller had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), (b) each of the Fundamental Representations of Seller set forth in Section 4.2, Section 4.8 and Section 4.17 and the representation and warranty of Seller in Section 4.10(a) shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such Fundamental Representations of Seller had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (c) all other representations and warranties of Seller in Article IV (without regard to materiality, Material Adverse Effect or similar qualifiers) shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except in the case of this clause (c) for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

7.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (other than Section 6.5(a)) as to which performance or compliance by Seller is required prior to or at the Closing.

7.3 No Injunctions. No order, award or judgment shall have been entered into by any court of competent jurisdiction that remains in effect to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement.

7.4 Title and Environmental Defects; Hard Consents and Preferential Purchase Rights; and Casualty Losses. The sum of (a) all Title Defect Amounts for all Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 11.2(d)(ii) or cured prior to Closing), plus (b) all Remediation Amounts for all Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 12.1(c)(ii) or Remediated prior to Closing), plus (c) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of Title Defects or Environmental Defects pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), as applicable, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby on account of Hard Consents and Preferential Purchase Rights pursuant to Section 11.4(a) and Section 11.5, as applicable, plus (e) the losses to the Assets in respect of all Casualty Losses that occur between the Execution Date and the Closing as determined in accordance with Section 11.3, shall be in the aggregate less than fifteen percent (15%) of the Purchase Price; provided that if the condition set forth in this Section 7.4 is not satisfied as a result of any Casualty Losses, Seller shall have the right (in Seller’s sole discretion) to elect to reduce the Purchase Price by the amount of such Casualty Losses and upon such election, such Casualty Losses shall not be included for purposes of determining whether the condition set forth in this Section 7.4 and Section 8.4 has been satisfied. Solely for purposes of this Section 7.4, if the Parties disagree as to a Title Defect (and the corresponding Title Defect Amount) and/or an Environmental Defect (and the corresponding Remediation Amount), such Title Defect (and the corresponding Title Defect Amount) and/or such Environmental Defect (and the corresponding Remediation Amount) shall only be included in determining whether the condition in this Section 7.4 has been satisfied if the matters asserted by Buyer in its applicable Title Defect Notice or Environmental Defect Notice would have actually resulted in a Title Defect or Environmental Defect had such matter been determined in accordance with Article XI or Article XII, as applicable (and the Title Defect Amount and Remediation Amount with respect thereto shall be determined in accordance with the procedures set forth in Article XI or Article XII, as applicable) and any such dispute shall not prevent a Party from asserting a claim pursuant to this Section 7.4, which claim shall be subject to the determination of a court of competent jurisdiction in accordance with the provisions set forth herein.

7.5 HSR Approval. If applicable, (a) HSR Approval shall have been duly obtained or (b) the period to receive such HSR Approval shall have expired or been terminated, in the case of clause (b), without the occurrence of an HSR Extension Event; provided, however, that in the event of an HSR Extension Event, this condition shall automatically be deemed satisfied (whether or not the Target Closing Date is extended pursuant to Section 6.6) unless the FTC or DOJ has sent (and not withdrawn) a Request for Additional Information and Documentary Materials (as defined in the regulations for the HSR Act) or a Civil Investigative Demand (as such term is used by the FTC) to Buyer and/or Seller prior to the Extended Target Closing Date.

7.6 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

Buyer may not rely on the failure of any condition set forth in Sections 7.1 or 7.2 to be satisfied if such failure was caused primarily by the failure of Buyer to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer solely for purposes of this Article VII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing, including under Article XIII of this Agreement).

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver, to the extent permitted by applicable Law, in writing by Seller (in Seller’s sole discretion) on or prior to the Closing of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to materiality, material adverse effect or similar qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2 Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement (other than Section 6.5(a)) as to which performance or compliance by Buyer is required prior to or at the Closing.

8.3 No Injunctions. No order, award or judgment shall have been entered into by any court of competent jurisdiction that remains in effect to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement.

8.4 Title and Environmental Defects; Hard Consents and Preferential Purchase Rights; and Casualty Losses. The sum of (a) all Title Defect Amounts for all Title Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 11.2(a), that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 11.2(d)(ii) or cured prior to Closing), plus (b) all Remediation Amounts for all Environmental Defects that are properly asserted by Buyer prior to the Claim Date pursuant to Section 12.1(a), that individually exceed the Individual Environmental Defect Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 12.1(c)(ii) or Remediated prior to Closing), plus (c) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement on account of Title Defects or Environmental Defects, pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), as applicable, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby on account of Hard Consents and Preferential Purchase Rights pursuant to Section 11.4(a) and Section 11.5, as applicable, plus (e) the losses to the Assets in respect of all Casualty Losses that occur between the Execution Date and the Closing as determined in accordance with Section 11.3, shall be in the aggregate less than fifteen percent (15%) of the Purchase

Price. Solely for purposes of this Section 8.4, if the Parties disagree as to a Title Defect (and the corresponding Title Defect Amount) and/or an Environmental Defect (and the corresponding Remediation Amount), such Title Defect (and the corresponding Title Defect Amount) and/or an Environmental Defect (and the corresponding Remediation Amount) shall only be included in determining whether the condition in this Section 8.4 has been satisfied if the matters asserted by Buyer in its applicable Title Defect Notice or Environmental Defect Notice would have actually resulted in a Title Defect or Environmental Defect had such matter been determined in accordance with Article XI or Article XII, as applicable (and the Title Defect Amount and Remediation Amount with respect thereto shall be determined in accordance with the procedures set forth in Article XI or Article XII, as applicable) and any such dispute shall not prevent a Party from asserting a claim pursuant to this Section 8.4, which claim shall be subject to the determination of a court of competent jurisdiction in accordance with the provisions set forth herein.

8.5 HSR Approval. If applicable, (a) HSR Approval shall have been duly obtained or (b) the period to receive such HSR Approval shall have expired or been terminated, in the case of clause (b), without the occurrence of an HSR Extension Event; provided, however, that in the event of an HSR Extension Event, this condition shall automatically be deemed satisfied (whether or not the Target Closing Date is extended pursuant to Section 6.6) unless the FTC or DOJ has sent (and not withdrawn) a Request for Additional Information and Documentary Materials (as defined in the regulations for the HSR Act) or a Civil Investigative Demand (as such term is used by the FTC) to Buyer and/or Seller prior to the Extended Target Closing Date.

8.6 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

Seller may not rely on the failure of any condition set forth in Sections 8.1 or 8.2 to be satisfied if such failure was caused primarily by the failure of Seller to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VIII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller solely for purposes of this Article VIII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing, including under Article XIII of this Agreement).

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the fulfillment of the conditions of Article VII and Article VIII, the sale by Seller and the purchase by Buyer of the JP Interests and the PE Assets pursuant to this Agreement (the “Closing”) shall occur on the later of (a) December 21, 2021 and (b) three (3) Business Days following satisfaction of the condition set forth in Section 7.5 and Section 8.5, in each case, as may be extended pursuant to Section 6.6 (such date, the “Target Closing Date”); provided that, if all conditions in Article VII and Article VIII to be satisfied at or prior to the Closing have not yet been satisfied or waived in writing by Buyer or Seller (as applicable) by the Target Closing Date, then the Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived by the applicable Party, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XIV. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. The Closing shall be conducted electronically (by email or other electronic means) to the extent reasonably possible, but if necessary shall be held at the office of Vinson & Elkins L.L.P. in Dallas, Texas, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute and deliver to each other the Assignment of JP Interests.

(b) Seller and Buyer shall execute, acknowledge and deliver to each other the Assignment of PE Assets in sufficient counterparts to facilitate recording in the applicable counties covering the PE Assets.

(c) Seller and Buyer shall execute and deliver to each other assignments, in forms required by any Governmental Authority for the assignment of the PE Assets (if any) controlled by such Governmental Authority, in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(d) Seller and Buyer shall execute and deliver to each other the Preliminary Settlement Statement.

(e) Seller and Buyer shall execute and deliver to each other the Mutual Release.

(f) Buyer shall deliver to Seller, to the account(s) designated by Seller in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to (i) the Adjusted Purchase Price as set forth in the Preliminary Settlement Statement less (ii) the Deposit.

(g) Seller shall deliver to Buyer a duly executed certificate of non-foreign status, dated as of the Closing Date, that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2).

(h) Seller shall deliver to Buyer, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(i) an authorized officer of Seller shall execute and deliver to Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Buyer (the “Seller’s Certificate”).

(j) an authorized officer of Buyer shall execute and deliver to Seller a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Seller (the “Buyer’s Certificate”).

(k) Seller shall deliver to Buyer evidence of the release of the JP Group as guarantors under the Indentures, which may be satisfied through delivery of an Officer’s Certificate (as defined in the Indentures) to the Trustee (as defined in the Indentures) meeting the requirements of Section 10.05 of the Indentures with respect to the release of the JP Group from the Note Guarantees (as defined in the Indenture).

(l) Seller shall deliver written resignations or removals of each of the directors and officers of the JP Group.

(m) Buyer shall deliver any instruments, documents or guarantees required by Section 6.4.

(n) Seller shall deliver appropriate change of operator forms (including Texas Railroad Commission Form P-4s and T-4s, as applicable) for the PE Assets operated by Seller or its Affiliates, designating Buyer as operator of such PE Assets, duly executed by Seller or its applicable Affiliate.

(o) Seller and Buyer shall execute and deliver to each other the Transition Services Agreement.

(p) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at the Closing.

(q) Seller shall deliver releases, UCC termination statements and similar instruments, in each case, in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing Indebtedness for Borrowed Money incurred by Seller, the JP Group or their respective Affiliates from and after January 12, 2021 affecting the Assets.

9.4 Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Seller shall make available to Buyer the Records in its possession in their current form and format as maintained by Seller or its Affiliates as of the Effective Time, for pickup by Buyer at Buyer’s sole cost from Seller’s offices during normal business hours; provided that Seller may retain (a) written or electronic copies of the Records and (b) originals of Records relating to Asset Taxes and provide Buyer with copies thereof. Copying and transportation of the Records will be at Buyer’s sole cost.

9.5 Subsequent Closings. If:

(a) pursuant to Section 11.2(d)(ii) or Section 12.1(c)(ii), (i) Seller withholds an Asset from Closing due to an alleged uncured Title Defect or Environmental Defect, and (ii) within the Cure Period either Buyer waives in writing or Seller cures the Title Defect or Environmental Defect affecting such Asset;

(b) pursuant to Section 11.4(a), Seller withholds an Asset from Closing due to failure to obtain a Hard Consent, and such Hard Consent expires on its express terms or is obtained prior to the expiration of the Cure Period; or

(c) pursuant to Section 11.5, Seller withholds an Asset from Closing due to a Preferential Purchase Right, and such Preferential Purchase Right is waived in writing, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holder thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the express terms of the Preferential Purchase Right, in each case prior to the expiration of the Cure Period;

then on or before the date for delivery of the Final Settlement Statement, (i) Seller shall convey to Buyer all such affected Assets (including all associated Assets excluded in connection with the affected Assets) at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with Section 9.3, and (ii) except to the extent the Purchase Price was not adjusted downward at Closing in respect of a Title Defect or Environmental Defect, contemporaneously with such Subsequent Closing, Buyer shall pay to Seller the Allocated Value (or applicable portion) of such Asset (as adjusted pursuant to Section 3.2) to the extent not paid at Closing as the result of such exclusion, by wire transfer of immediately available funds.

ARTICLE X

ACCESS; DISCLAIMERS

10.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies or provide any consideration to obtain such consents, except as may be agreed to be paid or reimbursed by Buyer), Seller shall afford to Buyer and its Representatives reasonable access, during normal business hours, to the Assets and all Records in Seller’s possession or reasonable control. All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any of its Representatives shall result from Buyer’s own independent review and judgment.

(b) From and after the Execution Date and up to the Claim Date, and subject to obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies or provide any consideration to obtain such consents, except as may be agreed to be paid or reimbursed by Buyer), Buyer shall be entitled to conduct a Phase I site environmental assessment with respect to the Assets, to be conducted by Envirotech Engineering & Consulting, Inc. or any other reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld, delayed, or conditioned); provided that no environmental sampling or invasive activity or testing or operation of equipment by Buyer or any of its Representatives may be performed without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed), and Seller (or its designee) shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I environmental assessment or otherwise, and shall coordinate any such access, inspections or surveys with Seller. Seller or its designees shall have the right to accompany Buyer and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets. Notwithstanding anything herein to the contrary, Buyer and its Representatives shall not have access to, and shall not be permitted to conduct any environmental investigations (including any on-site Phase I environmental assessment) with respect to, any Assets with respect to which the JP Group or Seller, as applicable, does not have the authority to grant access for such investigations; provided that Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operators for Buyer to have such access; provided, however, that Seller shall not be required to expend any money, or provide any other consideration to any Third Party operators in order for Buyer to have such access, except as may be agreed to be paid or reimbursed by Buyer. With respect to any Assets operated by Seller, if Buyer’s Phase I environmental site assessment determines that Phase II sampling is necessary in order for Buyer to determine the extent of impact from an Environmental Defect or establish a defensible Remediation Amount with respect to the applicable Assets, Buyer shall (x) furnish Seller with a written description of the proposed scope of such sampling or invasive activities, including a description of the specific activities to be conducted, and a description of the approximate location and expected timing of such activities and (y) obtain the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) to undertake such sampling or invasive activity. If any of the proposed sampling or invasive activities interfere with the normal operations of the Assets or otherwise may cause an undue risk of harm to the site, Seller may request an appropriate modification of the proposed sampling or invasive activities. Any sampling or invasive activities shall be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld, conditioned or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed a “Representative” of Buyer. Buyer shall obtain all Permits necessary to conduct any approved sampling or invasive activities from any applicable Governmental Authorities. If (i) Seller denies any reasonable request by Buyer to conduct any such sampling or invasive activities that is determined to be necessary by a Phase I environmental site assessment on any Assets operated by Seller or a Third Party operator, or (ii) a Third Party operator of any Assets for which Seller has an express contractual right of access denies access to Buyer to conduct any inspections (including any Phase I environmental site assessment) on such Assets, in each case, Buyer shall have the right, in its sole discretion, as its sole and exclusive remedy for any such denial, to exclude the applicable Asset (as well as any associated Assets) and such Assets shall not be conveyed to Buyer at the Closing, in which case, the Purchase Price shall be reduced by the Allocated Value of such Assets (which reduction shall not count towards the Aggregate Deductible). Buyer shall reasonably cooperate with Seller in attempting to cause any Third Party operator to provide Buyer with the requested access.

(c) Buyer shall (and shall cause its Representatives to) coordinate its environmental assessments and inspections of the Assets with Seller and, where applicable, Third Party operators to minimize any inconvenience to or interruption of the conduct of business by the JP Group, Seller or such Third Party operators. Buyer shall (and shall cause its Representatives to) abide by the JP Group’s, Seller’s and any Third Party operator’s posted safety rules, regulations and operating policies (including with respect to the COVID-19 virus) while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any required confidentiality, indemnity and release agreement of any such Third Party operator, in each case, before conducting Buyer’s assessment on such Asset in accordance with this Section 10.1. BUYER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS, THE JP GROUP AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF OR RESULTING FROM ANY FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE JP GROUP AND/OR THE ASSETS, EVEN IF SUCH COSTS, EXPENSES, DAMAGES AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY THE PERSON SEEKING INDEMNITY EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OPERATOR OR A MEMBER OF THE SELLER INDEMNIFIED PARTIES OR, PRIOR TO CLOSING, THE JP GROUP AND (II) LIABILITIES ATTRIBUTABLE TO ANY PREVIOUSLY EXISTING CONDITION OF THE ASSETS UNCOVERED OR DISCOVERED AND NOT EXACERBATED BY BUYER OR ANY OF BUYER’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS.

(d) Buyer agrees to provide Seller with, together with any applicable Environmental Defect Notice, copies of all final environmental reports and test results prepared by Buyer and/or any of its Representatives that contain data collected or generated from Buyer’s and its Representatives’ due diligence with respect to the Assets to the extent relating to any Environmental Defect asserted by Buyer under such Environmental Defect Notice. Seller shall not be deemed by its receipt of such documents or otherwise to have made any representation or warranty, express, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e) As soon as reasonably practicable, but in any event promptly upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to the JP Group, Seller or any of their respective Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and its Representatives’ due diligence, (ii) if Buyer performed any sampling or invasive activities as may be permitted hereunder, restore the affected Assets to the approximate same condition as they were prior to commencement of any such sampling or invasive activities and (iii) remove all equipment, tools and other property brought onto the Assets in connection with Buyer’s and its Representatives’ due diligence. Any disturbance to the Assets (including, the leasehold associated therewith) resulting from Buyer’s and its Representatives’ due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(f) During all periods that Buyer or any of its Representatives are on the Assets or are in the JP Group’s, Seller’s or any of their respective Affiliates’ offices, Buyer shall maintain, at its sole cost and expense and with its current insurers, its existing policies of insurance.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and its Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller or its Affiliates (including the JP Group). Buyer acknowledges and agrees that such information is Evaluation Material (as defined in the Confidentiality Agreement), and Buyer shall ensure that such Evaluation Material is held in accordance with the terms of the Confidentiality Agreement. The Parties hereby agree that the Confidentiality Agreement is hereby amended to extend the term of the confidentiality obligations therein until the later of (a) the term as set forth in the Confidentiality Agreement, and (b) the twelve (12) month anniversary of the date on which this Agreement is terminated; provided that if Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (A) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (B) the Excluded Assets and (C) information related to interests and assets other than the JP Interests and the Assets). If the Closing should occur, for a period of eighteen (18) months following the Closing Date, Seller shall not, and shall cause its Affiliates and its and their respective officers, directors and employees to not, disclose to any Third Party or (except in connection with the transactions contemplated by this Agreement, including any dispute hereunder, or Seller’s compliance with its obligations under this Agreement) use any confidential information regarding the Assets, but, in each case, not including information that (i) is generally available to the public as of the Closing Date, (ii) becomes generally available to the public after the Closing Date other than as a result of disclosure by Seller, its Affiliates or any of its and their respective officers, directors and employees, in violation of this Section 10.2 or (iii) that Seller or its Affiliates is required to disclose pursuant to any Law, requirement or request of any Governmental Authority or national securities exchange. Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if the Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I environmental assessment or any other environmental assessment performed on the Assets under Section 10.1 except as expressly permitted by the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, Buyer and its respective Representatives may disclose any Evaluation Material or any other information relating to the Assets or the transactions contemplated by this Agreement or any Transaction Document to any financing sources (so long as each of the recipients thereof is subject to confidentiality restrictions with respect to such disclosed information) or rating agencies (without any obligation on the part of the rating agencies to comply with the terms of the Confidentiality Agreement). Notwithstanding the foregoing, nothing in this Section 10.2 shall prohibit Buyer and its respective Representatives from contacting and having discussions with any potential purchasers or transporters of Hydrocarbon to be produced from the Assets from and after the Closing Date provided that no Evaluation Material is disclosed without Seller’s consent.

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR THE SELLER’S CERTIFICATE OR WITH RESPECT TO THE PE SPECIAL WARRANTY, AND WITHOUT LIMITING BUYER’S RIGHTS TO INDEMNITY IN ACCORDANCE WITH AND SUBJECT TO ARTICLE XIII, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ANY OF BUYER’S OR BUYER’S AFFILIATES’ RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, DIRECTOR, OFFICER, MANAGER, PARTNER, EQUITYHOLDER, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES (INCLUDING THE JP GROUP)).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR THE SELLER’S CERTIFICATE OR WITH RESPECT TO THE PE SPECIAL WARRANTY, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.3(a) AND BUYER’S RIGHTS TO INDEMNITY IN ACCORDANCE WITH AND SUBJECT TO ARTICLE XIII, (A) SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND (C) BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY,

EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR ANY PROPRIETARY G&G DATA, THIRD PARTY G&G DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE JP GROUP, THE JP INTERESTS OR THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, THE JP GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR THIRD PARTIES WITH RESPECT TO THE JP GROUP, THE JP INTERESTS OR THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, ADVISORS OR OTHER REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (X) THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS OF THE JP GROUP OR ON THE ASSETS. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN ARTICLE IV OR THE SELLER’S CERTIFICATE, BUYER ACKNOWLEDGES AND AGREES THAT (X) NO SELLER INDEMNIFIED PARTY IS MAKING (AND NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE JP INTERESTS AND THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED AND WARRANTED IN SECTION 4.19 OR IN THE SELLER’S CERTIFICATE (TO THE EXTENT RELATING TO THE REPRESENTATION AND WARRANTY IN SECTION 4.19) AND WITHOUT LIMITING BUYER’S INDEMNITY RIGHTS IN ACCORDANCE WITH AND SUBJECT TO ARTICLE XIII, BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER INDEMNIFIED PARTY IS MAKING (AND NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING, DIRECTLY OR INDIRECTLY, THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES OF ANY LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Title to Assets.

(a) Without limiting Buyer’s remedies for Title Defects set forth in this Article XI or Buyer’s right to indemnity under Article XIII, and except for Seller’s representations and warranties contained in Article IV and in the Seller’s Certificate, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to the JP Group’s or PE Seller’s, as applicable, title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any defect of title, including any Title Defect, with respect to Seller’s title to any of the Assets (i) before Closing, shall be as set forth in Article XI or if applicable, Section 14.1 and (ii) after Closing, shall be pursuant to the Special Warranty in this Agreement and the Assignment of PE Assets, and the other terms of this Agreement.

(b) PE Special Warranty. If Closing occurs, then effective as of the Effective Time, Seller shall warrant in the Assignment of PE Assets Defensible Title to the PE Leases and PE Wells unto Buyer against every Person whomsoever claiming or to claim the same or any part thereof by, through or under Seller or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances (the “PE Special Warranty” and, together with the JP Special Warranty, the “Special Warranty”).

(c) Recovery on Special Warranty of Defensible Title. Notwithstanding anything to the contrary set forth in this Agreement, to assert a breach of Seller’s representations and warranties in Section 4.26 or a breach of the PE Special Warranty in the Assignment of PE Assets, Buyer shall furnish Seller a claim notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of the Special Warranty. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further Liability for, any breach of the Special Warranty that Buyer fails to assert by a claim notice meeting the requirements of Section 11.2(a) given to Seller on or before the date that is twenty-four (24) months after the Closing Date. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer.

(d) Notwithstanding anything to the contrary set forth in this Agreement, recovery on the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Claim Date pursuant to Section 11.2, except that the Individual Title Defect Threshold, the Aggregate Deductible, the De Minimis Threshold or the Indemnity Deductible shall not apply. Seller shall be entitled to offset any amount owed by Seller to Buyer for Seller’s breach of the Special Warranty with respect to any Lease, Well, Fee Mineral Interest or Fee Surface Interest by the amount of any Title Benefits with respect to any Lease, Well, Fee Mineral Interest or Fee Surface Interest properly asserted by Seller pursuant to Section 11.2(b) unless such Title Benefit was used as an offset to any Title Defects under Section 11.2.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on December 16, 2021 (the “Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary, except for the Special Warranty, Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) the supporting documents used by Buyer to verify the existence of such alleged Title Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site in lieu of other means of delivery), and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which

Buyer’s belief is based; provided that substantial compliance with clause (iii) by the Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week that Buyer intends to assert as a Title Defect, which notice may be preliminary in nature and supplemented prior to the Claim Date; provided, however, Buyer’s failure to provide such notice shall not operate as a waiver or other relinquishment of Buyer’s right to assert Title Defects on or before the Claim Date, nor shall such failure, if any, be deemed a breach of Buyer’s covenant for purposes of Article VIII or Article XIII. From the Execution Date until the Claim Date, Buyer shall also furnish Seller with written notice of any Title Benefit of which Buyer obtains Knowledge. Buyer may not assert as a Title Defect any items disclosed on Schedule 4.5 or Schedule 4.25(a), in each case, as of the Execution Date.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) setting forth any matters that, in Seller’s good faith opinion, constitute Title Benefits and that Seller intends to assert as a Title Benefit pursuant to this Agreement. To be effective, each Title Benefit Notice shall be in writing and shall include (i) a description of the alleged Title Benefit and the Lease or Well, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) supporting information reasonably necessary for Buyer to verify the existence of such alleged Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based; provided that substantial compliance with clause (iii) by the Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii). Except for Title Benefits of which Buyer is required to notify Seller pursuant to Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Claim Date.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Buyer in accordance with this Agreement; provided, however, that if after pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding then, subject to Buyer’s prior written consent with respect to such quiet title or similar proceedings, the Cure Period with respect to such Title Defect may be extended until such quiet title or similar proceeding is finally resolved, notwithstanding Seller’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Seller initiates the quiet title or similar proceeding on or before the end of the Cure Period with Buyer’s prior written consent as described above and diligently pursues such proceeding. During the period of time from the Closing to the expiration of the Cure Period (or any extended period contemplated by this Section 11.2(c)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller (or its designee) reasonable access during normal business hours to the Assets and all Records in Buyer’s or its

Representatives’ possession or control to the extent necessary to facilitate Seller’s attempt to cure any Title Defect. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, such Title Defect. No reduction shall be made to the Purchase Price with respect to any Title Defect that Seller has elected to cure post-Closing pursuant to Section 11.2(d)(iii) and/or dispute pursuant to Section 11.2(d).

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to Closing pursuant to Section 14.1(c), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured prior to the Closing Date, Seller shall, at Seller’s sole option (subject to Buyer’s written consent under Section 11.2(d)(ii) or Section 11.2(d)(iv), if applicable) and by delivery of a written notice to Buyer at least one (1) day prior to the Closing, elect to:

(i) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Title Defect Amount relating to such Title Defect (not to exceed the Allocated Value of the applicable Title Defect Property, except for the JP Assets as set forth in Section 11.2(g)(x)) determined pursuant to this Article XI;

(ii) in the event that the Title Defect Amount asserted by Buyer pursuant to Section 11.2(a) with respect to any Title Defect Property exceeds seventy-five percent (75%) of the Allocated Value for such Title Defect Property, with Buyer’s written consent (which may be withheld in its sole discretion) either (A) if the Title Defect Property is a JP Asset, receive (or have Seller’s designee receive) an assignment from the applicable JP Group Member of the entirety of such Title Defect Property together with all associated JP Assets, as Excluded Assets or (B) if the Title Defect Property is a PE Asset, retain the entirety of such Title Defect Property together with all associated PE Assets, as Excluded Assets, as applicable, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets;

(iii) cure the alleged Title Defect pursuant to Section 11.2(c);

(iv) if and then only to the extent Buyer consents in writing, indemnify the Buyer Indemnified Parties against all Liability (up to the Allocated Value of the applicable Title Defect Property, except for the JP Assets as set forth in Section 11.2(g)(x)) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer; or

(v) if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller fails to make any of the foregoing elections prior to the Closing, Seller will be deemed to have elected the remedy set forth in Section 11.2(d)(i). Subject to Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, if Seller elects (or is deemed to have elected) the remedy set forth in Section 11.2(d)(iii) for a Title Defect and thereafter fails to cure the alleged Title Defect prior to the expiration of the Cure Period, then Seller shall have the right, in its sole discretion, to elect the remedy set forth in Section 11.2(d)(i) or, if applicable, Section 11.2(d)(ii) or Section 11.2(d)(iv) for such Title Defect no later than five (5) Business Days after the expiration of the Cure Period.

(e) Remedies for Title Benefits. With respect to all Title Benefit Properties reported under Section 11.2(a) and/or Section 11.2(b), the aggregate amount of all Title Benefit Amounts attributable to such Title Benefit Properties shall be used only to offset Title Defect Amounts as provided in Section 11.2(i) and Remediation Amounts as provided in Section 12.1(e).

(f) Exclusive Remedy. Except for (i) Buyer’s rights under the Special Warranty, (ii) Buyer’s right to terminate this Agreement prior to the Closing pursuant to Section 14.1(c) and (iii) Buyer’s remedies pursuant to the covenants, representations and warranties in this Agreement, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to the applicable JP Group Member’s or PE Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i) if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect solely represents a discrepancy between (A) the Net Revenue Interest of the applicable JP Group Member or PE Seller, as applicable, for any Lease set forth on Exhibit A-JP or Exhibit A-PE, as applicable, or Well set forth on Exhibit B, as to all of the applicable Subject Depth, and (B) the Net Revenue Interest stated therefor on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B, as to such Subject Depth throughout the duration of the productive life of such Lease or Well, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property as to such Subject Depth multiplied by a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B, for such Title Defect Property as to such Subject Depth;

(iv) if, with respect to any Title Defect affecting a Lease, the Title Defect is the result of the applicable JP Group Member’s or PE Seller’s, as applicable, Net Acres in and to all of the applicable Subject Depth of such Lease being less than the Net Acres represented by Seller on Exhibit A-JP or Exhibit A-PE, as applicable, as to such Subject Depth of such Lease, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Subject Depth for such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre decrease and the denominator of which is the Net Acres set forth for such Subject Depth of such Lease on Exhibit A-JP or Exhibit A-PE, as applicable;

(v) if, with respect to any Title Defect affecting a Fee Mineral Interest, the Title Defect is the result of the applicable JP Group Member’s or PE Seller’s, as applicable, Net Mineral Acres of such Fee Mineral Interest as to any Subject Depth being less than the Net Mineral Acres represented by Seller on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to such Subject Depth of such Fee Mineral Interest, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Fee Mineral Interest multiplied by (B) a fraction, the numerator of which is such Net Mineral Acre decrease and the denominator of which is the Net Mineral Acres set forth for such Subject Depth of such Fee Mineral Interest on Exhibit A-2-JP or Exhibit A-2-PE, as applicable; and

(vi) if, with respect to any Title Defect affecting a Fee Surface Interest, the Title Defect is the result of the applicable JP Group Member’s or PE Seller’s, as applicable, Net Surface Acres of such Fee Surface Interest being less than the Net Surface Acres represented by Seller on Exhibit C-2-JP or Exhibit C-2-PE, as applicable, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Fee Surface Interest multiplied by (B) a fraction, the numerator of which is such Net Surface Acre decrease and the denominator of which is the Net Surface Acres set forth for such Fee Surface Interest on Exhibit C-2-JP or Exhibit C-2-PE, as applicable;

(vii) if the Title Defect solely represents a discrepancy between (A) the Mineral Royalty of the applicable JP Group Member or PE Seller, as applicable, for any Fee Mineral Interest set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to all of the applicable Subject Depth, and (B) the Mineral Royalty stated therefor on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to such Subject Depth, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property as to such Subject Depth multiplied by a fraction, the numerator of which is such Mineral Royalty decrease and the denominator of which is the Mineral Royalty stated on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, for such Title Defect Property as to such Subject Depth; provided that this Section 11.2(g)(vii) shall not apply, and Section 11.2(g)(viii) shall apply, to situations where a Fee Mineral Interest is shown as unleased, but is actually leased to a Third Party;

(viii) if the Title Defect represents any matter other than described in clauses (i) through (vii) of this Section 11.2(g), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property as to the applicable Subject Depth, the portion of the Title Defect Property affected by the Title Defect as to the applicable Subject Depth, the legal effect of the Title Defect as to the applicable Subject Depth, the potential economic effect of the Title Defect over the productive life of the Title Defect Property as to the applicable Subject Depth, the values placed on such Title Defect by Seller and Buyer as to the applicable Subject Depth and such other reasonable factors as are necessary to make a proper evaluation;

(ix) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(x) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property, except as set forth in Section 11.2(g)(ii) with respect to Encumbrances that are recourse to the JP Group.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i) if Buyer and Seller agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if, with respect to any Title Benefit affecting a Lease or a Well, the Title Benefit represents an increase in the applicable JP Group Member’s or PE Seller’s, as applicable, Net Revenue Interest for such Title Benefit Property (for the productive life of such Title Benefit Property) and the Working Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B, for such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Title Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and (2) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B;

(iii) if, with respect to any Title Benefit affecting a Lease, the Title Benefit represents an increase in the applicable JP Group Member’s or PE Seller’s, as applicable, Net Acres in and to a Subject Depth of such Lease over the Net Acres represented by Seller on Exhibit A-JP or Exhibit A-PE, as applicable, for such Subject Depth of such Lease, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Subject Depth for such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre increase and the denominator of which is the Net Acres set forth for such Subject Depth of such Lease on Exhibit A-JP or Exhibit A-PE, as applicable;

(iv) if, with respect to any Title Benefit affecting a Fee Mineral Interest, the Title Benefit is the result of the applicable JP Group Member’s or PE Seller’s, as applicable, Net Mineral Acres of such Fee Mineral Interest as to any Subject Depth being greater than the Net Mineral Acres represented by Seller on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to such Subject Depth, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Fee Mineral Interest multiplied by (B) a fraction, the numerator of which is such Net Mineral Acre increase and the denominator of which is the Net Mineral Acres set forth for such Subject Depth of such Fee Mineral Interest on Exhibit A-2-JP or Exhibit A-2-PE, as applicable;

(v) if, with respect to any Title Benefit affecting a Fee Surface Interest, the Title Benefit is the result of the applicable JP Group Member’s or PE Seller’s, as applicable, Net Surface Acres of such Fee Surface Interest being greater than the Net Surface Acres represented by Seller on Exhibit C-2-JP or Exhibit C-2-PE, as applicable, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Fee Surface Interest multiplied by (B) a fraction, the numerator of which is such Net Surface Acre increase and the denominator of which is the Net Surface Acres set forth for such Fee Surface Interest on Exhibit C-2-JP or Exhibit C-2-PE, as applicable;

(vi) if, with respect to any Title Benefit affecting a Fee Mineral Interest, the Title Benefit represents an increase in the applicable JP Group Member’s or PE Seller’s, as applicable, Mineral Royalty for such Title Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Mineral Royalty increase for such Title Benefit Property and (2) the denominator of which is the Mineral Royalty set forth for such Title Benefit Property on Exhibit A-2-JP or Exhibit A-2-PE, as applicable; provided that this Section 11.2(h)(vi) shall not apply and Section 11.2(h)(vii) shall apply, to situations where a Fee Mineral Interest is shown as leased to a Third Party, but is actually unleased; and

(vii) if the Title Benefit represents any matter other than described in clauses (i) through (v) of this Section 11.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $250,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any such Environmental Defects cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

If a single Title Defect affects multiple Leases, Wells, Fee Mineral Interests or Fee Surface Interests, the Title Defect Amount attributable thereto shall be aggregated for purposes of determining whether or not such Title Defect exceeds the Individual Title Defect Threshold, but individual Title Defects shall not be aggregated with other Title Defects under any other circumstances. For the avoidance of doubt, (x) if Seller or Seller’s designee retains (or receives an assignment of, as applicable) of any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not count towards the Aggregate Deductible and (y) if Seller cures any Title Defect in accordance with this Agreement, the Title Defect Amount (or applicable portion thereof) attributable to the affected Title Defect Property will not be counted towards the Aggregate Deductible. Notwithstanding anything to the contrary in this Article XI or Article XII, if Seller timely elects to cure (or is deemed to have elected to cure) Title Defects in accordance with Section 11.2(c) and/or Environmental Defects in accordance with Section 12.1(b) and cures such Title Defects and/or Environmental Defects as provided herein after the Closing and prior to the expiration of the Cure Period, and the effect of such cure causes the Aggregate Deductible to not be exceeded, then, (I) the Parties acknowledge and agree that there will be no adjustments to the Purchase Price, or other remedies provided by Seller for any Title Defects or Environmental Defects, under this Article XI or Article XII and (II) except to the extent such amounts have been paid to Seller, Seller shall be reimbursed by Buyer for any downward adjustments to the Purchase Price under this Article XI or Article XII attributable to any Title Defect Amounts or Remediation Amounts that were made at Closing, with such reimbursement to be reflected and accounted for in the Final Settlement Statement (or, if at such time, the final adjustments to the Purchase Price have already been determined in accordance with Section 3.4 (or if applicable, Section 3.5), then Buyer shall promptly pay to Seller in immediately available funds an amount equal such reimbursement amount).

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to the Closing (or, if Seller elects to attempt to cure pursuant to Section 11.2(c), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree in writing by the Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after the Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator (the “Title Arbitrator”), who shall be an attorney or consultant with at least fifteen (15) years’ experience in title matters involving oil and gas in the applicable jurisdiction(s). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas regional office of the AAA (or, if there is no such office, the office of the AAA serving Houston, Texas). Each of Buyer and Seller shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, its proposed resolution of each Disputed Title Matter in writing no later than ten (10) Business Days after the appointment of such Title Arbitrator. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Fort Worth, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Title Matter, that the Title Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Title Arbitrator’s resolution of such Disputed Title Matter. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between Buyer and Seller. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4, then within ten (10) days after the Title Arbitrator delivers his or her award, subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 11.2(j) and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Purchase Price shall not be adjusted therefor at the Closing, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 11.2.

11.3 Casualty and Condemnation Loss. With respect to the Assets, the following additional provisions shall apply:

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well), in each case, with respect to the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects or breaches of this Agreement.

(b) If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 10.1(c)) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”) Buyer shall nevertheless be required to close if and only if the closing conditions set forth in Article VII are met. Furthermore, if Closing thereafter occurs, (i) Buyer shall assume all risk and loss associated with any such Casualty Loss of up to $1,000,000 in the aggregate (each a “Buyer Casualty Loss”) as an Assumed Obligation (and Seller and its Affiliates shall have no Liability for such Buyer Casualty Loss), (ii) the Purchase Price shall not be adjusted as a result of such Buyer Casualty Loss and (iii) Seller, at Closing, shall pay to Buyer all sums paid to Seller or its Affiliates by Third Parties by reason of such Buyer Casualty Loss insofar as with respect to the Assets, and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s and its Affiliates’ right, title and interest (if any) in insurance claims (if any), unpaid awards and other rights, in each case, against Third Parties arising out of such Buyer Casualty Loss insofar as with respect to the Assets. Promptly following the occurrence of any Buyer Casualty Loss that occurs prior to the Closing Date, Seller shall use its commercially reasonable efforts to pursue such insurance claims, unpaid awards and other rights against Third Parties. Notwithstanding anything to the contrary in this Section 11.3(b), for Casualty Losses that exceed in the aggregate $1,000,000 (each a “Seller Casualty Loss”), Seller may elect by written notice to Buyer prior to Closing to cause the Assets affected by such Seller Casualty Loss to be repaired or restored, if such repair or restoration is reasonably feasible, prior to Closing to substantially its condition prior to the applicable Seller Casualty Loss, at Seller’s sole cost (without an adjustment to the Purchase Price), in which event Seller shall retain all claims against Third Parties with respect to the Seller Casualty Loss. If Seller elects to cure such Seller Casualty Loss, Seller may replace any personal property that is the subject of a Seller Casualty Loss with equipment of similar grade and utility, or replace any personal property with personal property of similar nature and kind as would a prudent operator. If Seller elects to cure the Seller Casualty Loss and does in fact cure the Seller Casualty Loss, there shall be no adjustment to the Purchase Price. In the event that Seller does not make such election or is not able to cure such Seller Casualty Loss prior to Closing, the Purchase Price shall be reduced by the amount of the uncured Seller Casualty Losses, such amount not to exceed the Allocated Value of the Assets affected by such Seller Casualty Losses.

11.4 Consents to Assign. With respect to each Consent set forth on Schedule 4.6, Seller, not later than ten (10) days after the Execution Date (and, with respect to any Consent that is not set forth on Schedule 4.6 but is discovered by either Party after the Execution Date and before the Closing Date, not later than ten (10) days after such discovery), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(a) If Seller fails to obtain a Consent set forth on Schedule 4.6 prior to Closing and (i) the failure to obtain such Consent would cause (A) the direct or indirect assignment to Buyer of the Assets (or portion thereof affected thereby) to be void, nullified or voidable, (B) the termination of a Lease or Applicable Contract under the express terms thereof, or (C) the payment of liquidated damages or other amounts in excess of $500,000 under the express terms of the applicable Lease or Applicable Contract, or (ii) such Consent was denied by the holder thereof in writing (a consent satisfying (i) or (ii) a “Hard Consent”), then (1) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed to Buyer at the Closing (and if such Asset is held by the JP Group it shall be transferred to Seller as an Excluded Asset), (2) the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) excluded from the Assets conveyed to Buyer at Closing, and (3) Seller and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to pay any money or provide other out-of-pocket consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, within ten (10) Business Days after such Hard Consent is obtained (x) Buyer shall purchase the

Asset (or portion thereof) and any associated Assets (or portion thereof) that were so excluded as a result of such previously un-obtained Hard Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) and any associated Assets so excluded (as such amount is appropriately adjusted in accordance with the other terms of this Agreement, and as such approach may be further adjusted pursuant to this Agreement) and (y) Seller shall assign to Buyer the Assets (or portion thereof) and any associated Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment of JP Interests or the Assignment of PE Assets, in each case, pursuant to Section 9.5 (and the other terms and conditions herein) with respect to such Assets (or portion thereof) and any associated Assets so excluded at Closing.

(b) If Seller fails to obtain a Consent set forth on Schedule 4.6 prior to Closing, and such Consent is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability to Buyer for, the failure to obtain such Consent.

(c) Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.6 (and any Consent that is not set forth on Schedule 4.6 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that no Party shall be required to pay any money or provide other out-of-pocket consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

11.5 Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.7, Seller, not later than ten (10) days of the Execution Date (and, with respect to any Preferential Purchase Right that is not set forth on Schedule 4.7 but is discovered by either Party after the Execution Date and before the Closing Date, not later than ten (10) days after such discovery), shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby.

(a) In the event that any holder of a Preferential Purchase Right notifies Seller that it intends to exercise such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right shall be excluded from this Agreement (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets (or portions of such Assets) and, subject to Article IX, the Closing shall occur as to the remainder of the Assets (or interests therein).

(b) In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, then, if the Assets subject to such Preferential Purchase Right are PE Assets, such Assets shall be retained by Seller and the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such retained Assets. With respect to any PE Assets retained by Seller pursuant to this Section 11.5, if, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, prior to the expiration of one hundred eighty (180) days following Closing, then Seller and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase Right and any related Assets which were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on the Claim Date claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Agreement. Except for Buyer’s right to indemnification pursuant to Article XIII with respect to a breach of Section 4.19, Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect (including, but not limited to, reference to the specific Environmental Laws alleged to have been violated with respect to and that currently require Remediation of the alleged Environmental Defect), (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site in lieu of other means of delivery) and (iv) a reasonably detailed calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect, including a description of assumptions used by Buyer with respect to calculation of such Remediation Amount; provided that substantial compliance with clause (iii) by the Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week that Buyer intends to assert as an Environmental Defect, which notice may be preliminary in nature and supplemented prior to the Claim Date; provided, however, Buyer’s failure to provide such notice shall not operate as a waiver or other relinquishment of Buyer’s right to assert Environmental Defects on or before the Claim Date, nor shall such failure, if any, be deemed a breach of Buyer’s covenant for purposes of Article VIII or Article XIII. Buyer may not assert as an Environmental Defect any TCEQ Fulfillment Obligation.

(b) Seller’s Right to Cure. Subject to Section 12.1(c)(iii), Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the expiration of the Cure Period any Environmental Defect asserted by Buyer in accordance with this Agreement. Subject to Section 12.1(c)(iii), during the period of time from the Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Seller, including by giving Seller (or its designee) reasonable access during normal business hours to the Assets and all Records in Buyer’s or its Representatives’ possession or control to the extent necessary or convenient to facilitate Seller’s attempt to cure any Environmental Defect. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to Seller’s rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure or Remediate, such Environmental Defect. No reduction shall be made to the Purchase Price with respect to any Environmental Defect that Seller has elected to cure post-Closing pursuant to Section 12.1(c)(iii) and/or dispute pursuant to Section 12.1(c).

(c) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, and subject to the right of Buyer to terminate this Agreement prior to Closing pursuant to Section 14.1(c), in the event that any Environmental Defect timely and effectively asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured prior to the Closing Date, Seller shall, at Seller’s sole option (subject to Buyer’s written consent under Section 12.1(c)(ii), Section 12.1(c)(iii) or Section 12.1(c)(iv), if applicable) and by delivery of a written notice to Buyer at least one (1) day prior to the Closing, elect to:

(i) subject to the Individual Environmental Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount relating to such Environmental Defect determined pursuant to this Article XII;

(ii) in the event that the aggregate Remediation Amount asserted by Buyer pursuant to Section 12.1(a) with respect to any Asset affected by Environmental Defects asserted by Buyer exceeds seventy-five percent (75%) the Allocated Value for such Asset, with Buyer’s written consent (which may be withheld in its sole discretion) either (A) if the Asset affected by the Environmental Defect is a JP Asset, receive (or have Seller’s designee receive) an assignment from the applicable JP Group Member of the entirety of the JP Asset that is subject to such Environmental Defects, together with all associated JP Assets, as Excluded Assets or (B) if the Asset affected by the Environmental Defect is a PE Asset, retain the entirety of the PE Asset that is subject to such Environmental Defects together with all associated PE Assets, as Excluded Assets, as applicable, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets;

(iii) subject to Buyer’s prior written consent and the Parties’ agreement to an appropriate indemnity in favor of the Buyer Indemnified Parties and in a form reasonably acceptable to Buyer with respect to Seller’s access to the affected Assets from and after the Closing, cure the alleged Environmental Defect pursuant to Section 12.1(b) after the Closing;

(iv) if and then only to the extent Buyer consents in writing, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets subject to such Environmental Defect pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer; or

(v) if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller fails to make any of the foregoing elections prior to the Closing, Seller will be deemed to have elected the remedy set forth in Section 12.1(c)(i). Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, if Seller elects (or is deemed to have elected) the remedy set forth in Section 12.1(c)(iii) for an Environmental Defect and thereafter fails to cure the alleged Environmental Defect prior to the expiration of the Cure Period, then Seller shall have the right, in its sole discretion, to elect the remedy set forth in Section 12.1(c)(i) or, if applicable, Section 12.1(c)(ii) or Section 12.1(c)(iv) for such Environmental Defect no later than five (5) Business Days after the expiration of the Cure Period.

(d) Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement prior to the Closing pursuant to Section 14.1(c), Buyer’s right to indemnification pursuant to Article XIII with respect to a breach of Section 4.19 and Buyer’s remedies pursuant to the covenants, representations and warranties in this Agreement, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect affecting any Asset or other environmental matter.

(e) Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $250,000 (the “Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (but excluding any such Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), less (3) the aggregate Title Benefit Amounts of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and

Title Defect Amounts exceeds the Aggregate Deductible. If a single Environmental Defect affects multiple Assets, the Remediation Amount attributable thereto shall be aggregated for purposes of determining whether or not such Environmental Defect exceeds the Individual Environmental Defect Threshold, but individual Environmental Defects shall not be aggregated with other Environmental Defects under any other circumstances. For the avoidance of doubt, (x) if Seller or Sellers’ designee retains (or receives an assignment of, as applicable) any Asset affected by Environmental Defects pursuant to Section 12.1(c)(ii), the Remediation Amount related to such Asset will not count towards the Aggregate Deductible and (y) if Seller Remediates any Environmental Defect in accordance with this Agreement, the Remediation Amount (or applicable portion thereof) attributable to the affected Asset will not be counted towards the Aggregate Deductible.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Environmental Defects and Remediation Amounts and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Environmental Defect (collectively, the “Disputed Environmental Matters”) prior to the Closing (or, if Seller elects to attempt to cure pursuant to Section 12.1(b), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree in writing by the Closing (or by the end of the Cure Period if Seller elects to attempt to cure an Environmental Defect after the Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator (the “Environmental Arbitrator”), who shall be an attorney or consultant with at least fifteen (15) years’ experience in environmental matters involving oil and gas in the applicable jurisdiction(s). The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Fort Worth, Texas regional office of the AAA (or, if there is no such office, the office of the AAA serving Fort Worth, Texas). Each of Buyer and Seller shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, its proposed resolution of each Disputed Environmental Matter in writing within ten (10) Business Days after the appointment of such Environmental Arbitrator. The proposed resolution of the Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Environmental Matter. The arbitration proceeding shall be held in Fort Worth, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.1(f). The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute or any hearing (as the case may be) and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to rendering an award; provided, however, with respect to each Disputed Environmental Matter, that the

Environmental Arbitrator shall be limited to awarding only one or the other of the amounts proposed by the Parties for the Environmental Arbitrator’s resolution of such Disputed Environmental Matter. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matter submitted by either Party and may not award damages, interest, penalties or any other sums to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between Buyer and Seller. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers his or her award, subject to Section 12.1(e), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any unresolved Disputed Environmental Matter arbitration conducted pursuant to this Section 12.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of the Closing, the Purchase Price shall not be adjusted therefor at the Closing, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 12.1.

12.2 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets; and (g) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect.

ARTICLE XIII

INDEMNIFICATION; SURVIVAL

13.1 Assumed Obligations; Specified Obligations.

(a) Without limiting Buyer’s rights to indemnity under this Article XIII, from and after the Closing, Buyer (x) assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities, known or unknown, arising from, based upon, related to or associated with the PE Assets, regardless of whether such Liabilities arose prior to, at or after the Effective Time, including Liabilities relating in any manner to the use, ownership or operation of the PE Assets, including Liabilities (i) to furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation PE Applicable Contracts, (ii) to pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons relating to the PE Assets, including those held in suspense for which the Purchase Price was adjusted pursuant to Section 3.2(b)(iii)(E), (iii) to Decommission the PE Assets, (iv) to clean up and remediate the PE Assets in accordance with Applicable Contracts and Laws, (v) to perform all obligations applicable to or imposed on the lessee or owner under the PE Leases, PE Units, PE Surface Rights and PE Applicable Contracts, or as required by Law, (vi) with respect to the matter set forth on Schedule 4.25(a), and (vii) with respect to all Property Expenses attributable to the PE Assets and (y) hereby agrees to cause the JP Group to fulfill, perform, pay and discharge all Liabilities, known or unknown, arising from, based upon, related to or associated with the JP Assets, regardless of whether such Liabilities arose prior to, at or after the Effective Time, including Liabilities relating in any manner to the use, ownership or operation of the JP Assets, including Liabilities (i) to furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation JP Applicable Contracts, (ii) to pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons relating to the JP Assets, including those held in suspense for which the Purchase Price was adjusted pursuant to Section 3.2(b)(iii)(E), (iii) to Decommission the JP Assets, (iv) to clean up and remediate the JP Assets in accordance with Applicable Contracts and Laws, (v) to perform all obligations applicable to or imposed on the lessee or owner under the JP Leases, JP Units, JP Surface Rights and JP Applicable Contracts, or as required by Law, (vi) with respect to the lawsuits, litigation and claims set forth in Part II of Schedule 4.5, and (vii) with respect to all Property Expenses attributable to the JP Group (all of said Liabilities in clause (x) and the obligation to cause the JP Group to fulfill, perform, pay and discharge all Liabilities in clause (y), being referred to as the “Assumed Obligations”); provided that Buyer does not assume any Liabilities to the extent that they are Specified Obligations for which Seller is obligated to indemnify Buyer under Section 13.2(c), or attributable to or arise solely out of the use, ownership or operation of the Excluded Assets.

(b) The following Liabilities of (A) Seller related to the PE Assets and (B) the JP Group are herein referred to as the “Specified Obligations”: (i) except for the Liabilities for which Buyer indemnifies Seller for as set forth in Section 10.1(c), Liabilities arising out of or related to (x) personal illness or injury (including death) resulting from events occurring prior to the Closing Date or (y) property damages (excluding any Remediation-related obligations, costs or expenses) suffered by Third Parties resulting from events occurring prior to the Effective Time, (ii) any Liabilities arising from any transport or disposal of Hazardous Substances off-site of the Assets by Seller or its Affiliates prior to the Closing Date, (iii) Liabilities to the extent that they are attributable to or arise out of the use, ownership, or operation of the Excluded Assets, (iv) Seller Taxes, (v) subject to the Purchase Price adjustment for overhead in Section 3.2(a)(iii)(B), Seller’s general and administrative and overhead costs relating to the operation of the Assets and any Property Expenses attributable to the Assets for the period of time prior to the Effective Time, (vi) accounting for, failure to pay, or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or similar interest holder under the Assets, in each case, (w) with respect to production attributable to Hydrocarbons produced from the Assets prior to the Effective Time, (x) to the extent Seller or its Affiliates received revenues or other proceeds of production that are owed to such interest holders and such revenues and other proceeds of production have not been paid to such interest holders or to Buyer (either directly, through an adjustment to the Purchase Price or otherwise), with respect to production attributable to Hydrocarbons produced from the Assets from the Effective Time to the Closing Date, (y) to the extent Seller or its Affiliates owe such interest holders any reimbursement of any prepaid Property Expenses and such prepaid Property Expenses have not been delivered to Buyer (directly, through adjustment to the Purchase Price or otherwise), and (z) not relating to, or arising from, any of the matters set forth in Part II of Schedule 4.5, (vii) Business Employee Benefit Plans, (viii) monetary fines and penalties or criminal sanctions imposed by any Governmental Authority with respect to Seller’s ownership, operation or use of the Assets prior to the Closing Date, but excluding any Remediation-related obligations, costs or expenses, (ix) any Proceeding scheduled or that should have been scheduled as of the Execution Date in Part I of Schedule 4.5 or on Schedule 4.13, and (x) any Derivative Financial Instrument or Debt Contract of Seller or one or more its Affiliates or the JP Group (other than those Derivative Financial Instruments or Debt Contracts that are entered into by or on behalf of the JP Group (1) prior to Closing in connection with Buyer’s financing of the transactions contemplated by this Agreement or (2) from and after the Closing).

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, Seller shall be liable for, and shall defend, indemnify, hold harmless and release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Buyer Indemnified Party arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article IV and/or the Seller’s Certificate;

(b) any breach by Seller of any of its covenants or agreements under this Agreement; or

(c) the Specified Obligations.

13.3 Indemnities of Buyer. Effective as of the Closing, Buyer shall be liable for, and shall defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Seller Indemnified Party arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V and/or the Buyer’s Certificate;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; and

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Seller shall not have any Liability for any indemnification under Section 13.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds Five Hundred Thousand Dollars ($500,000) (the “De Minimis Threshold”), and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer that meet the De Minimis Threshold requirement exceed the Indemnity Deductible, after which point Seller shall only be liable for such indemnification to the extent such Liabilities that meet the De Minimis Threshold requirement exceed the Indemnity Deductible; provided that the limitations on Seller’s Liability in this Section 13.4(a) shall not apply to (x) Seller’s Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.16, the representations and warranties in Section 4.26 and Section 4.31 and the corresponding representations and warranties in the Seller’s Certificate and (y) Seller’s Liability under Section 13.2(b) or Section 13.2(c).

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller’s aggregate Liabilities under (x) Section 13.2(a) (other than Liabilities with respect to any breach of the Fundamental Representations of Seller, Section 4.13(a), Section 4.16, Section 4.26, Section 4.31 and the corresponding representations and warranties in the Seller’s Certificate or with respect to Seller Taxes), and (y) Section 13.2(c) with respect to clause (i) (Personal Injury, Death and Property Damage), shall not exceed twenty percent (20%) of the Purchase Price and (ii) subject to clause (i) above, including under Section 13.2(a) with respect to any breach of the Fundamental Representations of Seller, Seller’s aggregate Liabilities under this Agreement shall not exceed one hundred percent (100%) of the Purchase Price.

(c) Notwithstanding anything herein or in any Transaction Document to the contrary, the obligations and rights of the Parties under Section 13.2(a), and the Liabilities for which any Indemnified Party is obligated to indemnify or entitled to indemnity under Section 13.2(a) shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality, material adverse effect, Material Adverse Effect or similar qualifiers set forth in any representation or warranty (other than the qualifier in Section 4.10(a)).

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, REMISE, DISCHARGE, EXCLUSIVE REMEDY, LIMITATION ON LIABILITY AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS”.

13.6 Exclusive Remedy.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after the Closing, Section 2.3(b), Section 3.4, Section 3.5, Section 6.12, Section 6.13, Section 6.17, Section 10.1(c), solely with respect to claims relating to breaches of Section 4.26 and Disputed Title Matters, Section 11.1 and Section 11.2, solely with respect to Disputed Environmental Matters, Article XII, Exhibit H, Exhibit I, the Transition Services Agreement, this Article XIII and Section 15.18 and any indemnity agreement entered into pursuant to Section 11.2(d)(iv), Section 12.1(c)(iii), Section 12.1(c)(iv), and/or Section 15.8 contain the Parties’ exclusive remedies against each other with respect to breaches of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or the Transaction Documents. Except as specified in Section 2.3(b), Section 3.4, Section 3.5, Section 6.12, Section 6.13, Section 6.17, Section 10.1(c), solely with respect to claims relating to breaches of Section 4.26 and Disputed Title Matters, Section 11.1 and Section 11.2, solely with respect to Disputed Environmental Matters, Article XII, Exhibit H, Exhibit I, the Transition Services Agreement, this Article XIII and Section 15.18 and any indemnity agreement entered into pursuant to Section 11.2(d)(iv), Section 12.1(c)(iii), Section 12.1(c)(iv), and/or Section 15.8, effective as of the Closing, each Party, on its own behalf and on behalf of such Party’s Indemnified Parties hereby forever releases, remises and forever discharges the other Party’s Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which such first Party or such Party’s Indemnified Parties have or might now or subsequently have, based on, relating to or arising out of (i) this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or (ii) in the case of releases by the Buyer Indemnified Parties, rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

13.7 Indemnification Procedures. All claims for indemnification under Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) In General. For purposes of Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Seller Indemnified Party or Buyer Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Buyer or Seller, as applicable, pursuant to Section 10.1(c) or this Article XIII.

(b) Claims Procedure. To make a claim for indemnification under Section 10.1(c), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 10.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) Third Party Claims.

(i) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to, at the expense of the Indemnifying Party, file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii) If the Indemnifying Party admits its Liability to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii) If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend and indemnify against and, if applicable, settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (1) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (A) consent to such settlement or (B) reject, in its reasonable judgment, the proposed settlement or (2) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (2) above.

(d) Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter. If the Indemnifying Party does not admit or otherwise does deny its Liability against a claim for indemnification not based upon a Third Party Claim within the thirty (30)-day time period set forth in this Section 13.7(d), then the Indemnified Party shall diligently and in good faith pursue its rights and remedies under this Agreement with respect to such claim for indemnification.

13.8 Survival.

(a) Seller’s Representations and Warranties.

(i) Except as set forth in Section 13.8(a)(ii) and Section 13.8(a)(iii), Seller’s representations and warranties in Article IV, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 13.2(a) with respect to all such representations and warranties shall expire and terminate at 5:00 p.m. Central Time on the date that is the first (1st) anniversary of the Closing Date (the “General Indemnity Period”).

(ii) (A) The representations and warranties in Section 4.16, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 13.2(a) with respect to all such representations and warranties shall expire and terminate at 5:00 p.m. Central Time on the date that is sixty (60) days following the expiration of the applicable statute of limitations and (B) the representations and warranties in Section 4.31, the Special Warranty, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 13.2(a) with respect to all such representations and warranties shall expire and terminate at 5:00 p.m. Central Time on the date that is twenty-four (24) months after the Closing Date.

(iii) The Fundamental Representations of Seller, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 13.2(a) with respect to all such representations and warranties shall survive indefinitely.

(b) Seller’s Covenants. Each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller at or prior to Closing (other than Section 15.3) and the corresponding indemnity obligations of Seller under Section 13.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until the expiration of the General Indemnity Period. All other covenants and performance obligations (other than Section 15.3) of Seller set forth in this Agreement and the corresponding indemnity obligations of Seller under Section 13.2(b) with respect to such covenants and obligations shall survive the Closing for the time period specified in the Agreement and, if not so specified, shall survive the Closing and remain in full force and effect until fully performed.

(c) Seller’s Specified Obligations and Seller Taxes. Other than as expressly set forth in the remainder of this Section 13.8(c), the Specified Obligations and the corresponding indemnity obligations of Seller under Section 13.2(c) with respect to such items shall survive the Closing and remain in full force and effect until the second (2nd) anniversary of the Closing Date. The covenants of Seller in Section 15.3 and the corresponding indemnity obligations of Seller under Section 13.2(b) and the indemnity obligations of Seller under Section 13.2(c) with respect to clause (iv) (Seller Taxes) of the definition of Specified Obligations, shall expire and terminate at 5:00 p.m. Central Time on the date that is sixty (60) days following the expiration of the applicable statute of limitations. The indemnity obligations of Seller under Section 13.2(c) with respect to clause (v) (Property Expenses) of the definition of “Specified Obligations” shall remain in full force and effect until the expiration of the General Indemnity Period. The indemnity obligations of Seller under Section 13.2(c) with respect to clause (iii) (Excluded Assets), clause (ix) (Retained Litigation) and clause (x) (Derivative Financial Instruments and Debt Contracts) of the definition of “Specified Obligations” shall survive indefinitely.

(d) Buyer’s Representations, Warranties, Covenants and Other Indemnities.

(i) Except as set forth in Section 13.8(d)(ii), Buyer’s representations and warranties in Article V, the corresponding representations and warranties in the Buyer’s Certificate and the corresponding indemnity obligations of Buyer under Section 13.3(a) with respect to all such representations and warranties shall survive the Closing and remain in full force and effect until the expiration of the General Indemnity Period.

(ii) The Fundamental Representations of Buyer, the corresponding representations and warranties in the Buyer’s Certificate and the corresponding indemnity obligations of Buyer under Section 13.3(a) with respect to all such representations and warranties shall survive indefinitely.

(iii) Each of the covenants and performance obligations of Buyer set forth in this Agreement that are to be complied with or performed by Buyer at or prior to Closing (other than Section 15.3) and the corresponding indemnity obligations of Buyer under Section 13.3(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until the expiration of the General Indemnity Period. All other covenants and performance obligations (other than Section 15.3) of Buyer set forth in this Agreement and the corresponding indemnity obligations of Buyer under Section 13.3(b) with respect to such covenants and obligations shall survive the Closing for the time period specified in the Agreement and, if not so specified, shall survive the Closing and remain in full force and effect until fully performed.

(iv) The covenants of Buyer in Section 15.3 and the corresponding indemnity obligations of Buyer under Section 13.3(b) shall expire and terminate at 5:00 p.m. Central Time on the date that is sixty (60) days following the expiration of the applicable statute of limitations.

(v) The indemnity obligations of Buyer under Section 13.3(c) shall survive the Closing and remain in full force and effect indefinitely.

(e) Survival After Claim. Representations, warranties, covenants and other agreements shall be of no further force and effect after the date of their expiration (if any), after which time no claim may be made with respect to such representation, warranty, covenant or other agreement. The indemnity obligations in Sections 13.2 and 13.3 shall terminate as of the termination date of each respective covenant, agreement, representation or warranty that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered in good faith to the Indemnifying Party on or before such termination date. Notwithstanding anything to the contrary set forth in Section 13.8(a) through Section 13.8(d), if a Claim Notice has been delivered under Section 13.7(b) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under this Agreement alleging a right to indemnification or defense for Liabilities arising out of, relating to or attributable to the breach of such representation, warranty, covenant, indemnity or performance obligation, such representation, warranty, covenant, indemnity or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity or performance obligation have been fully and finally resolved under Section 13.7.

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and each of the Transaction Documents. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby.

13.10 Insurance.

(a) The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement or the Transaction Documents shall be reduced by any corresponding insurance proceeds from insurance policies carried by such Indemnified Party that are actually realized; provided that if any Indemnified Party receives insurance proceeds after it has received payments from the Indemnifying Party, it shall promptly pay such duplicative amount to the Indemnifying Party in immediately available funds. In no event shall any pending insurance claim delay the payment required of the Indemnifying Party under this Article XIII.

(b) Buyer acknowledges and agrees that from and after the Closing, (i) Seller or any of its Affiliates may terminate coverage with respect to the Assets or the JP Group under any insurance policies maintained by Seller or any of its Affiliates (other than the JP Group) on behalf of the JP Group or with respect to which the JP Group is a named insured or otherwise the beneficiary of coverage (the “Seller Insurance Policies”); (ii) none of the Assets will be covered under any Seller Insurance Policy following the Closing; and (iii) Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to post-Closing issuance coverage for the Assets and the JP Group.

(c) Subject to Section 13.10(a), Seller and any of its Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to any Seller Insurance Policy in respect of any insurance claim relating to the conduct of the business of the JP Group prior to the Closing Date.

13.11 NON-COMPENSATORY DAMAGES. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

13.13 Treatment of Payments. Any payments made to any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, pursuant to Article III or this Article XIII shall be treated as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes to the extent permitted by applicable Law.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing (by written notice from the terminating Party to the other Party):

(a) by Seller, at Seller’s option, if any of the conditions set forth in Section 8.1, Section 8.2 or Section 8.6 have not been satisfied on or at any time after the Target Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied on or at any time after the Target Closing Date) and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller; provided that the foregoing cure period of Buyer shall be limited to five (5) Business Days with respect to a violation of, breach of or failure to perform the covenants in Section 9.3(f);

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.6 have not been satisfied on or at any time after the Target Closing Date (or, with respect to those conditions that can only be satisfied at the Closing, are not capable of being satisfied on or at any time after the Target Closing Date) and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(c) by Seller or Buyer if the Closing shall not have occurred on or before February 4, 2022, or such later date as agreed to in writing by Seller and Buyer (in each such Party’s sole discretion), in each case, as may be extended pursuant to Section 6.6 (the “Outside Date”);

(d) by Seller or Buyer if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order of a Governmental Authority;

(e) by Buyer if the condition set forth in Section 7.4 is not satisfied on or before the Outside Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Outside Date;

(f) by the mutual prior written consent of Seller and Buyer;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), (c) or (e) of this Section 14.1 if such Party is a Breaching Party at the time this Agreement would otherwise be terminated by such Breaching Party. Notwithstanding anything to the contrary in the foregoing proviso, a Breaching Party may terminate this Agreement prior to the Closing under Section 14.1(c) at any time following the sixtieth (60th) day after the Outside Date unless, prior to such Breaching Party so terminating this Agreement, the other Party has commenced appropriate proceedings to enforce its rights pursuant to Section 14.2 including specific performance, and, thereafter, uses commercially reasonable efforts to prosecute such proceeding or proceedings(s). Any such termination by the Breaching Party pursuant to the preceding sentence shall be without prejudice to the other Party’s rights and remedies under Section 14.2.

14.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to any provision of Section 14.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability hereunder; provided that the provisions of Section 10.1(c), Section 10.1(e), Section 10.2, Section 10.3, Section 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Section 15.3, Section 15.8, Section 15.16 and Section 15.18, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination. Upon the termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the JP Interests, the JP Group and the Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.

(b) If Seller has the right to terminate this Agreement pursuant to Section 14.1(a) and Buyer is a Breaching Party, then, in such event, Seller shall have the right to, at its option, (A) terminate this Agreement pursuant to Section 14.1(a) and, as Seller’s sole and exclusive remedy, retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer or (B) in lieu of terminating this Agreement, seek all remedies available at law or in equity for Buyer’s Willful Breach, including an order of specific performance requiring Buyer to close the transactions contemplated by this Agreement; provided that Seller may simultaneously pursue any (one or more) of the foregoing remedies but in no event shall Seller be permitted or entitled to receive both of the remedies described in the immediately foregoing clauses (A) and (B). The provision for retention of the Deposit as liquidated damages in this Section 14.2(b) has been included because, in the event of a termination of this Agreement where Seller is entitled to retain the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(c) If Buyer has the right to terminate this Agreement pursuant to Section 14.1(b) and Seller is a Breaching Party, then, in such event, Buyer shall have the right to, at its option, (A) terminate this Agreement pursuant to Section 14.1(b) and, as Buyer’s sole and exclusive remedy, receive an amount from Seller equal to Twenty Million Dollars ($20,000,000) (the “Seller Termination Payment”) as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Seller or (B) in lieu of terminating this Agreement, seek all remedies available at law or in equity for Seller’s Willful Breach, including specific performance by Seller requiring Seller to close the transactions contemplated by this Agreement; provided that Buyer may simultaneously pursue any (one or more) of the foregoing remedies but in no event shall Buyer be permitted or entitled to receive both of the remedies described in the immediately foregoing clauses (A) and (B). The provision for the payment by Seller of an amount equal to the Seller Termination Payment as liquidated damages in this Section 14.2(c) has been included because, in the event of a termination of this Agreement where Seller is required to pay Buyer an amount equal to the Seller Termination Payment, the actual damages to be incurred by Buyer can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(d) In the event that this Agreement is terminated under Section 14.1 and Seller is not entitled to retain the Deposit under Section 14.2(b), Seller shall promptly return to Buyer the entirety of the Deposit (without interest).

(e) If a Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party from the other Party, including reasonable and documented attorneys’ fees, in addition to any other relief to which such Party may be entitled.

14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, Third Party G&G Data, Proprietary G&G Data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the JP Group or the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify the same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules.

(a) All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

Each Party and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.

(b) In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules be deemed or interpreted to broaden the scope of the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. The inclusion of any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules shall not be construed as an admission or acknowledgment or otherwise imply (i) that such matter, fact, occurrence, information or circumstance is required to be listed in the Exhibits or Schedules in order for any representation or warranty in this Agreement to be true and correct or (ii) that, with respect to any representation or warranty qualified by materiality (or similar qualifier), such matter, fact, occurrence, information or circumstance is, or may be, material.

(c) Any exception, qualification or other disclosure set forth on the Schedules attached to this Agreement with respect to a particular representation, warranty, obligation, covenant, condition, indemnity or agreement contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all sections contained in the Schedules to the extent the description of facts regarding the event, item or matter in such disclosure is adequate so as to make reasonably apparent to Buyer that such exception, qualification or disclosure is applicable to such other sections whether or not such exception, qualification or disclosure is so numbered.

(d) Matters reflected in the Exhibits or Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Exhibits or Schedules. In particular, if the Exhibits or Schedules contain supplementary information not specifically required under this Agreement to be included in the Exhibits or Schedules, such additional matters are set forth solely for informational purposes, are not represented or warranted in this Agreement and do not necessarily include other matters of a similar nature. In addition, the disclosure of any matter in the Exhibits or Schedules is not to be deemed an admission against any Party that such matter actually constitutes noncompliance with or a violation of contract or Law or other topic to which such disclosure is applicable. In disclosing any matter, fact, occurrence, information or circumstance in the Exhibits or Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same.

15.2 Expenses. Except as otherwise specifically provided in this Agreement (including, for the avoidance of doubt, under Article XIII), all fees, costs and expenses incurred by Seller (including JP Group Transaction Expenses) or Buyer (including fees, costs and expenses incurred by the JP Group after the Closing, excluding JP Group Transaction Expenses) in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated hereby or thereby shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

15.3 Taxes.

(a) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the JP Interests and Assets to Buyer shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers, collectively. All sales, use, transfer, stamp, documentary, registration or similar Taxes, if any, incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers, collectively. The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by applicable Law, and, the non-filing Party will promptly reimburse the other Party for its portion of the Transfer Taxes so payable upon receipt of written notice that such Transfer Taxes are payable. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) Each Party shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to (i) Assets Taxes attributable to the Assets and (ii) any Taxes imposed on or with respect to the JP Group. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 13.7(c).

(c) Without duplication of clause (f) of the definition of Excluded Assets, Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 15.3(e)(i) and Section 15.3(e)(ii), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.3(e)(x) and Section 15.3(e)(y). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.3(c), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable out of pocket costs or expenses incurred by such recipient Party in procuring such refund.

(d) Seller shall prepare and file any Tax Returns with respect to Asset Taxes that are required to be filed on or before the Closing Date and shall pay any Asset Taxes that are due and payable on or before the Closing Date and such Tax Returns shall not be amended by Buyer without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. To the extent any such Tax Return relates to a Straddle Period, Seller shall submit such Tax Return to Buyer for its review and comment reasonably in advance of the due date therefor and timely file each such Tax Return, incorporating any reasonable comments received from Buyer reasonably in advance of the due date therefor. After the Closing Date,

Buyer shall be responsible for paying any Asset Taxes that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes. To the extent any such Tax Return relates to a Straddle Period, Buyer shall submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor and timely file such Tax Return, incorporating any reasonable comments received from Seller reasonably in advance of the due date therefor. The Parties agree that (A) this Section 15.3(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (B) nothing in this Section 15.3(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 15.3(d), which shall be borne by the breaching Party).

(e) Seller shall be allocated and bear all Asset Taxes with respect to the PE Assets and any Taxes imposed on or with respect to the JP Group, in each case, attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes with respect to the PE Assets and any Taxes imposed on or with respect to the JP Group, in each case, attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(f) For purposes of determining the allocations described in Section 15.3(e), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, Section 3.3, or Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by Buyer or Seller) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement (as finally determined pursuant to

Section 3.4), or any Party is required to file a Tax Return pursuant to Section 15.3(d) with respect to Asset Taxes that are allocable (in whole or in part) to another Party, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.3(f).

(g) Notwithstanding anything herein to the contrary, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (an “Exchange”). In the event Seller assigns the Assigned Rights to a Qualified Intermediary pursuant to this Section 15.3(g), then Seller agrees to notify Buyer in writing of such assignment at or before the Closing. Buyer hereby consents to any such assignment and Buyer agrees to pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets into a qualified escrow or qualified trust account at Closing as directed by the Qualified Intermediary and Seller in writing; provided that the Closing shall not be delayed by reason of the Exchange. Seller and Buyer hereby acknowledge and agree that any assignment of this Agreement by Seller pursuant to this Section 15.3(g) shall not release either Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement. Buyer further consents to the reassignment, following the Closing, of all of the Assigned Rights that survive the Closing from the Qualified Intermediary to Seller.

15.4 Assignment. Except as provided in Section 15.3(g), this Agreement may not be assigned by either Party without the prior written consent of the other Party. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any Liabilities hereunder, including Liabilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Equity Interests in the JP Group or any of the Assets shall not relieve Buyer or its successors or assigns of any of their Liabilities (including indemnity obligations) hereunder. Any purported assignment of this Agreement by either Party in violation of this Section 15.4 shall be null and void, ab initio.

15.5 Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.6 Publicity. Except as required by Law or any nationally recognized securities exchange, each Party shall not issue or make any press release or other public or private announcement concerning this Agreement (or otherwise disclose the terms of this Agreement) without the prior written consent of the other Party, which consent shall not be unreasonably withheld. At least 24 hours prior to issuing or making any press release or other public or private announcement concerning this Agreement (or otherwise disclosing the terms of this Agreement), in each case, in accordance with this Section 15.6, such Party shall provide the other Party with such release, announce or disclosure and shall incorporate any reasonable comments requested by such other Party into such release, announcement or disclosure. Notwithstanding anything herein to the contrary, except as required by Law or nationally recognized securities exchange, neither Buyer nor Seller shall disclose the name of the other Party (or the names of any of such other Party’s Affiliates) or the Purchase Price in any public release or announcement without the prior written consent of the other Party (which consent may not be unreasonably withheld).

15.7 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party, and with the receiving Person affirmatively obligated to promptly acknowledge receipt), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Pioneer Natural Resources USA, Inc.

777 Hidden Ridge

Irving, Texas 75038

Attn:

Phone:

Email:

With a copy to (which shall not constitute notice):

Vinson & Elkins, L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention:

Phone:

Email:

If to Buyer:

Continental Resources, Inc.

20 North Broadway Avenue

Oklahoma City, Oklahoma 73102

Attention:

Phone:

Email:

With a copy to (which shall not constitute notice):

Continental Resources, Inc.

P.O. Box 268836

Oklahoma City, Oklahoma 73126

Attention: Contract Notices (Legal)

Email: contractnotices@clr.com

With a copy to (which shall not constitute notice):

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention:

Phone:

Email:

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.7.

15.8 Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement, including, with respect to Seller, using its commercially reasonable efforts to locate and transfer any electronic Records.

15.9 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all applicable assignments executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the PE Assets and to any Third Party operator of the PE Assets of the assignment of such PE Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the direct or indirect assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the direct or indirect assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.10 Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES OR THEIR RESPECTIVE REPRESENTATIVES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL.

15.11 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the D&O Indemnified Parties with respect to Section 6.12 or the Nonparty Affiliates with respect to Section 15.19 nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns or the Parties’ respective Indemnified Parties) any rights, remedies or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.12 Amendment. This Agreement may be amended or modified only by an instrument in writing executed by both Parties (or their permitted successors and assigns) and expressly identified as an amendment or modification.

15.13 Waiver; Rights Cumulative. Any of the terms, covenants, agreements, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective Representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, agreement, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right by Seller or Buyer shall not preclude the exercise of any other right.

15.14 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO REAL PROPERTY FOR ASSETS LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b) Except as provided in Section 3.5, Article XI and Article XII, the Parties hereby irrevocably submit to the exclusive jurisdiction of any state court of competent jurisdiction located in Fort Worth, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute shall be heard and determined exclusively in such courts and each Party irrevocably agrees to not institute suit over any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby in any other forum, including in any federal court located in Fort Worth, Texas. The Parties irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. Each of the Parties hereby consents to process being served by any Party in any Proceeding of the nature specified in this Section 15.14(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 15.7.

(c) To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.14(b).

(d) EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.16 Name. As soon as reasonably possible after the Closing, but in no event later than (a) the fifteenth (15th) Business Day after the Closing, Buyer shall change the name of each JP Group Member to remove the names and other identifying marks of Seller and its Affiliates, including “Parsley,” “Parsley Energy,” “Pioneer,” and “Pioneer Natural Resources” and (b) the one hundred and twentieth (120th) day after the Closing, Buyer shall remove “Parsley,” “Parsley Energy,” “Pioneer,” “Pioneer Natural Resources” or other similar marks and any other related trademark, design or logo previously or currently used by Seller, any JP Group Member or any of their respective Affiliates from all of the Assets acquired pursuant to this Agreement, including all buildings, signs and vehicles of the JP Group and cease using such mark in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise and otherwise cease making use of the word “Parsley” or “Pioneer” for any purpose. As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the foregoing and to place the title or other indicia of ownership of the Assets in a name other than any name of Seller or any of its Affiliates, or any variations thereof. Buyer acknowledges and agrees that Seller is the owner of the “Parsley,” “Parsley Energy,” “Pioneer” and “Pioneer Natural Resources” names and marks and all goodwill attached thereto, which are Excluded Assets.

15.17 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.18 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be damaged irreparably and the remedies at Law for such violation, failure or refusal, including monetary damages, might be inadequate compensation for any Liabilities as a result thereof, and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed (including Seller’s or Buyer’s obligation to close the transaction completed by this Agreement), the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article XIV) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

15.19 Affiliate Liability. All Liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or any successor or permitted assign of any the Parties (“Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any Liabilities arising under or out of this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such Liabilities against any such Nonparty Affiliates under this Agreement or the Transaction Documents. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party under this Agreement on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise.

15.20 Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

15.21 Privileged Communications. With respect to any privileged attorney-client communications among Vinson & Elkins L.L.P., Seller, any JP Group Member and/or any of their respective Affiliates and Representatives that relate to the transactions contemplated by this Agreement or the Transaction Documents (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed or waived by Buyer and its subsidiaries or any of their respective Affiliates or Representatives. The Privileged Communications are the property of Seller and, from and after the Closing, none of Buyer, its subsidiaries or any of their respective Affiliates or Representatives, nor any Person purporting to act on behalf of Buyer, its subsidiaries or any of their respective Affiliates or Representatives will seek to obtain such Privileged Communications, whether by seeking a waiver of the privilege or through other means. The Privileged Communications shall not be used by Buyer, the JP Group or any Buyer Indemnified Party in any respect whatsoever for any purpose, including in connection with any dispute that relates in any way to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. The Privileged Communications are Excluded Assets hereunder, and control over the Privileged Communications is hereby irrevocably assigned by the JP Group for all purposes to Seller effective as of the Closing. Notwithstanding anything to the contrary in this Agreement or otherwise, Seller shall have the right after the Closing to cause Buyer, its Affiliates (including each JP Group Member) and their respective Representatives to delete, remove and/or destroy all Privileged Communications (or any portion thereof) inadvertently transferred to the possession of Buyer, its Affiliates (including each JP Group Member) and their respective Representatives at the Closing or in connection with the transactions contemplated by this Agreement or the Transaction Documents from their respective physical and electronic devices and files and, upon Seller’s written request, Buyer shall deliver a certificate to Seller confirming such deletion, removal or destruction.

15.22 [Reserved].

15.23 Parent Guaranty.

(a) Seller Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full, punctual and complete payment and performance when due of all of the indemnification obligations of Seller arising (i) under Section 14.2 and (ii) following the Closing Date under Section 13.2 (collectively, the “Guaranteed Obligations”), subject, for the avoidance of doubt, to the terms and conditions of Article XIII (including the limitations set forth therein).

(b) In the event of any default, breach or other failure by any Seller in payment or performance of the Guaranteed Obligations, or any part thereof, when due, Seller Guarantor shall, upon a written demand for payment or performance from Buyer without requirement of any other notice or any other proceeding and without any requirement to proceed against such Seller first, pay or perform such Guaranteed Obligations.

(c) This guaranty is a guaranty of payment and not of collection. The liability of Seller Guarantor under this Section 15.23 shall not be released, discharged, diminished, impaired, reduced or otherwise affected, nor shall Seller Guarantor be discharged or otherwise released (by virtue of any Law, or any arrangement) by the occurrence of any of the following:

(i) except as consented to in writing by Buyer, any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver, termination or release of or any consent to departure from this Agreement, or any forbearance, adjustments or compromise that may be granted from time to time by buyer to Seller and/or Seller Guarantor;

(ii) the insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization, merger, consolidation, change of entity form, structure or ownership, sale of all assets, or lack of corporate, limited liability company, partnership or other power of Seller;

(iii) the taking or accepting of any other security or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Obligations or any other security granted, or guaranty provided, in favor of Buyer;

(iv) whether express or by operation of any Law or otherwise, any complete or partial release of Seller for the performance or payment of any or all of the Guaranteed Obligations, or any limitation, discharge, cessation or partial release of the liability of Seller Guarantor hereunder (other than by express written agreement of Buyer);

(v) any order, ruling or plan of reorganization emanating from proceedings under Title 11 of the United States Code with respect to Seller, including any extension, reduction, composition, or other alteration of the Guaranteed Obligations, whether or not consented to by Buyer;

(vi) any absence of any notice to, or knowledge by, Seller Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (v) or (viii);

(vii) the failure to provide any notices or demands, whether of presentment, protest, dishonor or otherwise, other than (A) any notices and demands expressly set forth in this Agreement, and (B) such notices or demands as may be required by applicable Law which cannot be waived;

(viii) unless Seller otherwise has such right under this Agreement against Buyer, the existence of any claim, set-off, or other right that Seller Guarantor may at any time have against Seller, Buyer, or any other Person, whether or not arising in connection with this Agreement;

(ix) any other circumstance that might otherwise constitute a defense available to, or a discharge of, a guarantor (except discharge or defenses under the express provisions of this Agreement).

(d) Notwithstanding any payment made by Seller Guarantor hereunder or otherwise, Seller Guarantor shall not be entitled to be subrogated to any of the rights of Buyer against Seller or any of its Affiliates, nor shall Seller Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from Seller or any of its Affiliates in respect of payments made by Seller Guarantor hereunder until all the Guaranteed Obligations (whether matured or unmatured) have been fully performed or satisfied. If any amount shall be paid to Seller Guarantor on account of such subrogation rights at any time when any of the Guaranteed Obligations (whether matured or unmatured) remain outstanding, such amount shall be held by Seller Guarantor in trust for Buyer, and shall, forthwith upon receipt by Seller Guarantor, be turned over to Buyer in the exact form received by Seller Guarantor (duly endorsed by Seller Guarantor to Buyer, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured.

(e) The guaranty set forth in this Section 15.23 shall remain in full force and effect for so long as any of the Guaranteed Obligations shall survive.

(f) Buyer agrees that Seller Guarantor shall have no Liability or obligation under this Agreement (including no Liability or obligation to Buyer or any of its Affiliates in the event of the termination of this Agreement) except for the guaranty set forth in this Section 15.23.

(g) Notices to Seller Guarantor shall be made in accordance with Section 15.7 to the address set forth for Seller therein.

(h) Except as otherwise required by applicable Law, all payments made under this Section 15.23 by Seller Guarantor to Buyer shall be made free and clear of, and without deduction or withholding for, any and all present and future Taxes.

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

Parsley Energy, LLC

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President

Parsley Energy, L.P.
By: Parsley GP, LLC, its general partner

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President

Parsley Minerals, LLC

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President

Parsley Energy Operations, LLC

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Executive Vice President

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

Solely for purposes of Section 15.23:

Pioneer Natural Resources Company

By:	/s/ Mark H. Kleinman
Name: Mark H. Kleinman
Title:	Executive Vice President

BUYER:

Continental Resources, Inc.

By:	/s/ William B. Berry
Name:	William B. Berry
Title:	Chief Executive Officer

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

ANNEX I

DEFINED TERMS

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Expert” shall have the meaning set forth in Section 3.5.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.1(a).

“AFEs” shall have the meaning set forth in Section 4.15.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. With respect to periods prior to the Closing, the JP Group shall, for purposes of this Agreement (including Section 3.2) and the Transaction Documents, be an Affiliate of Seller and, with respect to periods from and after the Closing, the JP Group shall, for purposes of this Agreement and the Transaction Documents, be an Affiliate of Buyer. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean two percent (2%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.7.

“Allocation” shall have the meaning set forth in Section 3.8.

“Applicable Contracts” shall mean (a) all Contracts to which any JP Group Member is a party or is bound (such Contracts, collectively, the “JP Applicable Contracts”) and (b) all Contracts to which PE Seller is a party or is bound relating to any of the PE Assets and that will be binding on Buyer after Closing (such Contracts, collectively, the “PE Applicable Contracts”), including (in each case of clause (a) and clause (b) of this definition): communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farm-in and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements; provided that Applicable Contracts shall not include any master service agreements, rig contracts, Contracts relating to the Excluded Assets, and any Derivative Financial Instruments.

“Asset Credit Support” shall have the meaning set forth in Section 4.22.

Annex I – Page 1

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” shall mean, collectively, (a) the JP Assets and (b) the PE Assets.

“Assigned Rights” shall have the meaning set forth in Section 15.3(g).

“Assignment of JP Interests” shall mean the Assignment of JP Interests Agreement from Seller to Buyer, pertaining to the JP Interests, substantially in the form attached to this Agreement as Exhibit G-1.

“Assignment of PE Assets” shall mean the Assignment, Bill of Sale and Conveyance from Seller to Buyer, pertaining to the PE Assets, substantially in the form attached to this Agreement as Exhibit G-2.

“Assumed Obligations” shall have the meaning set forth in Section 13.1(a).

“Breaching Party” shall mean a Party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to close as set forth in Article VII or Article VIII, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the other Party being ready, willing and able to satisfy such conditions at such time in question or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party.

“Burden” shall mean royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Burdensome Condition” shall have the meaning set forth in Section 6.6.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in New York, New York, Oklahoma City, Oklahoma or Dallas, Texas are generally open for business.

“Business Employee Benefit Plans” shall have the meaning set forth in Section 4.23(b).

“Business Employees” shall mean the individuals designated as Business Employees on Schedule 1.2 of Exhibit H, which individuals are certain active employees of a Seller or its Affiliate whose employment primarily involves providing services with respect to the Assets.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Casualty Loss” shall have the meaning set forth in Section 11.3(b).

Annex I – Page 2

“Buyer DOVs” shall have the meaning set forth in Section 6.13(c).

“Buyer Environmental Audit” shall have the meaning set forth in Section 6.13(c).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(j).

“Cash and Cash Equivalents” shall mean, as to a particular Person, the aggregate cash balance held by such Person as of the applicable time, calculated in accordance with GAAP, including all (a) money or currency in a deposit account at a financial institution and (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof, in each case maturing within one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition, (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one year from the date of its creation (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the laws of the United States, and (v) cash deposited as collateral for letters of credit or otherwise and restricted cash.

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Date” shall have the meaning set forth in Section 11.2(a).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Date Cash” shall mean the amount of all Cash and Cash Equivalents of the JP Group as of the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Computer Assets” shall have the meaning set forth in Section 6.10(b).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated September 21, 2021, by and between Pioneer Natural Resources USA, Inc. and Buyer.

“Consents” shall have the meaning set forth in Section 4.6.

“Contract” shall mean any written contract, agreement or any other legally binding arrangement; provided, however, that the term “Contract” shall not include any Lease, Surface Right, other instrument creating or evidencing an interest in the Assets or any real or immovable property or any expired or terminated Contract.

Annex I – Page 3

“Contracting Parties” shall have the meaning set forth in Section 15.19.

“COPAS Procedures” shall have the meaning set forth in Section 2.4(c).

“Corporate Encumbrances” shall mean, with respect to the Equity Interests of any Person, (a) any transfer restrictions imposed by Law, (b) any transfer restrictions contained in the Organizational Documents of such Person existing as of the Execution Date, (c) Encumbrances created by this Agreement, and (d) Encumbrances arising by, through or under Buyer or any of its Affiliates.

“Corrective Plan and Budget” shall have the meaning set forth in Section 6.13(d).

“Cure Period” shall mean the period ending sixty (60) days after the Closing Date.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the direct or indirect assignment of the JP Interests and/or the Assets to Buyer that are customarily obtained after the assignment of interests similar to the JP Interests or the Assets.

“D&O Claim” shall have the meaning set forth in Section 6.12(a).

“D&O Indemnified Liabilities” shall have the meaning set forth in Section 6.12(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.12(a).

“Dataroom” shall have the meaning set forth in Section 1.2.

“De Minimis Threshold” shall have the meaning set forth in Section 13.4(a).

“Debt Contract” shall mean any indenture, mortgage, loan, credit or sale-leaseback or similar agreement entered into by Seller or any of its respective Affiliates creating Indebtedness for Borrowed Money on the part of Seller or any of its respective Affiliates.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Defensible Title” shall mean such record title of the applicable JP Group Member or PE Seller, as applicable, to each Lease set forth on Exhibit A-JP or Exhibit A-PE, as applicable, and Well set forth on Exhibit B, or if such record title does not exist, then as evidenced by unrecorded instruments or elections made pursuant to joint operating agreements, production sharing agreements, pooling agreements, unitization agreements or other similar agreements, and that as of the Effective Time, the Execution Date, and Claim Date and subject to Permitted Encumbrances:

Annex I – Page 4

(a) with respect to each Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, or Well described on Exhibit B, entitles the applicable JP Group Member or PE Seller, as applicable, to receive throughout the productive life of such Lease or Well not less than the Net Revenue Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B, for each Subject Depth set forth on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B, as applicable, with respect to such Lease or Well, as applicable, except for (i) decreases in connection with those operations in which the applicable JP Group Member or PE Seller, as applicable, or its successors or assigns may from and after the Execution Date elect to be a non-consenting party in compliance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of (A) pools or units or (B) allocations to horizontal laterals, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries and (iv) as otherwise set forth on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B;

(b) with respect to each Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, or Well described on Exhibit B, obligates the applicable JP Group Member or PE Seller, as applicable, to bear throughout the productive life of such Lease or Well the Working Interest not greater than the Working Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for each Subject Depth set forth on Exhibit A-JP or Exhibit A-PE, as applicable, with respect to such Lease, or Exhibit B, for each Subject Depth set forth on Exhibit B, with respect to such Well, except (i) increases to the extent that they are accompanied by a proportionate or greater increase in the applicable JP Group Member’s or PE Seller’s, as applicable, corresponding Net Revenue Interest as to each such Subject Depth, (ii) increases to the extent such increases result from contribution requirements after the Execution Date with respect to defaulting co-owners under applicable operating agreements or Law, (iii) increases to the extent such increases result from co-owners electing after the Execution Date under applicable operating agreements, unit agreements, pooling agreements or similar agreements or forced pooling orders not to participate in an operation relating to a Lease or Well, or (iv) as otherwise identified on Exhibit A-JP or Exhibit A-PE, as applicable, or Exhibit B;

(c) with respect to each Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, entitles the applicable JP Group Member or PE Seller, as applicable, to no less than the number of Net Acres set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease as to the applicable Subject Depths represented by Seller on Exhibit A-JP or Exhibit A-PE, as applicable;

(d) with respect to each Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, entitles the applicable JP Group Member or PE Seller, as applicable, to no less than the number of Net Mineral Acres set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, for such Fee Mineral Interest as to each Subject Depth represented by Seller on Exhibit A-2-JP or Exhibit A-2-PE, as applicable;

Annex I – Page 5

(e) with respect to each Fee Surface Interest described on Exhibit C-2-JP or Exhibit C-2-PE, as applicable, entitles the applicable JP Group Member or PE Seller, as applicable, to no less than the number of Net Surface Acres set forth on Exhibit C-2-JP or Exhibit C-2-PE, as applicable, for such Fee Surface Interest represented by Seller on Exhibit C-2-JP or Exhibit C-2-PE, as applicable;

(f) with respect to each Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, entitles the applicable JP Group Member or PE Seller, as applicable, to no less than the Mineral Royalty set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, for such Fee Mineral Interest as to each Subject Depth represented by Seller on Exhibit A-2-JP or Exhibit A-2-PE, as applicable (subject to any burdens set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable); and

(g) is free and clear of all Encumbrances.

“Denver Office Lease” shall mean, collectively, (a) that certain Lease Agreement, effective as of May 29, 2017, between Renshan L.P. and Jagged Peak Energy LLC (as amended from time to time) and (b) that certain Lease Agreement, dated September 27, 2016, between HART 1401 Lawrence LLC and Jagged Peak Energy LLC (as amended from time to time).

“Deposit” shall have the meaning set forth in Section 3.1(b).

“Derivative Financial Instrument” shall mean, collectively, any Contract with respect to any swap, forward, future or derivative transaction or option or similar hedge transaction.

“Designated Area” shall have the meaning set forth in Section 2.2(b)(i).

“Development Agreement” means the Fourth Amended and Restated Development Agreement between the Commissioner of the General Land Office of the State of Texas and Jagged Peak, et al., executed October 24, 2018, as amended.

“Dispute Notice” shall have the meaning set forth in Section 3.4.

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Divestiture Action” shall have the meaning set forth in Section 6.6.

“DOJ” shall have the meaning set forth in Section 6.6.

“Effective Time” shall mean 12:01 a.m. (Central Time) on October 1, 2021.

Annex I – Page 6

“email” shall have the meaning set forth in Section 15.7.

“Employee Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, employment, severance, change in control, consulting, health, medical, dental, disability, death benefit, welfare, fringe, hospitalization or insurance plan, program, policy, practice, contract or arrangement.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, defect or similar encumbrance or guaranty or obligation with respect to any of the foregoing.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Defect” shall mean (a) a condition, event or circumstance existing on the Execution Date that causes a Lease or Well not to be in compliance with, or to be subject to a current remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to any Lease or Well or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that the following shall not constitute an Environmental Defect: (i) any matter listed on Schedule 4.19; (ii) any of the matters described in the Seller Environmental Audits or Seller DOVs and any related TCEQ Fulfillment Obligations; (iii) the presence of NORM, asbestos, or any asbestos containing materials; (iv) good or desirable operating practices not required under Environmental Law; (v) all Liabilities with respect to the decommissioning, plugging and abandonment, and restoration of any Wells or Leases; and (vi) occupational health and safety matters.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean, as the same have been amended to the Closing, all Laws pertaining to prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, or to injury or threat of injury to persons or property arising from the release into the environment of or exposure of any person to Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all analogous state and local Laws addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

Annex I – Page 7

“Equity Interest” shall mean, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests and any other similar interests of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the JP Group as a “single employer” within the meaning of Section 414 of the Code.

“Exchange” shall have the meaning set forth in Section 15.3(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean: (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the PE Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all of Seller’s and the JP Group’s trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Purchase Price set forth in Section 3.2(b)(iii)(E), all funds held in suspense by PE Seller or the JP Group; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller or the JP Group arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3 and to the extent of claims against Third Parties that do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller or the JP Group (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent of the adjustments set forth in Section 3.2, Seller’s or the JP Group’s rights with respect to Hydrocarbons produced and sold from Seller’s or the JP Group’s interest in the Assets with respect to all periods prior to the Effective Time; (f) any and all claims of Seller or the JP Group for refunds of, or credits attributable to, Seller Taxes; (g) all of Seller’s and the JP Group’s personal computers and associated peripherals and all radio and telephone equipment, other than (A) the SCADA Equipment and (B) all personal computers and associated peripherals and all radio and telephone equipment located in the office buildings, field offices and equipment and pipe yards conveyed to Buyer pursuant to Section 2.2(a)(ix); (h) all of Seller’s and the JP Group’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller or the JP Group that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (j) all of Seller’s and the JP Group’s data, information and agreements that cannot be assigned or disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties, provided that Seller or JP Group, as applicable, shall use commercially

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reasonable efforts to seek waivers of such confidentiality arrangements; (k) all of Seller’s and the JP Group’s emails; (l) except as set forth in Exhibit H, all of Seller’s and the JP Group’s personnel files and records; (m) except to the extent that they relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all of Seller’s and the JP Group’s audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time (including with respect to the Subject Receivables) or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (n) all (1) Third Party G&G Data excluded from the Assets under Section 11.4, (2) copies of all Third Party G&G Data, (3) all Proprietary G&G Data, and (4) all interpretations and other results from the processing of Third Party G&G Data and Proprietary G&G Data; (o) documents prepared or received by Seller or the JP Group with respect to (I) lists of prospective purchasers of the Assets and/or the JP Group compiled by Seller, (II) bids submitted by other prospective purchasers of the Assets and/or the JP Group, (III) analyses by Seller, the JP Group or their Representatives of any bids submitted by any prospective purchaser, (IV) correspondence between or among Seller, the JP Group or any of their Representatives, and any prospective purchaser other than Buyer and (V) correspondence between or among Seller, the JP Group or any of their Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (p) any of Seller’s or the JP Group’s offices, office leases and any personal property located in or on such offices or office leases (other than those listed on Exhibit E); (q) any other assets, properties or items specifically listed on Exhibit F; (r) any of Seller’s or the JP Group’s Derivative Financial Instruments; (s) any master services agreements, rig contracts, or similar Contracts of Seller or its Affiliates or the JP Group; (t) any assets described in Section 2.2(b)(v) or Section 2.2(b)(vi) that are not assignable; (u) any assets that are finally excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a), Section 11.5 or Section 12.1(c)(ii), or any other provision of this Agreement; (v) the Privileged Communications; (w) payments from Third Parties of operating charges (including COPAS fees under operating agreements) for the Assets operated by Seller, the JP Group or any of their Affiliates attributable to the period between the Effective Time and the Closing; (x) all Subject Receivables, and all claims and causes of action of the JP Group arising under or with respect thereto; (y) except to the extend included in the Closing Date Cash, all Cash and Cash Equivalents of the JP Group prior to the Closing; and (z) any and all rights, claims, causes or actions, proceeds and recoveries pertaining to any matter listed in Part I of Schedule 4.5 or Schedule 4.13.

“Excluded Assets Assignment Agreement” shall mean the JP Excluded Assets Assignment Agreement from the JP Group to Seller or its designee, pertaining to the Excluded Assets, substantially in the form attached to this Agreement as Exhibit G-3.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Extended Target Closing Date” shall have the meaning set forth in Section 6.6.

“Fee Mineral Interests” shall mean the JP Fee Mineral Interests and the PE Fee Mineral Interests, collectively.

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“Fee Surface Interests” shall mean the JP Fee Surface Interests and the PE Fee Surface Interests, collectively.

“Final Price” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Financial Statements” shall have the meaning set forth in Section 4.9(a).

“FTC” shall have the meaning set forth in Section 6.6.

“Fundamental Representations” shall mean (a) with respect to Seller, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.3(b)(i), Section 4.8 and Section 4.17 and (b) with respect to Buyer, the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5, Section 5.8, Section 5.9, Section 5.10 and Section 5.11.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“General Indemnity Period” shall have the meaning set forth in Section 13.8(a).

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Tax authority or power, and any court, arbitral body or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Guaranteed Obligations” shall have the meaning set forth in Section 15.23(a).

“Hard Consent” shall have the meaning set forth in Section 11.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, materials, wastes, constituents, compounds or chemicals classified, regulated, or defined as “toxic,” “hazardous,” a “hazardous waste,” “hazardous substance,” “extremely hazardous substances,” including any petroleum, waste oil or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“HSR Act” shall have the meaning set forth in Section 6.6.

“HSR Approval” shall mean approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.

“HSR Extension Event” shall have the meaning set forth in Section 6.6.

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“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance Amount” shall mean the value at which the applicable Imbalance was either cashed out, made up or sold, or if otherwise undeterminable, then (a) with respect to gaseous Hydrocarbons (excluding natural gas liquids), $3.00 per MMBtu, (b) with respect to liquid Hydrocarbon (excluding natural gas liquids), $65.00 per barrel and (c) with respect to natural gas liquids, $20.00 per barrel.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of the applicable JP Group Member or PE Seller, as applicable, therein and the shares of production from the relevant Well to which the applicable JP Group Member or PE Seller, as applicable, is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by the applicable JP Group Member or PE Seller, as applicable, under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets delivered pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.

“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes, but excluding Asset Taxes and Transfer Taxes.

“Indebtedness for Borrowed Money” shall mean, with respect to any Person, without duplication, all (a) indebtedness for borrowed money of such Person (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees or other fees arising under applicable agreements), (b) indebtedness of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) reimbursement and other obligations of such Person with respect to letters of credit and bankers’ acceptances and letters of guaranty or similar instruments, any reimbursement and other obligations under the Derivative Financial Instruments; provided, that Indebtedness for Borrowed Money as to the JP Group shall not include any JP Group Transaction Expenses.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean one and one-half percent (1.5%) of the Purchase Price.

“Indentures” means (a) that certain Indenture, dated October 11, 2017, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, related to the 5.625% Senior Notes due 2027, as amended and supplemented to the date hereof, and (b) that certain Indenture, dated February 11, 2020, among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, related to the 4.125% Senior Notes due 2028, as amended and supplemented to the date hereof.

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“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Jagged Peak” shall have the meaning set forth in the recitals.

“JP Applicable Contracts” shall have the meaning set forth in the definition of “Applicable Contracts.”

“JP Assets” shall have the meaning set forth in Section 2.2(a).

“JP Excluded Assets” shall mean any Excluded Assets of the JP Group.

“JP Fee Mineral Interests” shall have the meaning set forth in Section 2.2(a)(iv).

“JP Fee Surface Interests” shall have the meaning set forth in Section 2.2(a)(vi).

“JP Group” shall have the meaning set forth in the recitals.

“JP Group Indebtedness Amount” shall mean, without duplication, (a) the amount of outstanding Indebtedness for Borrowed Money (principal and interest) of the JP Group outstanding immediately prior to Closing that will not be repaid in full at Seller’s cost at Closing, plus (b) any early termination, acceleration or breakage fees or penalties incurred in respect of the retirement of any such Indebtedness for Borrowed Money.

“JP Group Member” shall mean any member of the JP Group.

“JP Group Transaction Expenses” shall mean (a) all investment banking fees, costs and expenses and legal fees, costs and expenses, in each case, incurred by the JP Group prior to the Closing in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (b) all fees, costs and expenses incurred by the JP Group prior to the Closing and not paid by Seller and attributable to curing of (A) any breach of Seller’s representations, warranties or covenants under this Agreement and (B) any Title Defect or Environmental Defect, in each case asserted by Buyer pursuant to a Title Defect Notice or Environmental Defect Notice; provided that, “JP Group Transaction Expenses” shall include any general and administrative and overhead costs allocated to the JP Group prior to Closing and not paid by Seller or otherwise borne by Seller.

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“JP Interests” shall have the meaning set forth in the recitals.

“JP Leases” shall have the meaning set forth in Section 2.2(a)(i).

“JP Midstream Assets” shall have the meaning set forth in Section 2.2(a)(vii).

“JP Personal Property” shall have the meaning set forth in Section 2.2(a)(viii).

“JP Records” shall have the meaning set forth in Section 2.2(a)(xiii).

“JP Special Warranty” shall have the meaning set forth in Section 4.26.

“JP Surface Fee Interests” shall have the meaning set forth in Section 2.2(a)(vi).

“JP Surface Rights” shall have the meaning set forth in Section 2.2(a)(vi).

“JP Units” shall have the meaning set forth in Section 2.2(a)(iii).

“JP Wells” shall have the meaning set forth in Section 2.2(a)(ii).

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the individuals listed on Schedule I-1; and (b) with respect to Buyer, the actual knowledge (without investigation) of the following persons: Robert Hagens (Senior Vice President, Land) and John Argo (Vice President, Resource and Business Development).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall mean, collectively, (a) the JP Leases and (b) the PE Leases.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results, or would be reasonably expected to result, in a material adverse effect on the ownership, operation or value of the JP Group or the Assets in each case taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any of the following, and the effects of any of the following should be disregarded in determining a Material Adverse Effect: (a) entering into this Agreement or any Transaction Document or the announcement, pendency or the closing of the transactions contemplated by this Agreement or the Transaction Documents; (b) any action or omission of Seller or any JP Group Member taken in accordance with the terms of this Agreement or with the prior written consent or request of Buyer;

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(c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets or interest rates) in the area in which the Assets are located, the United States or anywhere in the world; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located, the United States or anywhere in the world; (e) acts of God, including hurricanes, earthquakes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, quarantine, terrorist activities or war or any similar disorder; (h) any epidemic, pandemic, or disease outbreak (including the COVID-19 virus); (i) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (j) a change in Laws or accounting rules (including GAAP) and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves; (l) changes in the prices of Hydrocarbons generally; (m) declines in well performance; (n) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; (o) the failure of the JP Group to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred); and (p) the matters set forth on the Schedules attached hereto as of the Execution Date (provided that such matters were provided with sufficient detail so at to make reasonably apparent to Buyer the nature of the matter disclosed); provided, that in the case of clauses (d) or (f), such matter does not disproportionately affect the Assets, taken as a whole, as compared to similarly situated assets and properties in the United States.

“Material Contracts” shall have the meaning set forth in Section 4.11(a).

“Midstream Assets” shall mean, collectively, the JP Midstream Assets and the PE Midstream Assets.

“Mineral Royalty” with respect to any Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Fee Mineral Interest as set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable (but limited to the applicable Subject Depths and subject to any reservations, limitations or depth restrictions set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable), as to each applicable Subject Depth, after giving effect to all Hydrocarbon leases and Burdens (including non-participating royalty interests and other similar interests) granted to Third Parties or any Affiliate of Seller (excluding any JP Group Member) that burden such Fee Mineral Interest.

“Mutual Release” shall have the meaning set forth in Section 6.11.

“Net Acres” shall mean, as computed separately with respect to each Subject Depth in each Lease set forth on Exhibit A-JP or Exhibit A-PE, as applicable, (a) the number of gross acres in the lands covered by such Lease times (b) the mineral interest in Hydrocarbons covered by such Lease covering such Subject Depth in such lands times (c) the applicable JP Group Member’s or PE Seller’s, as applicable, Working Interest in such Lease in such Subject Depth; provided that if clauses (b) and/or (c) vary as to different Subject Depths, a separate calculation shall be done for each such area as if it were a separate Lease.

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“Net Mineral Acre” shall mean, as computed separately with respect to each Subject Depth in each parcel or tract of a Fee Mineral Interest set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, the product of (a) the number of gross acres in the lands covered by such parcel or tract, multiplied by (b) Seller’s undivided interest (expressed as a decimal) in and to Hydrocarbons covered such parcel or tract covering such Subject Depth in such lands; provided that if clauses (a) and/or (b) vary as to different Subject Depths, a separate calculation shall be done for each such area as if it were a separate Fee Mineral Interest.

“Net Revenue Interest” shall mean: (a) with respect to any Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease as set forth on Exhibit A-JP or Exhibit A-PE, as applicable (but limited to the applicable Subject Depths and subject to any reservations, limitations or depth restrictions set forth on Exhibit A-JP or Exhibit A-PE, as applicable), as to each applicable Subject Depth, after giving effect to all Burdens; and (b) with respect to any Well described on Exhibit B, the percentage interest (stated as a decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to such Well as set forth on Exhibit B (but limited to the applicable Subject Depths and subject to any reservations, limitations or depth restrictions set forth on Exhibit B), as to each applicable Subject Depth, after giving effect to all Burdens.

“Net Surface Acre” shall mean the number of surface acres comprising a Fee Surface Interest that is owned by the JP Group or any PE Seller, as applicable.

“Nonparty Affiliates” shall have the meaning set forth in Section 15.19.

“NORM” shall mean naturally occurring radioactive material.

“Ordinary Course of Business” shall mean the ordinary course of business of the JP Group’s and/or the PE Seller’s business and operations, consistent with past practice, since January 12, 2021.

“Organizational Documents” shall mean, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other JP Wells” shall have the meaning set forth in Section 2.2(a)(ii).

“other Party” shall mean (a) when used with respect to Buyer, Seller and (b) when used with respect to Seller, Buyer.

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“Other PE Wells” shall have the meaning set forth in Section 2.2(b)(ii).

“Outside Date” shall have the meaning set forth in Section 14.1(c).

“Outstanding TCEQ Fulfillment Obligations” shall have the meaning set forth in Section 6.13(c).

“Parsley Energy” shall have the meaning set forth in the introductory paragraph herein.

“Parsley LP” shall have the meaning set forth in the introductory paragraph herein.

“Parsley Minerals” shall have the meaning set forth in the introductory paragraph herein.

“Parsley Operations” shall have the meaning set forth in the introductory paragraph herein.

“Parsley SoDe Interests” shall have the meaning set forth in Section 4.8(a).

“Parsley SoDe Water” shall have the meaning set forth in the recitals.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“PE Applicable Contracts” shall have the meaning set forth in the definition of “Applicable Contracts.”

“PE Assets” shall have the meaning set forth in Section 2.2(b).

“PE Excluded Assets” shall mean any Excluded Assets of PE Seller.

“PE Fee Mineral Interests” shall have the meaning set forth in Section 2.2(b)(iv).

“PE Fee Surface Interests” shall have the meaning set forth in Section 2.2(b)(vi).

“PE Leases” shall have the meaning set forth in Section 2.2(b)(i).

“PE Midstream Assets” shall have the meaning set forth in Section 2.2(b)(vii).

“PE Personal Property” shall have the meaning set forth in Section 2.2(b)(viii).

“PE Records” shall have the meaning set forth in Section 2.2(b)(xiii).

“PE Seller” shall have the meaning set forth in the recitals.

“PE Special Warranty” shall have the meaning set forth in Section 11.1(b).

“PE Surface Fee Interests” shall have the meaning set forth in Section 2.2(b)(vi).

“PE Surface Rights” shall have the meaning set forth in Section 2.2(b)(vi).

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“PE Units” shall have the meaning set forth in Section 2.2(b)(iii).

“PE Wells” shall have the meaning set forth in Section 2.2(b)(ii).

“Permits” shall have the meaning set forth in Section 4.18.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases, Units, Surface Rights, Contracts, and all Burdens if the net cumulative effect of such Leases, Units, Surface Rights, Contracts, and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which the applicable JP Group Member or PE Seller, as applicable, is entitled with respect to any Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, or Well described on Exhibit B, in each case, as to the applicable Subject Depth, in an amount below the Net Revenue Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease for such Subject Depth, or Exhibit B, for such Well for such Subject Depth, (ii) increase the aggregate Working Interest to which the applicable JP Group Member or PE Seller, as applicable, is obligated to bear with respect to any Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, or Well described on Exhibit B, in each case, as to the applicable Subject Depth, in an amount greater than the Working Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease for such Subject Depth, or Exhibit B for such Well for such Subject Depth (unless the Net Revenue Interest for such Lease or Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of the applicable JP Group Member or PE Seller, as applicable, in any Subject Depth of any Lease to an amount less than the number of Net Acres set forth on Exhibit A-JP or Exhibit A-PE, as applicable, as to such Subject Depth of such Lease, (iv) decrease the aggregate Net Mineral Acres to which the applicable JP Group Member or PE Seller, as applicable, is entitled with respect to any Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to a Subject Depth; (v) decrease the aggregate Net Surface Acres to which the applicable JP Group Member or PE Seller, as applicable, is entitled with respect to any Surface Rights described on Exhibit C-2-JP or Exhibit C-2-PE, as applicable; (vi) decrease the aggregate Mineral Royalty to which the applicable JP Group Member or PE Seller, as applicable, is entitled with respect to any Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to a Subject Depth; or (vii) materially interfere with the ownership, operation or use of the Assets (as owned, operated or used as of the Execution Date);

(b) Preferential Purchase Rights or Consents (including Customary Post-Closing Consents) addressed in Section 11.4 and Section 11.5;

(c) liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(d) conventional rights of reassignment (that have not been triggered as of the Execution Date and the Closing Date);

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(e) such Title Defects as Buyer has waived in writing or is deemed to have waived pursuant to the terms of this Agreement;

(f) all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;

(g) any interest in Surface Rights or other Assets held by the applicable JP Group Member or PE Seller, as applicable, and any other Person as tenants in common or through common ownership which, in each case, do not materially impact the operation or use of the Assets as currently operated and used;

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or burdening the Assets for the purpose of operations (including the Surface Rights), facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not materially impair the ownership, operation or use of the Assets as owned, operated and used as of the Execution Date;

(i) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other statutory Encumbrances to the extent arising in the ordinary course of business and securing obligations which are not yet due or delinquent;

(j) [Reserved]

(k) liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date and agreed to by Buyer in writing;

(l) any Encumbrance affecting the Assets that is fully discharged by or on behalf of Seller (other than by JP Group) at or prior to the Closing;

(m) any Encumbrance burdening a Third Party lessor’s or grantor’s interest in the Assets or lands covered thereby (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of the applicable JP Group Member or PE Seller, as applicable, is not as of the Closing in default or subject to foreclosure or other enforcement proceedings by the holder of such Encumbrance;

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(n) zoning and planning ordinances and municipal regulations;

(o) (i) defects solely arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset; (ii) defects based on a gap in the applicable JP Group Member’s or PE Seller’s, as applicable, chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; (iii) defects based upon the failure to record any federal, state or tribal Leases (or assignments thereof), if any, in any applicable county records unless required by the applicable Governmental Authority and defects based on a lack of “record title” in the real property, conveyance or other records of any Governmental Authority as long as the applicable JP Group Member or PE Seller, as applicable, possesses “operating rights” in the relevant Asset; (iv) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings; (v) any Encumbrance or loss of title resulting from Seller’s or the JP Group’s conduct of business expressly required under this Agreement; (vi) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vii) defects based solely on: (A) lack of information in the JP Group’s or Seller’s files or similar records (or the absence of such files or records); (B) references to an unrecorded document(s) to which neither JP Group Member nor any PE Seller is a party, if such document is dated earlier than January 1, 2000 and is not in the JP Group’s or Seller’s files except to the extent that Buyer provides affirmative evidence that the lack of the following is likely to result in another Person’s superior claim of title to the relevant Assets; or (C) Tax assessment, Tax payment or similar records; (viii) the expiration of a Lease by its express terms; (ix) defects arising out of lack of survey, unless a survey is expressly required by Law; (x) defects that have been cured by Laws of adverse possession or limitations; (xi) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well; (xii) defects arising from any change in Laws after the Execution Date; and (xiii) defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for twenty (20) years or more;

(p) [Reserved]

(q) calls on production under existing Material Contracts;

(r) any Imbalances;

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(s) any Encumbrances created by Law or reserved in any Leases for royalties, bonus or rental, or created to secure compliance with the terms of such Leases, provided that, in each such case, the applicable JP Group Member or PE Seller, as applicable, is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;

(t) defects or loss of title affecting ownership interests in formations other than the Subject Depths;

(u) failure to obtain waivers of maintenance of uniform interest in operating agreements with respect to assignments in the applicable JP Group Member’s or PE Seller’s chain of title to such Lease or Well; and

(v) with respect to any horizontal Well that crosses more than one Lease or tract, any defect based on or arising out of the failure of the applicable JP Group Member or PE Seller, as applicable, to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to such Well (including any failure in having interested parties approve such Well as an allocation well), in each case, so long as (a) such allocation of production is not expressly prohibited by any Lease contributing to such Well and (b) either (i) such Well has been permitted by an applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall mean, collectively, (a) the JP Personal Property and (b) the PE Personal Property.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.7.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Privileged Communications” shall have the meaning set forth in Section 15.21.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Property Expenses” shall have the meaning set forth in Section 2.4(c).

“Proprietary G&G Data” shall mean all of Seller’s and the JP Group’s tangible geological and geophysical and other tangible seismic and related technical data and information and any well logs and core samples, in each case, to the extent primarily relating to the Assets, but excluding (i) any interpretation, analysis and results from processing any of the foregoing, and (ii) any Third Party G&G Data.

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“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Records” shall mean, collectively, (a) the JP Records and (b) the PE Records.

“Remediation” including the correlative term “Remediate” shall mean the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, encapsulation, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to address any release or threatened release to the environment of any Hazardous Substances, Hydrocarbons, or naturally occurring radioactive material at, on, under or from an Asset.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the reasonable cost of the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration JP Group’s or PE Seller’s interest in the applicable Assets and any material impacts such response may have on the operations of the relevant Assets), including taking no action, to the extent allowed pursuant to Environmental Laws. For the avoidance of doubt, the term “Remediation Amount” shall not include (a) amounts for any Remediation activities conducted by Seller or the JP Group, nor any Remediation activities that exceed the requirements of applicable Environmental Law, (b) the costs or expenses of either Party’s or its respective Affiliate’s employees, (c) expenses for matters that are costs of doing business that would be incurred with no Environmental Defects (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the PE Assets or in connection with permit renewal and/or amendment activities), or (d) general and administrative costs and expenses of a Party or its respective Affiliates.

“Representatives” shall mean, with respect to a given Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates’ respective officers, directors, members and other direct and indirect owners, partners, managers, employees, agents, financial, legal and other advisors, financing sources, consultants, accountants, and other representatives.

“SCADA Equipment” shall mean all Supervisory Control and Data Acquisition equipment, fixtures and personal property to the extent located on the Leases or Wells; provided that the “SCADA Equipment” shall not include any software or programs used in connection therewith.

“Schedules” shall mean the disclosure schedules from Seller to Buyer (a) at the Execution Date, in a form agreed to by Seller and Buyer and attached to this Agreement and/or (b) supplemented pursuant to Section 6.7 in a substantially similar form to the disclosure schedules attached to this Agreement.

“SEC” shall mean United States Securities and Exchange Commission.

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“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Seller D&O Parties” shall have the meaning set forth in Section 6.12(c).

“Seller DOVs” shall have the meaning set forth in Section 6.13(a).

“Seller Environmental Audits” shall have the meaning set forth in Section 6.13(a).

“Seller Guarantor” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Insurance Policies” shall have the meaning set forth in Section 13.10(b).

“Seller Taxes” shall mean, without duplication, (a) Income Taxes imposed on any Seller, (b) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any Party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 4.16 to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty) or the failure to comply with any covenant or agreement contained in Section 15.3; (c) Taxes (including any Tax relating to or in connection with joint and several Tax liability arising out of or resulting from any JP Group Member being included in Tax Returns with any Seller and/or its Affiliates) allocable to Seller pursuant to Section 15.3(e)(i) and Section 15.3(e)(ii) (except to the extent any such Asset Tax is economically borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.2, Section 3.3, or Section 3.4, as applicable), (d) all Taxes imposed on any JP Group Member as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or non-U.S. Tax Law, (e) any Transfer Taxes allocable to Seller pursuant to Section 15.3(a), and (f) any Taxes imposed on or with respect to any Excluded Asset.

“Seller’s Certificate” shall have the meaning set forth in Section 9.3(i).

“Seller Termination Payment” shall have the meaning set forth in Section 14.2(c).

“Special Warranty” shall have the meaning set forth in Section 11.1(b).

“Specified Obligations” shall have the meaning set forth in Section 13.1(b).

“Statement Date” shall have the meaning set forth in Section 4.9(a).

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“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject Depths” shall mean (a) with respect to each Lease set forth on Exhibit A-JP or Exhibit A-PE, as applicable, or each Fee Mineral Interest set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, each such strata or stratum (or the stratigraphic equivalent thereof) between the indicated top and base of the applicable formation(s) or landing zone(s) as set forth in more detail on Exhibit K and determined from the well logs identified therein (except as otherwise indicated on Exhibit A-JP, Exhibit A-PE, Exhibit A-2-JP or Exhibit A-2-PE, as applicable) and (b) with respect to each Well set forth on Exhibit B, the formation or formations being produced by such Well (or if such Well is shut-in, the open formation or formations that would be produced if such Well was not shut-in) as of the Effective Time, the Execution Date, or the Claim Date.

“Subject Drilling Costs” shall mean costs and expenses incurred by Seller, Jagged Peak, or otherwise in respect of the Assets in connection with drilling (but not completing, equipping, operating or maintaining) the Wells in Progress. For clarity, (a) “Subject Drilling Costs” shall be limited to costs related to the drilling activities listed in the AFEs described on Exhibit B-1 and (b) costs incurred in respect of completing, equipping, operating or maintaining the Wells in Progress shall not be “Subject Drilling Costs”.

“Subject Party” shall have the meaning set forth in the definition of Breaching Party.

“Subject Receivables” shall mean all accounts receivable of the JP Group attributable to the period of time prior to the Effective Time, but only to the extent such receivables have not been received by Seller or the JP Group prior to Closing.

“Subsequent Closing” shall have the meaning set forth in Section 9.5.

“Surface Rights” shall mean, collectively, (a) the JP Surface Fee Interests and (b) the PE Surface Fee Interests.

“TAPA” shall have the meaning set forth in Section 6.13(a).

“Target Closing Date” shall have the meaning set forth in Section 9.1.

“Tax Proceeding” shall have the meaning set forth in Section 15.3(b).

“Tax Return” shall mean any return, declaration, form, election, report, claim for refund or information return or statement relating to Taxes, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, form, document, declaration, designation, election or other information, including any schedule or attachment thereto and any amendment thereof.

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“Taxes” shall mean (a) taxes, including any foreign, federal, state, or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, unclaimed property and escheat obligations, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance or production tax, personal property tax, real property or ad valorem tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, duties, fees, or other charges imposed by a Governmental Authority, (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), and (c) any Liability in respect of any item described in clauses (a) or (b) above, that arises by reason of a Contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“TCEQ” shall have the meaning set forth in Section 6.13(a).

“TCEQ Corrective Cost Overrun” shall have the meaning set forth in Section 6.13(f).

“TCEQ Corrective Costs” shall have the meaning set forth in Section 6.13(f).

“TCEQ Fulfillment Obligations” shall have the meaning set forth in Section 6.13(a).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Third Party G&G Data” shall mean all of Seller’s and the JP Group’s tangible geological and geophysical and other tangible seismic and related technical data and information that is licensed from a Third Party to the extent primarily relating to the Assets, but excluding any interpretation, analysis and results from processing the foregoing.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, with respect to any Lease described on Exhibit A-JP or Exhibit A-PE, as applicable, or Well described on Exhibit B, any right, circumstance or condition that (a) entitles the applicable JP Group Member or PE Seller, as applicable, to receive the Net Revenue Interest with respect to any such Lease or Well as to any applicable Subject Depth that is more than the Net Revenue Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease as to such applicable Subject Depth, or Exhibit B for such Well as to such applicable Subject Depth; (b) obligates the applicable JP Group Member or PE Seller, as applicable, to bear the Working Interest with respect to any such Lease or Well as to any applicable Subject Depth that is less than the Working Interest set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease as to such applicable Subject Depth, or Exhibit B for such Well as to such applicable Subject Depth, except for decreases to the extent that they are accompanied by a decrease in the applicable JP Group Member’s or PE Seller’s, as applicable, corresponding Net Revenue Interest as to such Subject Depth; (c) with respect to any Lease

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described on Exhibit A-JP or Exhibit A-PE, as applicable, as to any applicable Subject Depth, entitles the applicable JP Group Member or PE Seller, as applicable, to more than the Net Acres set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease as to such applicable Subject Depth; (d) with respect to any Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to a Subject Depth, entitles the applicable JP Group Member or PE Seller, as applicable, to more than the Net Mineral Acres set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to such Subject Depth; (e) with respect to any Surface Rights described on Exhibit C-2-JP or Exhibit C-2-PE, as applicable, entitles the applicable JP Group Member or PE Seller, as applicable, to more than the Net Surface Acres set forth on Exhibit C-2-JP or Exhibit C-2-PE, as applicable; or (f) with respect to any Fee Mineral Interest described on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to a Subject Depth, entitles the applicable JP Group Member or PE Seller, as applicable, to more than the Mineral Royalty set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, as to such Subject Depth.

“Title Benefit Amount” shall mean the amount by which the Allocated Value of a Title Benefit Property is increased as a result of the existence of a Title Benefit.

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Defect” shall mean any Encumbrance, defect or other matter (for the avoidance of doubt, other than Permitted Encumbrances) that causes the applicable JP Group Member or PE Seller, as applicable, not to have Defensible Title in and to any of the (i) Leases set forth on Exhibit A-JP or Exhibit A-PE, as applicable, (ii) Fee Mineral Interests set forth on Exhibit A-2-JP or Exhibit A-2-PE, as applicable, (iii) Wells set forth on Exhibit B or (iv) Surface Rights set forth on Exhibit C-2-JP or Exhibit C-2-PE, as applicable, as of the Effective Time, Execution Date, or the Claim Date.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.3(a).

“Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller, substantially in the form attached to this Agreement as Exhibit J.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

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“Units” shall mean, collectively, (a) the JP Units and (b) the PE Units.

“Wells” shall mean, collectively, (a) the JP Wells and (b) the PE Wells.

“Wells in Progress” shall mean any Well that is listed on Exhibit B-1.

“Willful Breach” shall mean, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party (for the avoidance of doubt, such act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement), which act or failure to act was undertaken with the Knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of a covenant in this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).

“Working Interest” shall mean, with respect to any Lease or Well, the interest in and to such Lease or Well (but limited to the applicable Subject Depths or depth restrictions set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease or Exhibit B for such Well) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well (but limited to the applicable Subject Depths or depth restrictions set forth on Exhibit A-JP or Exhibit A-PE, as applicable, for such Lease or Exhibit B for such Well), but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any Lease or Well differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

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